 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1995

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                            AMENDMENT NO. 2 TO

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[X]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ----------------

                        AMERICAN MAIZE-PRODUCTS COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                    (NAME OF PERSON FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):
[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3)
[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:
      Class A Common Stock, par value $0.80 per share, of American Maize-Products Company
      Class B Common Stock, par value $0.80 per share, of American Maize-Products Company

   2) Aggregate number of securities to which transaction applies:

      9,652,601 shares of Class A Common Stock
      1,742,057 shares of Class B Common Stock

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      $40 per share

   4) Proposed maximum aggregate value of transaction: $455,786,320

   5) Total fee paid: $91,158

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid: $
      2) Form, Schedule or Registration No.:
      3) Filing Party:
      4) Date Filed:

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


                              [LOGO]

                                                           October 2, 1995

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of American Maize-Products Company (the "Company"), to be held at the Ramada Plaza Hotel, 700 Main Street, Stamford, Connecticut 06901, on Monday, November 6, 1995 at 10:00 a.m., local time. A notice of the Special Meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed. All holders of the Company's outstanding shares of the Company's Class A Common Stock, par value $0.80 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $0.80 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock" or the "Shares") as of the close of business on October 2, 1995 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 26, 1995 (the "Merger Agreement"), among the Company, Eridania Beghin-Say, S.A., a corporation organized under the laws of France ("EBS"), and Cerestar USA II, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EBS ("Cerestar II" or "Merger Sub"). As you know, the Company executed an earlier acquisition agreement with EBS in February which was subsequently terminated. We were disappointed that the February transaction was not consummated, and we are pleased to offer our shareholders the opportunity to receive value for their shares equivalent to the value that would have been received under the February agreement.

  Pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each outstanding share of Class A Common Stock and each outstanding share of Class B Common Stock (other than Shares owned by EBS, Merger Sub or any affiliate thereof and other than Shares held by the Company as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which Shares will be cancelled, and other than Shares held by shareholders, if any, who properly exercise their dissenters' rights under Maine law) will be cancelled and converted into the right to receive $40.00 in cash. You will also be asked to consider and vote upon a proposal to amend the Company's Articles of Incorporation to provide that Section 910 of the Maine Business Corporation Act (the "MBCA") will not apply to the Company. As more fully described in the accompanying proxy statement, Section 910 provides that, following the acquisition by any person of at least 25% of the voting power, or at least 25% of any class of voting stock, of a corporation, the holders of such corporation's voting stock may demand that the acquiror purchase such holders' shares of the corporation's voting stock for "fair value." The Merger is conditioned upon, among other things, shareholder approval of this amendment to the Company's Articles of Incorporation.

  Contemporaneously with the Merger Agreement, EBS and Cerestar USA, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EBS ("Cerestar"), executed an agreement with the shareholders of GIH Corp., a Delaware corporation which owns approximately 13% of the outstanding shares of Class A Common Stock and 47% of the outstanding shares of Class B Common Stock, to purchase, immediately prior to the Merger, all of the outstanding capital stock of GIH Corp. at a price calculated based on an underlying value of $40.00 per share of Common Stock owned by GIH Corp. Approval of the amendment to the Company's Articles of Incorporation is a condition to the obligations of Cerestar under this agreement. If the amendment is not effected, the purchase by Cerestar of the GIH Corp. stock could trigger the provisions of Section 910 of the MBCA. In addition, EBS and Cerestar entered into an agreement with William Ziegler, III and the trustees of certain trusts for the benefit of Mr. Ziegler pursuant to which, immediately following the Merger, EBS will cause the Company to sell such number of shares of the common stock of Swisher International, Inc. ("Swisher"), the Company's tobacco business, to Mr. Ziegler and the Ziegler Trusts, and redeem such number of shares of the common stock of Swisher, as will result in Mr. Ziegler and the Ziegler Trusts receiving 88% of the common stock of Swisher for $165 million. The Company will retain the remaining 12% interest in Swisher.

  Details of the Merger, the amendment to the Articles of Incorporation, the GIH Corp. stock purchase and the sale of Swisher and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, WHICH IS A CONDITION TO THE CONSUMMATION OF THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL THEREOF.

  In arriving at its recommendation, your Board of Directors gave careful consideration to a number of factors described in the accompanying proxy statement, including the opinion of CS First Boston Corporation that the consideration to be received by the Company's shareholders in the Merger is fair, from a financial point of view, to such stockholders.

  Approval and adoption of the Merger Agreement and approval and adoption of the amendment to the Company's Articles of Incorporation each requires the affirmative vote of holders of at least a majority of the outstanding shares of the Class A Common Stock of the Company and the affirmative vote of holders of at least a majority of the outstanding shares of the Class B Common Stock of the Company, voting separately as classes.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

                                          Sincerely,


                                          /s/Patric J. McLaughlin

                                          Patric J. McLaughlin
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                        AMERICAN MAIZE-PRODUCTS COMPANY
                               250 HARBOR DRIVE
                          STAMFORD, CONNECTICUT 06902

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                           October 2, 1995

TO THE SHAREHOLDERS OF AMERICAN MAIZE-PRODUCTS COMPANY:

  Notice is hereby given that a Special Meeting of the shareholders of American Maize-Products Company (the "Company") will be held at the Ramada Plaza Hotel, 700 Main Street, Stamford, Connecticut 06901, on Monday, November 6, 1995 at 10:00 a.m., local time, for the following purposes:

  (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 26, 1995 (the "Merger Agreement"), among the Company, Eridania Beghin-Say, S.A., a corporation organized under the laws of France ("EBS") and Cerestar USA II, Inc., a Delaware corporation and an indirect wholly owned subsidiary of EBS ("Cerestar II" or "Merger Sub"), pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each outstanding share of the Company's Class A Common Stock, par value $0.80 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $0.80 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock" or the "Shares") (other than Shares owned by EBS, Merger Sub or any affiliate thereof and other than Shares held by the Company as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement), which Shares will be cancelled, and other than Shares held by shareholders, if any, who properly exercise their dissenters' rights under Maine law) will be cancelled and converted into the right to receive $40.00 in cash, as more fully described in the accompanying proxy statement;

  (2) To consider and vote upon a proposal to approve and adopt an amendment to the Articles of Incorporation of the Company providing that Section 910 of the Maine Business Corporation Act (the "MBCA") will not apply to the Company, the effectiveness of which amendment will be subject to the prior fulfillment or waiver of certain conditions to the Merger Agreement; and

  (3) To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, WHICH IS A CONDITION TO THE CONSUMMATION OF THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL THEREOF.

  Shareholders of record at the close of business on October 2, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

  Under Maine law, shareholders of the Company have the right to dissent from the Merger and obtain payment for the "fair value" of their shares of Common Stock, provided that such shareholders comply with the requirements of Section 909 of the MBCA, a copy of which is attached as Annex F to the accompanying proxy statement. See also "Rights of Dissenting Shareholders" in the accompanying proxy statement for a description of the rights of, and the procedures to be followed by, dissenting shareholders.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          By order of the Board of Directors,

                                          Robert M. Stephan
                                          Secretary

Stamford, Connecticut

October 2, 1995

                        AMERICAN MAIZE-PRODUCTS COMPANY
                               250 HARBOR DRIVE
                          STAMFORD, CONNECTICUT 06902

                               -----------------

                                PROXY STATEMENT

                               -----------------

                        SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON NOVEMBER 6, 1995

  This Proxy Statement is furnished to holders of shares of the Class A Common Stock, par value $0.80 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $0.80 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock" or the "Shares"), of American Maize-Products Company, a Maine corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Special Meeting of shareholders of the Company to be held on Monday, November 6, 1995, and any adjournments or postponements thereof (the "Special Meeting"). The date on which this Proxy Statement and the enclosed proxy are being first sent to shareholders is on or about October 5, 1995.

  At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 26, 1995 (the "Merger Agreement"), among the Company, Eridania Beghin-Say, S.A., a corporation organized under the laws of France ("EBS"), and Cerestar USA II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of EBS ("Cerestar II" or "Merger Sub"). Upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger") and (ii) each outstanding share of the Class A Common Stock and the Class B Common Stock (other than Shares owned by EBS, Merger Sub or any affiliate thereof and other than Shares held by the Company as treasury stock immediately prior to the Effective Time (as defined herein), which Shares will be cancelled, and other than Shares held by shareholders, if any, who properly exercise their dissenters' rights under Maine law) will be cancelled and converted into the right to receive $40.00 in cash, as more fully described herein.

  In addition, at the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt an amendment (the "Articles Amendment") to the Articles of Incorporation of the Company providing that
Section 910 of the Maine Business Corporation Act (the "MBCA") will not apply to the Company. Section 910 provides that, following the acquisition by any person of at least 25% of the voting power, or at least 25% of any class of voting stock, of a corporation, the holders of such corporation's voting stock may demand that the acquiror purchase such holders' shares of the corporation's voting stock for "fair value." Shareholder approval of the Articles Amendment is a condition to the obligations of EBS and Merger Sub to consummate the Merger. It is anticipated that, notwithstanding shareholder approval thereof, the Articles Amendment will not be effected unless and until all other conditions to the obligations of EBS and Merger Sub under the Merger Agreement shall have been fulfilled or waived. See "Amendment to the Articles of Incorporation."

  Contemporaneously with the Merger Agreement, EBS and Cerestar USA, Inc., a Delaware corporation, an indirect wholly owned subsidiary of EBS ("Cerestar"), executed an agreement (the "GIH Agreement") with the shareholders of GIH Corp., a Delaware corporation ("GIH Corp." or "GIH"), which owns approximately 13% of the outstanding shares of Class A Common Stock and 47% of the outstanding shares of Class B Common Stock, pursuant to which, immediately prior to the Merger, Cerestar will purchase all of the stock of GIH Corp. at a price calculated based on an underlying value of $40.00 per share of Common Stock owned by GIH Corp. In addition, EBS entered into an agreement (the "Swisher Agreement") with William Ziegler, III and the trustees of certain trusts for the benefit of Mr. Ziegler (the "Ziegler Trusts" and, together with Mr. Ziegler, the "Ziegler Parties") pursuant to which, immediately following the Merger, EBS will cause the Company to sell such number of shares of the common stock of Swisher International, Inc. ("Swisher"), the Company's tobacco business, to the Ziegler Parties, and redeem such number of shares of the common stock of Swisher, as will result in the Ziegler Parties receiving 88% of the common stock of Swisher for $165 million. The Company will retain the remaining 12% interest in Swisher.

  Approval and adoption of the Merger Agreement and approval and adoption of the Articles Amendment each requires the affirmative vote of holders of at least a majority of the outstanding shares of the Class A Common Stock and the affirmative vote of holders of at least a majority of the outstanding shares of the Class B Common Stock, voting separately as classes.

  Shareholders of record at the close of business on October 2, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. As of the Record Date there were outstanding 8,744,356 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock (not including 341,147 shares of Class A Common Stock and 67,225 shares of Class B Common Stock held as treasury shares as of that date), each of which will be entitled to one vote on each of the Merger Agreement and the Articles Amendment at the Special Meeting and all adjournments thereof.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

  The date of this Proxy Statement is October 2, 1995.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   4
SELECTED FINANCIAL INFORMATION............................................  11
THE SPECIAL MEETING.......................................................  12
  Date, Place and Time....................................................  12
  Matters to be Considered at the Meeting.................................  12
  Record Date; Voting at the Meeting......................................  12
  Vote Required...........................................................  12
  Solicitation, Revocation and Use of Proxies.............................  13
THE MERGER................................................................  14
  Background of the Merger................................................  14
  Recommendation of the Board of Directors; Reasons for the Merger........  20
  Opinion of Financial Advisor............................................  22
  Interests of Certain Persons in the Merger and in Certain Other Transac-
   tions..................................................................  26
  Effects of the Merger...................................................  28
THE MERGER AGREEMENT......................................................  29
  The Merger Agreement....................................................  29
  Federal Income Tax Consequences.........................................  34
  Accounting Treatment....................................................  34
  Regulatory Matters......................................................  35
CERTAIN OTHER AGREEMENTS..................................................  35
  The GIH Agreement.......................................................  35
  The Swisher Agreement...................................................  37
AMENDMENT TO ARTICLES OF INCORPORATION....................................  41
RIGHTS OF DISSENTING SHAREHOLDERS.........................................  42
CERTAIN LITIGATION........................................................  45
OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS.......................  46
OWNERSHIP OF COMMON STOCK BY CERTAIN HOLDERS..............................  48
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.................................  50
CERTAIN INFORMATION CONCERNING EBS, MERGER SUB AND CERESTAR...............  51
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  51
INDEPENDENT ACCOUNTANTS...................................................  52
SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING.........................  52
OTHER MATTERS.............................................................  52

Annex A--Agreement and Plan of Merger
Annex B--GIH Stock Purchase Agreement
Annex C--Swisher Stock Purchase Agreement
Annex D--Opinion of CS First Boston Corporation
Annex E--Section 910 of the Maine Business Corporation Act
Annex F--Section 909 of the Maine Business Corporation Act

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing in this Proxy Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings set forth elsewhere in this Proxy Statement. The information contained in this Proxy Statement with respect to EBS and its affiliates has been furnished by EBS. Shareholders are urged to read this Proxy Statement and the Annexes hereto in their entirety.

                                   THE PARTIES

American Maize-Products Company...  The Company produces corn sweeteners and a variety of specialty food and industrial starches at plants in Hammond, Indiana, Decatur, Alabama and Dimmitt, Texas. The Company also produces cigars and smokeless tobacco products at plants located in Jacksonville, Florida and Wheeling, West Virginia. The Company's principal execu-tive offices are located at 250 Harbor Drive, Stamford, Connecticut 06902 and the telephone number is (203) 356-9000.


Eridania Beghin-Say, S.A. and
 Cerestar USA II, Inc. ...........  EBS, a corporation organized under the laws of France, is principally engaged through its operating subsidiaries in the produc-tion of sugar and its derivatives and starch and its derivatives; the crushing and refining of oilseed into oil and meal; the production of animal feed; and the production of certain consumer products, principally oils and spices. The principal executive offices of EBS are located at 14, bd du General Leclerc, F 92572 Neuilly-sur-Seine cedex, France and the telephone number is 331-4143-1150. Merger Sub, a Delaware corporation, is an indi-rect wholly owned subsidiary of EBS. Merger Sub is a corporation recently orga-nized in connection with the Merger and has not conducted any other business. The principal executive offices of Merger Sub are located at 1300 Fort Wayne National Bank Building, Fort Wayne, Indiana 46802 and the telephone number is (219)425-5100. See "Certain Information Concerning EBS, Merger Sub and Cerestar."

                              THE SPECIAL MEETING



Date, Place and Time..............  The Special Meeting of shareholders of the
                                     Company is to be held at the Ramada Plaza
                                     Hotel, 700 Main Street, Stamford, Connect-
                                     icut 06901, on November 6, 1995 at 10:00
                                     a.m., local time. See "The Special Meet-
                                     ing--Date, Place and Time".
Matters to be Considered at the
 Special Meeting..................  The purposes of the Special Meeting are to
                                     (i) consider and vote upon the Merger
                                     Agreement, (ii) consider and vote upon the Articles Amendment and (iii) transact any other business that may properly come be-fore the Special Meeting. See "The Special Meeting--Matters to be Considered at the Meeting."

Record Date; Voting at the
 Meeting..........................  Holders of record of shares of Common Stock at the close of business on October 2,
                                     1995 are entitled to notice of and to vote at the Special Meeting. At the Record Date there were outstanding 8,744,356 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock (not including 341,147 shares of Class A Common Stock and 67,225 shares of Class B Common Stock held as treasury shares as of that date), each of which will be entitled to one vote on each of the two proposals specifically de-scribed herein to be acted upon and all adjournments thereof. See "The Special Meeting--Record Date; Voting at the Meet-ing."

Vote Required.....................  The affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and the affirma-tive vote of at least a majority of the outstanding shares of Class B Common Stock, voting separately as classes, is required for approval and adoption of the Merger Agreement, as well as for the ap-proval and adoption of the Articles Amend-ment. There is no agreement by any share-holder to vote in favor of the Merger Agreement or the Articles Amendment. See "The Special Meeting--Vote Required" and "The Merger Agreement--Conditions to the Merger."

Beneficial Ownership of Common
 Stock by Certain Persons.........  The executive officers and directors of the
                                     Company (excluding William Ziegler, III
                                     and William C. Steinkraus) beneficially
                                     own 281,395 shares (approximately 3.2%) of the outstanding Class A Common Stock and 3,469 shares (approximately 0.2%) of the outstanding Class B Common Stock. Mr. Zie-gler beneficially owns 1,330,098 shares (approximately 15.2%) of the outstanding Class A Common Stock and 949,920 shares (approximately 54.5%) of the outstanding Class B Common Stock. Mr. Steinkraus bene-ficially owns 110 shares of the outstand-ing Class A Common Stock and no shares of the outstanding Class B Common Stock, ex-cluding 1,257,989 shares (approximately 14.4%) of the outstanding Class A Common Stock and 882,040 shares (approximately 50.6%) of the outstanding Class B Common Stock beneficially owned by Helen Z. Steinkraus, wife of Mr. Steinkraus and sister of Mr. Ziegler. Of the shares bene-ficially owned by Mr. Ziegler and Mrs. Steinkraus, 1,140,294 shares (approxi-mately 13.0%) of Class A Common Stock and 824,521 shares (approximately 47.3%) of Class B Common Stock are owned by GIH Corp. Control of GIH Corp. is the subject of litigation brought by the children of Mrs. Steinkraus. See "The Merger--Back-ground of the Merger," "Certain Litiga-tion", "Ownership of Common Stock by Di-rectors and Officers" and "Ownership of Common Stock by Certain Holders."

Solicitation, Revocation and Use
 of Proxies.......................  All expenses of the solicitation of the shareholders of the Company in connection with this Proxy Statement will be borne by the Company. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execu-tion of a proxy signed at a later date or by the giving of written notice of revoca-tion to the Secretary of the Company at any time before the taking of the vote at the Special Meeting. A shareholder may also revoke a proxy by giving notice of revocation, attending the Special Meeting and voting his or her shares in person. See "The Special Meeting--Solicitation, Revocation and Use of Proxies."

                                   THE MERGER

The Merger........................  Upon consummation of the Merger, pursuant to the Merger Agreement (i) Merger Sub
                                     will be merged with and into the Company, with the Company being the surviving cor-poration and (ii) each outstanding share of the Class A Common Stock and the Class B Common Stock (other than Shares owned by EBS, Merger Sub or any affiliate thereof and other than Shares held by the Company as treasury stock immediately prior to the Effective Time (as defined below), which Shares will be cancelled, and other than Shares held by shareholders, if any, who properly exercise their dissenters' rights under Maine law) will be cancelled and converted into the right to receive $40.00 in cash. See "The Merger Agreement--The Merger."

Effective Time of the Merger......  The Merger will become effective on the date on which the last of the following
                                     actions have been completed: (i) Articles of Merger have been duly filed with the Secretary of State of Maine and (ii) the Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time"). See "The Merger Agreement--The Merger."

Recommendation of the Board of
 Directors; Reasons for the
 Merger...........................  The Board of Directors of the Company has
                                     unanimously (with Messrs. Steinkraus and
                                     Ziegler abstaining) approved the Merger
                                     Agreement and the Merger and recommends
                                     that the holders of Common Stock vote FOR its approval and adoption. The Board of Directors of the Company believes that the terms of the Merger Agreement and the Merger are fair to, and in the best inter-ests of, the Company and its shareholders. For a discussion of the factors considered by the Board of Directors in reaching its decision, see "The Merger--Recommendation of the Board of Directors; Reasons for the Merger."


Opinion of Financial Advisor......  CS First Boston Corporation ("CS First Bos-
                                     ton") delivered its oral opinion to the
                                     Board of Directors on July 26, 1995, which was subsequently confirmed in writing, to the effect that, as of such date, the con-sideration to be received by the holders of the Common Stock in the Merger is fair from a financial point of view to such holders. A copy of the confirmatory writ-ten opinion of CS First Boston, dated the date of this Proxy Statement, which sets forth the assumptions made, matters con-sidered and limits of its review, is at-tached to this proxy statement as Annex D and should be read in its entirety. See "The Merger--Opinion of Financial Advi-sor."

Interests of Certain Persons in
 the Merger.......................  In considering the recommendation of the
                                     Board of Directors of the Company with re-spect to the Merger Agreement, sharehold-ers should be aware that certain members of the Board of Directors and of the Company's management may have certain in-terests in the Merger that are in addition to or different from the interests of shareholders of the Company generally. In addition, William Ziegler, III, a director of the Company, and the trustees of the Ziegler Trusts are parties to the GIH Agreement and the Swisher Agreement, and Helen Z. Steinkraus, the wife of William
                                     C. Steinkraus, a director of the Company, and the sister of Mr. Ziegler, and the trustees of certain trusts for the benefit of Mrs. Steinkraus (the "Steinkraus Trusts"), are parties to the GIH Agree-ment. Messrs. Ziegler and Steinkraus ab-stained from voting with the Company's Board of Directors on the Merger and the Articles Amendment. See "The Merger--In-terests of Certain Persons in the Merger" and "Certain Other Agreements."

Conditions to the Merger..........  The obligations of EBS and Merger Sub to consummate the Merger are conditioned up-on, among other things, (i) approval of the Merger Agreement by the Company's shareholders, (ii) approval of the Arti-cles Amendment by the Company's sharehold-ers and (iii) no more than 7% of the out-standing shares of Common Stock being the subject of appraisal rights under Section 909 of the MBCA. The obligations of the Company to consummate the Merger are con-ditioned upon, among other things, ap-proval of the Merger Agreement by the Company's shareholders. See "The Merger Agreement--Conditions to the Merger."

Termination.......................  The Merger Agreement may be terminated in a number of circumstances, including, among others, (i) by mutual consent of the Com-pany and EBS, (ii) by either party if the Merger is not consummated by February 29, 1996 (provided that the terminating party has not caused such failure to consummate the Merger), (iii) by either party if the other party breaches its covenants in the Merger Agreement, or if any representation or warranty of the other party shall be untrue or incorrect in any material respect (except where such breach or lack of truthfulness or correct-ness is caused by the terminating party),
                                     (iv) by EBS if the Company's Board of Di-rectors withdraws or modifies or fails, upon request, to reaffirm its recommenda-tion of the Merger or the Articles Amend-ment or (v) by the Company, if the Board of Directors of the Company in the exer-cise of its fiduciary duties determines to recommend another transaction in accor-dance with the terms of the Merger Agree-ment. See "The Merger Agreement--Termina-tion."

Termination Fee...................  If the Company receives an Acquisition Pro-
                                     posal (as defined herein) prior to the
                                     termination of the Merger Agreement and, within one year after the date of the Merger Agreement, any person or group be-comes the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, then the Company is required to pay EBS a fee of 2.5% of the total dol-lar value of the Merger. See "The Merger Agreement--The Termination Fee."

Certain Federal Income Tax
 Consequences.....................  The receipt of cash by a shareholder of the
                                     Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal will be a taxable transaction for federal income tax purposes for share-holders generally subject to federal in-come tax, the gain or loss recognized thereon generally will be treated as a capital gain or capital loss, and such transaction may also be taxable under ap-plicable state, local and foreign tax laws and may be subject to backup withholding. All shareholders are urged to consult their own tax advisors. For a discussion of the federal income tax consequences to the Company, see "The Merger--Federal In-come Tax Consequences."

Regulatory Matters................  It is a condition to the consummation of the Merger that notification of the Merger and certain information be given to the FTC and the Antitrust Division and that a specified waiting period requirement be satisfied. Such filings have been made and the applicable waiting period has expired. See "The Merger Agreement--Regulatory Mat-ters."

Dissenters' Rights................  In connection with the Merger, holders of shares of Common Stock complying with the requirements of Section 909 of the MBCA will be entitled to dissenters' rights to receive "fair value" for their shares of Common Stock. See "Rights of Dissenting Shareholders".

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

Articles Amendment................  The obligations of EBS and Merger Sub to consummate the Merger are conditioned,
                                     among other things, upon the approval by the Company's shareholders of an amendment to the Company's Articles of Incorporation providing that Section 910 of the MBCA will not apply to the Company. Section 910 provides that, following the acquisition by any person of at least 25% of the vot-ing power, or at least 25% of any class of voting stock, of a corporation, the hold-ers of such corporation's voting stock may demand that the acquiror purchase such holders' shares of the corporation's vot-ing stock for "fair value." If this amend-ment to the Company's Articles of Incorpo-ration is not effected, the purchase by Cerestar of the common stock of GIH Corp. under the GIH Agreement could trigger the provisions of Section 910. See "Amendment to the Articles of Incorporation".

Recommendation of the Board of
 Directors........................  The Board of Directors of the Company has
                                     unanimously (with Messrs. Steinkraus and
                                     Ziegler abstaining) approved the Articles
                                     Amendment and recommends that the holders of Common Stock vote FOR its approval and adoption. It is anticipated that, notwith-standing shareholder approval thereof, the Articles Amendment will not be effected until such time as all other conditions to the obligations of EBS and Merger Sub un-der the Merger Agreement shall have been fulfilled or waived. See "Amendment to the Articles of Incorporation."

                            CERTAIN OTHER AGREEMENTS

The GIH Agreement.................  Contemporaneously with the Merger Agree-
                                     ment, EBS and Cerestar executed an agree-ment with the shareholders of GIH Corp. pursuant to which Cerestar will, immedi-ately prior to the Merger, purchase all of the outstanding shares of common stock, no par value, of GIH Corp. (the "GIH Common Stock") at a price of $2,017.523 per share (the "GIH Stock Purchase"). This price was calculated based on an underlying value of $40.00 per share of Common Stock held by GIH. GIH owns approximately 13% of the Company's outstanding Class A Common Stock and 47% of the Company's outstanding Class B Common Stock. The GIH Common Stock is owned by Mr. Ziegler, Mrs. Steinkraus and the trustees of the Ziegler Trusts and the Steinkraus Trusts. Consummation of the GIH Stock Purchase is subject to a number of conditions, including (i) approval by the Company's shareholders of the Merger and satisfaction or waiver of all other condi-tions to the Merger, (ii) adoption of the Articles Amendment and (iii) receipt by the Ziegler Parties of reasonable assur-ances of the availability to

                                     Swisher of up to $110 million of senior
                                     financing on commercially reasonable terms for the Swisher Sale. There are no time limitations on the receipt by the Ziegler Parties of such assurances. The Ziegler Parties have informed the Company that they are presently negotiating with lend-ers to obtain such financing.

                                     The GIH Agreement may be terminated by ei-ther party if, among other things, the Merger Agreement is terminated and, within ten business days thereafter, EBS fails to enter into another agreement to acquire the Company at a price of at least $40.00 per share. See "Certain Other Agreements-- The GIH Agreement."

The Swisher Agreement.............  Contemporaneously with the Merger Agree-
                                     ment, EBS and Cerestar entered into the
                                     Swisher Agreement with the Ziegler Par-
                                     ties, pursuant to which, immediately fol-lowing the Merger, EBS will cause the Com-pany to sell such number of shares of the common stock of Swisher to the Ziegler Parties, and redeem such number of shares of the common stock of Swisher, as will result in the Ziegler Parties receiving 88% of the outstanding common stock of Swisher for a purchase price of $165 mil-lion (the "Swisher Sale"). Of such pur-chase price, $145 million will be paid in cash (of which up to $110 million will be paid from senior loans incurred by Swisher) and the remaining $20 million will be in the form of a subordinated note issued by Swisher to the Company. The Swisher Sale is subject to a number of conditions including, among others, (i) there having been no material adverse change in Swisher since June 30, 1995,
                                     (ii) receipt by the Ziegler Parties of
                                     reasonable assurances of the availability to Swisher of up to $110 million of senior financing on commercially reasonable terms for the Swisher Sale, (iii) there being $5 million in cash on hand at Swisher at closing and (iv) execution by the parties of (A) a shareholders agreement containing certain agreements among Swisher, the Com-pany and the other shareholders of Swisher and (B) an indemnity agreement pursuant to which Swisher will indemnify the Company from all tobacco related liability arising from the conduct of Swisher's business. The Swisher Agreement may be terminated by either party if, among other things, the Merger Agreement is terminated and, within ten business days thereafter, EBS fails to enter into another agreement to acquire the Company at a price of at least $40.00 per share and providing for the sale of Swisher to the Ziegler Parties on the same terms as are in the Swisher Agreement. See "Certain Other Agreements--The Swisher Agreement".

                        SELECTED FINANCIAL INFORMATION

  The following selected consolidated financial data of the Company for the five years ended December 31, 1994 have been audited by Coopers & Lybrand L.L.P., independent accountants. The following selected consolidated financial data of the Company for the six months ended June 30, 1995 and 1994 have been derived from unaudited financial statements and reflect, in the opinion of the Company, all adjustments necessary to present fairly the information for such periods. The results of operations for the six months ended June 30, 1995 are not necessarily indicative of the operating results for the full year. This information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and consolidated financial statements and notes thereto incorporated herein by reference.

                            SIX MONTHS
                               ENDED
                             JUNE 30,                  YEAR ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1995      1994      1994      1993      1992      1991      1990
                         --------  --------  --------  --------  --------  --------  --------
                            (UNAUDITED)
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Net Sales............... $299,440  $298,780  $603,988  $538,534  $542,172  $533,565  $501,498
Operating profit........   33,066    18,168    56,188    15,549    44,329    56,983    60,126
Income from continuing
 operations before
 income taxes, minority
 interest, extraordinary
 losses and cumulative
 effect of accounting
 changes................   30,005    11,492    44,453     1,036    32,892    39,595    48,739
Income taxes............  (10,895)   (4,709)  (17,508)   (1,151)  (12,901)  (15,294)  (18,922)
Income (loss) from
 continuing operations
 before minority
 interest, extraordinary
 losses and cumulative
 effect of accounting
 changes................   19,110     6,783    26,945      (115)   19,991    24,301    29,817
Minority interest in
 loss (earnings) of
 subsidiary.............      --        --        --        329    (9,996)  (11,496)  (13,657)
Income from continuing
 operations.............   19,110     6,783    26,945       214     9,995    12,805    16,160
Loss from discontinued
 operation..............      --        --        --        --        --     (1,518)   (2,640)
Income before
 extraordinary losses
 and cumulative effect
 of accounting changes..   19,110     6,783    26,945       214     9,995    11,287    13,520
Extraordinary losses
 from early
 extinguishment of debt.      --        --        --     (4,182)      --        --        --
Income (loss) before
 cumulative effect of
 accounting changes.....   19,110     6,783    26,945    (3,968)    9,995    11,287    13,520
Cumulative effect of
 accounting changes.....      --        --        --    (27,200)    3,016       --        --
Net income (loss).......   19,110     6,783    26,945   (31,168)   13,011    11,287    13,520
PER SHARE DATA:
Primary earnings (loss)
 per share of common
 stock:
Continuing operations... $   1.84  $    .66  $   2.63  $    .02  $   1.55  $   2.00  $   2.44
Discontinued operation..      --        --        --        --        --       (.24)     (.40)
Extraordinary losses
 from early
 extinguishment of debt.      --        --        --       (.43)      --        --        --
Cumulative effect of
 accounting changes.....      --        --        --      (2.82)      .47       --        --
Net income (loss).......     1.84       .66      2.63     (3.23)     2.02      1.76      2.04
Dividends per share of
 common stock...........      .34       .32       .65       .64       .64       .64       .64
BALANCE SHEET DATA:
Total assets............ $585,275  $513,122  $551,972  $489,058  $484,003  $459,639  $433,222
Working capital.........   95,103   118,209   100,198   105,246   156,306   140,603    63,743
Long-term debt, less
 current installments...  170,754   150,329   164,749   139,294   136,227   127,542    70,530
Stockholder's equity....  256,148   219,477   236,683   215,666   168,240   158,665   151,066

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

  The Special Meeting will be held at the Ramada Plaza Hotel, 700 Main Street, Stamford, Connecticut 06901, on Monday, November 6, 1995 at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, the shareholders of the Company as of the Record Date (as defined herein) will be asked: (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement; (ii) to consider and vote upon a proposal to approve and adopt the Articles Amendment; and (iii) to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

  The Board of Directors of the Company has unanimously (with Messrs. Steinkraus and Ziegler abstaining) approved the Merger Agreement, the Merger and the Articles Amendment and recommends a vote FOR approval of the Merger Agreement and the Merger and a vote FOR the Articles Amendment by the shareholders of the Company.

RECORD DATE; VOTING AT THE MEETING

  The Board of Directors has fixed October 2, 1995, as the Record Date for the determination of the shareholders of the Company entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. At the Record Date there were outstanding 8,744,356 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock (not including 341,147 shares of Class A Common Stock and 67,225 shares of Class B Common Stock held as treasury shares as of that date). Shares of Common Stock are the only outstanding voting securities of the Company. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each of the two proposals specifically described in this Proxy Statement. The presence, in person or by properly executed proxy, of holders of a majority of the shares of Class A Common Stock outstanding and entitled to vote at the Special Meeting and a majority of the shares of Class B Common Stock outstanding and entitled to vote at the Special Meeting are necessary to constitute a quorum at the Special Meeting.

  This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by and on behalf of the Board of Directors for use at the Special Meeting. All shares of Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. IN THE ABSENCE OF CONTRARY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR THE APPROVAL AND ADOPTION OF THE ARTICLES AMENDMENT.

  If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

VOTE REQUIRED

  Approval of the Merger Agreement and the Merger and of the Articles Amendment each requires the affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and at least a majority of the outstanding shares of Class B Common Stock, voting separately as classes. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Articles Amendment.

  The executive officers and directors of the Company (excluding Messrs. Ziegler and Steinkraus) beneficially own an aggregate of 281,395 shares (approximately 3.2%) of the outstanding Class A Common Stock and 3,469 shares (approximately 0.2%) of the outstanding Class B Common Stock. Mr. Ziegler beneficially owns 1,330,098 shares (approximately 15.2%) of the outstanding Class A Common Stock and 949,920 shares (approximately 54.5%) of the outstanding Class B Common Stock. Mr. Steinkraus beneficially owns 110 shares of the outstanding Class A Common Stock and no shares of the outstanding Class B Common Stock (excluding 1,257,989 shares (approximately 14.4%) of the outstanding Class A Common Stock and 882,040 shares (approximately 50.6%) of the outstanding Class B Common Stock beneficially owned by Helen Z. Steinkraus, Mr. Steinkraus' wife). Of the shares beneficially owned by Mr. Ziegler and Mrs. Steinkraus, 1,140,294 shares (approximately 13.0%) of Class A Common Stock and 824,521 shares (approximately 47.3%) of Class B Common Stock are owned by GIH Corp. Control of GIH Corp. is the subject of litigation brought by the children of Mrs. Steinkraus. Pursuant to the GIH Agreement, all of the holders of GIH Common Stock have agreed to sell such stock to Cerestar. There is no agreement by any shareholder of the Company to vote in favor of the Merger Agreement or the Articles Amendment. See "The Merger--Background of the Merger," "Certain Other Agreements," "Certain Litigation" and "Ownership of Common Stock by Directors and Officers" and "Ownership of Common Stock by Certain Holders."

SOLICITATION, REVOCATION AND USE OF PROXIES

  All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. MacKenzie Partners, Inc. has been retained by the Company to solicit proxies for a fee of approximately $5,000 plus reimbursement of out-of-pocket expenses.

  Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company at any time before the taking of the vote at the Special Meeting. Furthermore, a shareholder giving a proxy may revoke such proxy by giving notice of revocation and attending the Special Meeting and voting his or her shares in person. However, a revocation during the Special Meeting will not affect any vote previously taken. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to American Maize-Products Company, 250 Harbor Drive, Stamford, Connecticut 06902, Attention:
Secretary, or should be given in person at or before the taking of the vote at the Special Meeting.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

BACKGROUND OF THE MERGER

  On August 26, 1994, the Company retained CS First Boston to act as its financial advisor with respect to the Company's review of its strategic and financial alternatives. The Company's Board of Directors reviewed such alternatives at a meeting of the Board held on September 28, 1994. At such meeting, the Company's management reviewed the Company's operating history and the opportunities for future growth. CS First Boston presented the Board with a preliminary review of strategic alternatives, including, among others, the separation of the Company's corn and tobacco businesses. Following discussion, the Board directed CS First Boston to continue with its review of alternatives.

  At a meeting of the Company's Board of Directors held on October 26, 1994, the Board continued its consideration of strategic alternatives with its financial and legal advisors. CS First Boston reviewed with the Board its preliminary assessment of the Company's strategic alternatives, including continuing to operate the Company in its present form and selling either the corn or tobacco businesses. CS First Boston provided various preliminary recommendations to the Company with respect to its strategic alternatives, one of which was to examine the sale of the tobacco business and use the proceeds of such sale to accelerate the growth of the corn business. The Board then discussed the financial condition and future outlook of the Company's businesses and the potential timing and structure of a sale of the tobacco business. At such meeting, William Ziegler, III, then serving as Chairman of the Board of the Company, stated that he strongly opposed the sale of the Company's tobacco business. The Board directed CS First Boston and management to prepare additional presentations regarding the sale of the tobacco business for the Board's consideration. The Board also requested that Mr. Ziegler describe in more detail his reasons for opposing any such sale in light of Mr. Ziegler's previous expressions of interest in spinning off the tobacco business to the Company's shareholders.

  The Company's Board of Directors continued its consideration of the sale of the Company's tobacco business at a Board meeting held on November 30, 1994. During such meeting, Mr. Ziegler stated his views with respect to the control of GIH Corp. and the Company. GIH Corp. owns approximately 13% of the Company's Class A Common Stock and approximately 47% of the Company's Class B Common Stock. All the shares of GIH Common Stock are held directly by, or in various trusts for the benefit of, Mr. Ziegler and his sister, Helen Z. Steinkraus. Control of GIH Corp. is the subject of litigation initiated in New York Surrogate's Court by the children of Mrs. Steinkraus challenging the prior distribution of the controlling share of GIH Common Stock to a trust for the benefit of Mr. Ziegler (the "One Share Litigation"). On April 4, 1994, the New York Surrogate's Court issued a decision in favor of Mr. Ziegler, which decision was upheld on appeal on March 22, 1995. Presently, a motion by the Steinkraus children requesting leave to appeal to New York State's highest court is pending. Pursuant to certain settlement and shareholder agreements (the "Settlement Agreements") entered into in March 1991, Mr. Ziegler, Mrs. Steinkraus and GIH Corp. agreed that, until the final resolution of the One Share Litigation, their shares of the Company's Common Stock would be voted for directors nominated by the Company in accordance with certain agreed upon "succession resolutions" adopted by the Company's Board of Directors in March 1991. These resolutions provide for Board seats for Mr. Ziegler and Mrs. Steinkraus or their designees and require that the majority of the Board consist of directors who are neither employees of the Company nor members of the Ziegler or Steinkraus families. On May 26, 1995, on motion by the Steinkraus children, the New York Surrogate's Court issued an order determining that, for purposes of the Settlement Agreements, "final resolution" of the One Share Litigation includes the conclusion of all direct appeals. See "Certain Litigation."

  At the November 30, 1994 Board meeting, Mr. Ziegler informed the Board that he believed that the Settlement Agreements were no longer in effect as a result of the Surrogate's Court decision. Mr. Ziegler stated his belief that he, therefore, controlled GIH Corp. and the Company. Mr. Ziegler then indicated that he was strongly opposed to the sale of the tobacco business because he believed it was not in the Company's best interests to be solely in the corn business. Mr. Ziegler further stated that "the Company is not for sale."

  CS First Boston then presented the Board with a review of certain financial considerations relating to a sale of the tobacco business. Management of the Company presented the Board with an analysis of the operating history and prospects of the tobacco business. Following discussion and consideration, the Board unanimously determined to terminate consideration of the sale of the tobacco business at that time as not being in the best interests of the Company's shareholders.

  Subsequent to the November 30 Board meeting, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the "Commission"), reporting Mr. Ziegler's position that the Settlement Agreements were no longer in effect as a result of the Surrogate's Court decision in the One Share Litigation, and stating that the Company disagreed with Mr. Ziegler's position. The Company stated its position that such agreements remained in effect, according to their terms, until final resolution of the One Share Litigation, and that final resolution would not occur until the appeals process with respect to such litigation was exhausted.

  In early December 1994, representatives of EBS met with Mr. Ziegler and other members of his family to express an interest in acquiring the Company and to seek the cooperation of Mr. Ziegler. Mr. Ziegler indicated that he was not willing to sell his shares, and subsequently informed the Company's Board of Directors of such meeting. On December 16, 1994, Patric J. McLaughlin, President and Chief Executive Officer of the Company, met with representatives of EBS to discuss a potential transaction.

  On December 19, 1994, EBS forwarded a letter to the Company proposing to acquire the Company at a price of $32.00 per share. The Board considered EBS's proposal at a meeting held on January 6, 1995. At such meeting, CS First Boston reviewed with the Board certain financial considerations relating to the proposal by EBS, and discussed the Company's strategic options. Following discussion and consideration, the Board of Directors unanimously determined that the $32.00 proposal by EBS was inadequate, and the Company issued a press release to that effect on January 6, 1995. Such press release also included Mr. Ziegler's statement that his shares were "not for sale or tender." On January 9, 1995, Mr. Ziegler issued a press release stating that he was the controlling shareholder of the Company and reiterating that his shares were "not for sale or tender." The Company subsequently received the written opinion of CS First Boston, dated as of January 6, 1995, that EBS's proposal was inadequate to the Company's shareholders from a financial point of view.

  In mid-January 1995, alleged shareholders of the Company filed complaints in Connecticut Superior Court in three purported class actions against the Company and its Board of Directors, entitled Kenneth Steiner and William Steiner v. American Maize-Products Co., et al., Alan Katz v. American Maize-Products Co., et al. and Mitchell Saltzman and Miriam Sarnoff v. American Maize-Products Co., et al. The actions alleged that the Company's Board of Directors breached its fiduciary duties to shareholders by not adequately considering EBS's initial offer on December 19, 1994 to acquire the Company at a purchase price of $32.00 per share, by rejecting such offer, by failing to make adequate disclosure of the offer and by placing personal interests, including an alleged attempt by Mr. Ziegler to retain control of the Company, ahead of the interests of the public shareholders. The complaints sought equitable relief and unspecified damages. These claims have subsequently been amended and are described elsewhere in this Proxy Statement under the heading "Certain Litigation."

  Over the next several days, management of the Company and its legal advisors had conversations with EBS and its financial and legal advisors regarding the possibility of EBS submitting a revised proposal. On January 20, 1995, EBS submitted a revised proposal to acquire the Company at a price of $37.00 per share. The Company issued a press release on such date announcing receipt of the revised offer from EBS and stating that CS First Boston was acting as financial advisor to assist the Company in considering such proposal. On January 23, 1995, Mr. Ziegler issued a press release reiterating that the shares which he owned or controlled were "not for sale or tender."

  At a meeting held on January 25, 1995 (with one director absent), the Company's Board of Directors discussed EBS's revised proposal with its legal and financial advisors, and unanimously authorized the Company's officers to explore the revised proposal and any other potential transaction to maximize shareholder value. In addition, employment agreements with seven Company executives and an amendment to the employment agreement of Patric J. McLaughlin, President and Chief Executive Officer of the Company, were approved by the Board at such meeting (with two directors voting against the employment agreements and one director voting against the amendment). Such employment agreements and amendment had been approved by the Compensation Committee of the Board of Directors of the Company on November 30, 1994.

  On January 30, 1995, the Company and EBS entered into a confidentiality agreement, and EBS commenced a due diligence review of the Company's businesses and operations. Shortly thereafter, EBS and its legal advisors circulated drafts of a merger agreement (the "February Merger Agreement") and a stock purchase agreement (the "February Stock Purchase Agreement"). The February Merger Agreement contemplated a cash tender offer by EBS for all outstanding shares of the Common Stock, followed by the merger of a subsidiary of EBS with and into the Company. The February Stock Purchase Agreement contemplated the purchase by EBS, at the merger price, of all authorized but unissued shares of Class B Common Stock (an aggregate of 757,943 shares) which remained available for purchase following the exercise by the holders of Class B Common Stock of preemptive rights in connection with such sale (the "Available Shares"). During the next several weeks, the Company and EBS and their legal and financial advisors met on several occasions to negotiate the terms of such agreements and to discuss the proposed price and structure of a transaction. EBS's due diligence review of the Company's operations also continued during this time.

  In addition, during such period, other parties expressed an interest in exploring a potential acquisition of the Company or its corn or tobacco businesses. The Company executed confidentiality agreements with eight such parties, and provided certain non-public information regarding the Company to such parties. In addition, CS First Boston held preliminary discussions with such parties. Two such parties undertook extensive due diligence reviews of the Company's businesses and operations.

  In early February, the Company's legal and financial advisors attempted to discuss EBS's proposal and other alternatives to maximize shareholder value with Mr. Ziegler and his legal counsel. Mr. Ziegler's legal counsel responded that Mr. Ziegler would not discuss these matters other than in a meeting of the Company's Board of Directors. On February 20, 1995, EBS forwarded a letter to Mr. Ziegler, Mrs. Steinkraus and the trustees for the Ziegler and Steinkraus trusts, stating that, in connection with its proposal to acquire the Company, EBS would be willing to discuss with such parties the acquisition of all GIH Common Stock in order to acquire the shares of Company Common Stock held by GIH Corp. if such purchase would be helpful in minimizing adverse tax consequences to such parties.

  On February 21, 1995, CPC International Inc. ("CPC"), a party that had signed a confidentiality agreement, forwarded to the Company a preliminary, non-binding proposal (the "CPC Proposal") to acquire the assets and certain liabilities of the Company's corn business for approximately $500 million, subject to adjustment for certain changes in net assets, financial assets and liabilities and certain other liabilities and the conduct of additional due diligence. Such proposed transaction would have been subject to a significant corporate-level tax. Such transaction was conditioned upon, among other things, receipt of irrevocable proxies of GIH Corp. and Mr. Ziegler to vote their shares in favor of such transaction. The Company issued a press release announcing the CPC Proposal on the morning of February 22, 1995. In addition, on February 21, 1995, the Company received an indication of interest in a potential acquisition of the Company from another third party with whom the Company had previously entered into a confidentiality agreement. Such third party indicated that it would require several weeks to conduct additional due diligence before being able to make a proposal to the Company with respect to a potential transaction although it was confident such proposal would likely be at a value in excess of the $37.00 offer made by EBS.

  At a meeting held on February 22, 1995, the Company's Board of Directors considered EBS's proposal, the CPC Proposal, the other third party indication of interest and the Company's other strategic alternatives. During such meeting, CS First Boston and EBS and its financial advisors continued to negotiate price terms, and the Company received a revised proposal from EBS during the meeting to acquire the Company for $40.00 per share, which offer by its terms would expire at midnight that same day. The Board reviewed with its legal advisor the terms of the proposed February Merger Agreement and February Stock Purchase Agreement and the Company's legal obligations with respect to EBS's proposal and the other available alternatives. CS First Boston reviewed with the Board certain financial considerations relating to the CPC Proposal and EBS's offer. CS First Boston also reviewed the status of the Company's discussions with other parties that had expressed preliminary interest in exploring a potential transaction. CS First Boston then delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by the Company's shareholders pursuant to the tender offer and merger contemplated by the February Merger Agreement (the "February Transaction") was fair to such shareholders from a financial point of view.

  During the meeting, Mr. Ziegler stated that the shares of Company Common Stock owned or controlled by the Ziegler family were not for sale. Mr. Ziegler then stated that he believed the transactions contemplated by the February Stock Purchase Agreement were illegal, and that Board authorization of such transactions would constitute a breach of fiduciary duty. Mr. Ziegler further stated that he would hold each director personally responsible for all the Company's costs in connection with the February Transaction, including severance payments and "break-up" fees. Mr. Ziegler's legal counsel then stated that Mr. Ziegler and, purportedly, GIH Corp. had, that day, commenced litigation in Maine Superior Court against the Company and its directors seeking declaratory and injunctive relief, and unspecified damages, in connection with the February Merger Agreement and the February Stock Purchase Agreement, as well as certain alleged termination agreements with certain executives of the Company (the "Ziegler Litigation"). Copies of the complaint commencing such litigation were then delivered to each other director of the Company. See "Certain Litigation."

  Following Mr. Ziegler's statement, counsel for Mrs. Steinkraus stated that Mrs. Steinkraus was in favor of the February Transaction and that GIH Corp., which pursuant to the Settlement Agreements was controlled equally by the Ziegler and Steinkraus families, was not authorized to commence litigation against the Company or its directors in this matter.

  Thereafter, following extensive discussion and consideration, the Company's Board of Directors (with Mr. Ziegler voting against, Leslie C. Liabo abstaining and James E. Harwood and H. Barclay Morley absent) determined (i) that the transactions contemplated by the February Merger Agreement and the February Stock Purchase Agreement were fair to, and in the best interests of, the Company's shareholders, (ii) to approve the February Merger Agreement and the February Stock Purchase Agreement and (iii) to recommend the February Transaction to the Company's shareholders. On February 22, 1995, the February Merger Agreement and the February Stock Purchase Agreement were executed.

  On February 23, 1995, Pexco Holdings, Inc. ("Pexco"), an affiliate of Usaha Tegas sdn. bhd. ("UTSB"), a Malaysian private investment holding company, forwarded a letter to Mr. Ziegler, Mrs. Steinkraus, GIH Corp. and the trustees of the Ziegler Trusts and Steinkraus Trusts (the "GIH Entities"), proposing that A.M. Acquisition Corp. ("AMAC"), a wholly-owned subsidiary of UTSB, acquire all of the Class B Common Stock owned by the GIH Entities at a purchase price of $44.00 per share (the "GIH Class B Acquisition"). Following execution of a definitive agreement for such purchase, AMAC would agree to propose a merger transaction to the Company pursuant to which all outstanding shares of the Company's Common Stock (other than the shares of Class B Common Stock that were the subject of the GIH Class B Acquisition) would be converted into the right to receive $40.25 per share in cash. The GIH Class B Acquisition would be conditioned upon, among other things, the amendment of the Company's Articles of Incorporation to provide that Section 910 of the MBCA shall not be applicable to the Company. The obligations of the GIH Entities to effect the GIH Class B Acquisition would be conditioned on the concurrent purchase by AMAC or any affiliate thereof of all shares of Class A Common Stock owned by the GIH Entities at a price of not less than $40.25 per share. On February 24, 1995, Mr. Ziegler forwarded a copy of the UTSB proposal to the Company's Board of Directors.

  Pursuant to the February Merger Agreement, on February 28, 1995, EBS commenced a tender offer for all outstanding shares of Common Stock at a price of $40.00 per share (the "February Tender Offer"). The February Tender Offer was conditioned upon, among other things, receipt by EBS of a number of shares of Common Stock following the February Tender Offer which, together with the shares that EBS was then obligated to purchase under the February Stock Purchase Agreement, would constitute a majority of the outstanding shares of the Class A Common Stock and a majority of the outstanding shares of the Class B Common Stock.

  Also on February 28, 1995, the plaintiffs in the Steiner, Katz and Saltzman actions filed suit against Mr. Ziegler in Maine Superior Court, purportedly as a class action, claiming that Mr. Ziegler breached his fiduciary duties to the Company's shareholders by refusing to adequately consider the February Transaction with EBS, seeking to advance his own interests at the expense of the shareholders and denying the shareholders the opportunity to maximize value by participating in the February Transaction. These claims have subsequently been withdrawn.

  On March 8, 1995, Pexco forwarded a letter to the GIH Entities proposing, as an alternative to its original offer, to purchase from the GIH Entities all of their GIH Common Stock on the same terms and conditions as the original offer, if such purchase would have been helpful in minimizing adverse tax consequences to the GIH Entities. The letter also indicated that the original offer and the alternative offer would remain open until Pexco notified the GIH Entities to the contrary or, based upon developments, until the Common Stock held by the GIH Entities ceased to represent a controlling interest in the Company. On March 13, 1995, Mr. Ziegler issued a press release in response to the Pexco letter stating that the shares of GIH Common Stock which he owned or controlled were not for sale or tender.

  On March 20, 1995, the Company commenced a preemptive rights offering to the holders of Class B Common Stock pursuant to which all holders of Class B Common Stock received rights to purchase, at a price of $40 per share, their proportionate share of the Available Shares to be purchased by EBS under the February Stock Purchase Agreement.

  On March 24, 1995, the Superior Court, Cumberland County, Maine denied a motion by Mr. Ziegler and, purportedly, GIH Corp. to enjoin the sale of Class B Common Stock to EBS pursuant to the February Stock Purchase Agreement. On appeal, the Supreme Judicial Court of Maine reversed the decision of the Superior Court and issued an order on April 10, 1995, together with an order of clarification on April 12, 1995 and followed by an opinion on May 11, 1995, permanently enjoining the Company from issuing any Class B Common Stock to EBS pursuant to the February Stock Purchase Agreement and from enforcing the deadline for shareholders to exercise their preemptive rights in connection therewith.

  On April 5, 1995, EFL Limited and certain other affiliates of UTSB (the "UTSB Entities") made public filings disclosing their acquisition of an aggregate of 282,600 shares of the Class B Common Stock during the period from March 15 to 28, 1995, at prices per share ranging from $37.75 to $46.00. The UTSB Entities indicated in such filings that they did not intend to tender these shares into the February Tender Offer.

  On May 12, 1995, EBS terminated its tender offer without purchasing any shares of Common Stock thereunder, because the conditions thereto had not been met. EBS also terminated the February Merger Agreement and the February Stock Purchase Agreement on such date. On May 24, 1995, the Company terminated its preemptive rights offering to the holders of Class B Common Stock.

  Following these events, the Company's management continued to review strategic and financial alternatives. On June 28, 1995, the Company held its Annual Meeting of Shareholders, at which two new Class A directors, Robert S. Pirie and William J. vanden Heuvel, were elected. At the meeting of the Board of Directors following the Annual Meeting of Shareholders, Patric J. McLaughlin, President and Chief Executive Officer of the Company, was elected to the additional office of Chairman of the Board, replacing Mr. Ziegler. At this Board meeting, CS First Boston presented the Board of Directors with a preliminary review of certain strategic alternatives, including methods to deliver value to the Company's shareholders in lieu of the value shareholders would have received had the February Transaction been consummated and methods to resolve the corporate governance issues arising from the One Share Litigation and the dispute over the control of GIH Corp. These alternatives included the repurchase by the Company of a portion of the outstanding Common Stock held by all shareholders and the repurchase by the Company of the Common Stock held by the Ziegler Parties. CS First Boston also reexamined with the Board a potential sale of the Company's tobacco business. Following discussion, the Board directed CS First Boston to continue its review of alternatives.

  During this period, EBS held discussions with the Ziegler Parties and subsequently with Helen Z. Steinkraus and the trustees of the Steinkraus Trusts (together with Mrs. Steinkraus, the "Steinkraus Parties") with respect to a potential purchase of GIH Corp. and a potential transaction involving the acquisition of the Company and the sale of Swisher. On July 7, 1995, EBS executed letters of intent with the Ziegler Parties and the Steinkraus Parties which contemplated the Merger, the GIH Stock Purchase and the Swisher Sale.

  Immediately thereafter, on July 7, 1995, the Company received a proposal from EBS to acquire all of the outstanding Common Stock at a price of $40.00 per share in a merger transaction. Copies of the executed letters of intent among EBS and the Ziegler Parties and Steinkraus Parties were included in the EBS proposal. The Company promptly publicly announced its receipt of the EBS proposal. At a Board of Directors meeting held on July 10, 1995, the Board determined to enter into negotiations with EBS, and to explore other alternatives for the Company. The Board directed CS First Boston to assist the Company with these matters. The Company issued a press release with respect to the Board's determination.

  Shortly thereafter, EBS and its legal advisors circulated a draft of the Merger Agreement to the Company, and began negotiation of the GIH Agreement with the Ziegler Parties and the Steinkraus Parties and negotiation of the Swisher Agreement with the Ziegler Parties. In addition, EBS renewed its due diligence review of the Company's business and operations, and the Ziegler Parties executed a confidentiality agreement with the Company and commenced a due diligence investigation of the Company.

  In addition, during this period, CS First Boston contacted, and was contacted by, a number of other parties with respect to an acquisition of the Company or its corn or tobacco businesses, including several parties that had expressed interest in a transaction prior to the execution of the February Merger Agreement. One party that had previously executed a confidentiality agreement reviewed certain non-public information, but made no proposals to the Company. In addition, two parties expressing interest in acquiring Swisher executed confidentiality agreements and were provided with certain non-public information. Two parties expressed preliminary interest in acquiring Swisher, one at a price of $200 million to $250 million, and one at a price of $235 million. These preliminary indications of interest were not structured to include the acquisition of a controlling interest in Swisher by the Ziegler Parties. Also, the two parties expressing preliminary interest in acquiring Swisher did not complete due diligence reviews of the Company's operations. In addition, CPC stated that it was reaffirming its preliminary, non-binding proposal of February 21, 1995, but was, in general, unwilling to discuss any changes to such proposal or clarify any of its terms. The CPC Proposal was conditioned, among other things, upon the receipt of irrevocable proxies of GIH Corp. and Mr. Ziegler.

  On July 14, 1995, AMAC notified the GIH Entities that its offer of February 23, 1995 to acquire the Common Stock owned by GIH Corp. was withdrawn in view of the proposed EBS transactions. On July 24, 1995, Pexco forwarded, and publicly filed, a letter to the Company preliminarily proposing two alternative transactions. The first proposal involved the purchase by Pexco of Swisher at a price of $225 million. The second proposal involved the Company's acquisition of Pexco's subsidiary, National Tobacco Company, L.P. ("NTC"), at an unspecified price, followed by a "spin-off" to shareholders of a combined Swisher/NTC entity. The letter indicated Pexco's belief that the proposed EBS transactions inappropriately diverted value to Mr. Ziegler and Pexco's further belief that the Pexco proposal involving a combined Swisher/NTC entity would result in value to the Company's shareholders substantially in excess of the value to be received by shareholders in the Merger. CS First Boston met with Pexco and its financial advisors to discuss these proposals.

  During this time, the parties to the Merger Agreement, the GIH Agreement and the Swisher Agreement continued to negotiate these documents. In addition, CS First Boston met with EBS and its financial advisors to discuss the financial terms of a proposed transaction. EBS and the Ziegler Parties also continued their respective due diligence reviews of the Company.

  At a meeting held on July 26, 1995, the Board of Directors considered the EBS proposal, the Pexco proposals, the CPC Proposal, the other third party indications of interest and the Company's other alternatives. The Board reviewed with its legal advisor the terms of the proposed Merger Agreement, GIH Agreement and Swisher Agreement, as well as the Board's legal obligations in connection with its consideration of these agreements and the Company's alternatives. The Board also reviewed with its legal advisor the terms of, and the Board's legal obligations with respect to, the proposed Articles Amendment. CS First Boston reviewed the status of its discussions with third parties regarding a potential transaction with the Company. CS First Boston reviewed with the Board certain financial considerations relating to the EBS proposal, the Pexco proposals, the CPC Proposal, the potential sale of Swisher to a third party, and certain other strategic alternatives, including remaining an independent company and pursuing a repurchase of a portion of the outstanding Common Stock held by all shareholders. CS First Boston then delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by the Company's shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. See "-- Opinion of Financial Advisor."

  Following extensive discussion and consideration of the terms, conditions, feasibility and timing of all of the Company's alternatives, the Company's Board of Directors, with two abstentions noted below, unanimously determined
(i) that the terms and conditions of the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders, (ii) to approve the Merger Agreement, the Merger and the Articles Amendment and (iii) to recommend that the Company's shareholders approve the Merger Agreement, the Merger and the Articles Amendment. On July 26, 1995, the Merger Agreement, the GIH Agreement and the Swisher Agreement were executed. Messrs. Ziegler and Steinkraus did not participate in the Board's discussion and abstained from the vote of the Board of Directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  In reaching its conclusions set forth in the section entitled "--Background of the Merger" above, the Board of Directors considered a number of factors, including, without limitation, the following:

    (i) the opinion of CS First Boston to the effect that the consideration to be received by the Company's shareholders in the Merger is fair, from a financial point of view, to such shareholders;

    (ii) presentations by management and CS First Boston to the Board of Directors regarding the financial condition, results of operations, business and prospects of the Company;

    (iii) the uncertainties surrounding the continued management and corporate governance of the Company as a result of the One Share Litigation and the potential disruption in management continuity which might result if Mr. Ziegler ultimately won the One Share Litigation;

    (iv) the performance of the Company during Mr. Ziegler's tenure as Chief Executive Officer compared to the more favorable performance of the Company after the implementation of the Settlement Agreements and the potential adverse financial consequences to shareholders if Mr. Ziegler attempted to reassert control of the Company;

    (v) the statements of the Ziegler Parties indicating such parties' willingness to proceed with the Merger, the GIH Stock Purchase and the Swisher Sale and the fact that, if Mr. Ziegler ultimately won the One Share Litigation, the Ziegler Parties would control a majority of the Class B Common Stock, which is the only class of the Company's stock with general voting rights and, therefore, would control the Company;

    (vi) the opportunity that existed for a period of over six months following the Company's January 6, 1995 press release to receive indications of interest from other parties for the Company, the number and nature of expressions of interest received prior to the execution of the February Merger Agreement, the number of parties contacted by CS First Boston following EBS' July 7, 1995 proposal, the discussions among these parties and CS First Boston, and the fact that this process resulted only in the Pexco proposals, the CPC Proposal and the two preliminary indications of interest in acquiring Swisher;

    (vii) the Pexco proposals, including the belief of the Company and CS First Boston that such proposals would not provide shareholders with value greater than the value provided in the Merger, and the fact that the proposed acquisition of NTC by the Company would have required the approval of the Company's shareholders;

    (viii) the indications of interest received with respect to a sale of the Company's corn and tobacco businesses, including the preliminary nature of such indications, the potential continuing liabilities to the Company and price adjustments associated therewith, certain due diligence requirements, the fact that such transactions would not provide the Company's shareholders with value greater than the value provided in the Merger, the fact that certain of such proposals required the approval of Mr. Ziegler and GIH Corp. and the fact that such transactions would not resolve the Company's management and corporate governance issues;

    (ix) a review of the other possible alternatives to the Merger, including, among others, the possibility of continuing to operate the Company as an independent entity and the repurchase by the Company of a portion of the outstanding Common Stock held by all shareholders;

    (x) the trading prices of the Common Stock, including likely trading prices if a transaction for the sale of all or part of the Company was not consummated, and that the $40.00 price to the shareholders in the Merger represented (A) a premium of approximately 49.5% over the closing sales price for the Class A Common Stock and 52.4% over the closing sales price for the Class B Common Stock on the American Stock Exchange ("AMEX") on January 5, 1995, the last trading day prior to the first public announcement that the Company had received an expression of interest regarding a potential sale of the Company and (B) a premium of approximately 18.5% over the closing sales price for the Class A Common Stock on the AMEX on July 7, 1995 and 10.3% over the closing sales price for the Class B Common Stock on the AMEX on July 6, 1995, the last trading days for the Class A Common Stock and the Class B Common Stock, respectively, prior to the public announcement of EBS' July 7, 1995 proposal;

    (xi) the terms and conditions of the Merger Agreement, including the provisions of the Merger Agreement that enable the Company to (a) provide information to, and hold discussions with, unsolicited bidders for the Company if required in the exercise of the directors' fiduciary duties and
  (b) terminate the Merger Agreement if the Company receives an offer with respect to an Acquisition Proposal (as hereinafter defined) that the Board of Directors, in the exercise of its fiduciary duties, determines to recommend to the Company's shareholders, provided that the Company gives EBS 24-hour notice prior to such termination;

    (xii) the terms and conditions of the GIH Agreement and the Swisher Agreement, including the fact that such agreements are conditioned upon, among other things, receipt by the Ziegler Parties of assurances reasonably satisfactory to them of the availability to Swisher on commercially reasonable terms of up to $110 million of senior financing for the Swisher Sale;

    (xiii) the fact that the GIH Agreement and the Swisher Agreement are terminable following termination of the Merger Agreement unless within ten business days after such termination EBS enters into another agreement to acquire the Company at a price of at least $40.00 per share, such that if the Company terminates the Merger Agreement in order to recommend an Acquisition Proposal to its shareholders, the GIH Agreement and the Swisher Agreement should not impede the consummation of such Acquisition Proposal; and

    (xiv) the termination fee provisions of the Merger Agreement that require the Company to pay to EBS a fee of 2.5% of the total amount to have been paid by EBS for the Shares if the Merger Agreement is terminated following the Company's receipt of an Acquisition Proposal and, within one year after the date of the Merger Agreement, any person or group becomes the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

  Based upon all of these factors, the Board of Directors (with Messrs. Steinkraus and Ziegler abstaining) approved the Merger Agreement and the Merger and recommends that the shareholders vote FOR the approval thereof.

OPINION OF FINANCIAL ADVISOR

  As described above, at the meeting of the Board of Directors held on July 26, 1995, CS First Boston delivered its oral opinion (subsequently confirmed in writing) to the effect that based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the consideration to be received by the shareholders of the Company in the Merger is fair to such holders from a financial point of view.

  The full text of CS First Boston's written opinion, dated the date of this Proxy Statement, is attached hereto as Annex D. Shareholders are urged to read the opinion in its entirety for the assumptions made, matters considered and limits of the review undertaken by CS First Boston. CS First Boston's opinion is directed only to the fairness of the consideration to be received by the shareholders of the Company in the Merger, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger. The summary of the opinion of CS First Boston set forth herein is qualified in its entirety by reference to the full text of such opinion. CS First Boston Corporation has consented to the inclusion in this Proxy Statement of its opinion attached hereto as Annex D and the summary thereof set forth herein.

  In arriving at its opinion, CS First Boston reviewed the Merger Agreement and certain publicly available business and financial information relating to the Company. CS First Boston also reviewed certain other information, including financial forecasts, furnished to CS First Boston by the Company and met with the Company's management to discuss the business and prospects of the Company. In addition, CS First Boston also considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses similar to those of the Company and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CS First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. With respect to outstanding patent and environmental litigation involving the Company for which significant damages are alleged, CS First Boston relied solely upon the judgment of the management of the Company and its counsel in such matters that the outcome of the litigation will not have a material adverse effect on the financial condition of the Company.

  CS First Boston's opinion does not address the proposed sale to the Ziegler Parties pursuant to the Swisher Agreement of 88% of the common stock of Swisher, and it does not address the Company's underlying business decision to enter into the Merger Agreement. In arriving at its opinion, CS First Boston also did not consider the potential impact of the Justice Department probe concerning the high fructose corn syrup industry or the recently announced litigation concerning the smokeless tobacco industry.

  In connection with its review, CS First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material aspects. With respect to the financial forecasts, CS First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, CS First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals. CS First Boston's opinion was necessarily based upon financial, economic, market or other conditions as they existed and could be evaluated on the date of the opinion. In connection with its engagement, CS First Boston approached third parties to solicit indications of interest in a possible acquisition of the Company and was approached by third parties indicating such interest and held preliminary discussions with certain of those parties. In addition, although CS First Boston evaluated the fairness of the consideration to be received by shareholders of the Company from a financial point of view and participated in the negotiation of the financial terms of the Merger, CS First Boston was not asked to and did not recommend the form or amount of consideration payable in the Merger.

  In arriving at its opinion and making its presentation to the Board of Directors, CS First Boston performed a variety of financial analyses, including those summarized below. The summary set forth below includes certain of the financial analyses discussed by CS First Boston with the Board of Directors, but does not purport to be a complete description of the analyses performed by CS First Boston in arriving at its opinion. Arriving at a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. CS First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, CS First Boston made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates incorporated in the analyses performed by CS First Boston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses and securities neither purport to be appraisals nor necessarily reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to the Company, and none of the similar transactions utilized as a comparison is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the companies involved in comparable acquisition transactions and other factors that could affect the public trading value of the comparable companies or company or transaction to which they are being compared.

  In the past, CS First Boston has performed certain investment banking services for the Company and for EBS, and has received customary fees for such services.

  The following is a summary of the analyses performed by CS First Boston in connection with its fairness opinion. CS First Boston's analyses are based on a valuation of the Company's three business divisions: Fructose, Food Ingredients and Tobacco.

 Fructose

  Discounted Cash Flow Analysis. CS First Boston calculated the estimated unlevered after-tax cash flows that the Company's fructose business in Decatur, Alabama and Dimmitt, Texas ("Fructose") could be expected to generate using management's projections of Fructose's future financial performance for 1995 to 1999 and with respect to the expansion case described below, projections developed by CS First Boston, after discussions with management, for the period from January 1, 2000 through December 31, 2004. Using these projections, CS First Boston then calculated estimated terminal values for Fructose at the end of the applicable five or ten-year projection period by applying multiples ranging from 5.5x to 6.5x (based on the way businesses such as Fructose are valued in the public and private markets) to projected 1999 (2004 in the expansion case) operating cash flow (defined as operating income plus depreciation and amortization ("EBITDA")). The unlevered cash flows for the projected period and the range of terminals values were then discounted using annual discount rates ranging from 10.5% to 11.5% (chosen to reflect the weighted average cost of capital of businesses such as Fructose) to imply a hypothetical enterprise value for Fructose. Three cases were calculated: a base case, an expansion case in which fructose production at the Decatur, Alabama plant is increased and a lower case. The lower case assumed lower unit volume growth and operating margins. The discounted cash flow analysis indicated a hypothetical enterprise value for Fructose of between $301.6 million to $348.7 million for the base case, a hypothetical enterprise value for Fructose of between $337.6 million to $403.3 million for the expansion case, and a hypothetical enterprise value for Fructose of between $282.6 million to $326.6 million for the lower case.

  Comparable Companies Analysis. CS First Boston reviewed certain publicly available historical information for the period from January 1, 1994, to June 30, 1995 and projected 1995 financial results (reflecting a composite of research analysts' estimates) of certain corn wet milling and food ingredients companies considered by CS First Boston to be reasonably comparable to Fructose, including Archer Daniels-Midland, ConAgra Inc., CPC, Midwest Grain Products, Penwest Ltd. and Universal Foods. CS First Boston then applied the comparable companies' multiples of 1994 and projected 1995 financial performance (including sales, operating income, EBITDA, net income and earnings per share) to imply a hypothetical enterprise value for Fructose. The comparable companies analysis indicated a hypothetical enterprise value for Fructose of between $250.0 million to $300.0 million.

  Comparable Acquisitions Analysis. CS First Boston reviewed the acquisition multiples of companies considered by CS First Boston to be reasonably comparable to Fructose that were the target companies in certain recent transactions involving partial or complete acquisitions. The comparable transactions involved transactions for target companies in the corn wet milling and food ingredients industries. CS First Boston calculated certain multiples (including sales, EBITDA, operating income, net income and grind capacity) of the prices paid in such acquisitions and applied such multiples to Fructose's 1994 and projected 1995 financial results to imply a hypothetical enterprise value for Fructose. The comparable acquisitions analysis indicated a hypothetical enterprise value for Fructose of between $280.0 million to $330.0 million.

  CS First Boston Reference Range. On the basis of the valuation methodologies employed in the analyses above, CS First Boston developed an enterprise value reference range for Fructose of between $300.0 million to $340.0 million. In deriving its reference range, CS First Boston did not consider the potential impact of the Justice Department probe concerning the high fructose corn syrup industry.

 Food Ingredients

  Discounted Cash Flow Analysis. CS First Boston calculated the estimated unlevered after-tax cash flows that the Company's food ingredients business including its corn syrup business based in Hammond, Indiana ("Food Ingredients") could be expected to generate over the ten-year period ending December 31, 2004, using management's projections of Food Ingredients' future financial performance for 1995 to 1999 and projections developed by CS First Boston, after discussions with management, for the period from January 1, 2000 through December 31, 2004. Using these projections, CS First Boston then calculated estimated terminal values for Food Ingredients at the end of the ten-year projection period by applying multiples ranging from 5.5x to 6.5x (based on the way businesses such as Food Ingredients are valued in the public and private markets) to such projections' projected 2004 EBITDA. The unlevered cash flows for the projected period and the range of terminal values were then discounted using annual discount rates ranging from 11% to 12% (chosen to reflect the weighted average cost of capital of businesses such as Food Ingredients) to imply a hypothetical enterprise value for Food Ingredients. Two cases were calculated: a base case and a lower case. The lower case assumed lower unit volumes and operating margins. The discounted cash flow analysis indicated a hypothetical enterprise value for Food Ingredients of between $126.1 million to $152.6 million for the base case and a hypothetical enterprise value for Food Ingredients of between $104.6 million to $128.0 million for the lower case.

  Comparable Companies Analysis. CS First Boston reviewed certain publicly available historical information for the period from January 1, 1994 to June 30, 1995 and projected 1995 financial results (reflecting a composite of research analysts' estimates) of certain corn wet milling and food ingredients companies considered by CS First Boston to be reasonably comparable to Food Ingredients, including Archer Daniels-Midland, ConAgra Inc., CPC, Midwest Grain Products, Penwest Ltd. and Universal Foods. CS First Boston then applied the comparable companies' multiples of 1994 and projected 1995 financial performance (including sales, operating income, EBITDA, net income and earnings per share) to imply a hypothetical enterprise value for Food Ingredients. The comparable companies analysis indicated a hypothetical enterprise value for Food Ingredients of between $80.0 million to $100.0 million.

  Comparable Acquisitions Analysis. CS First Boston reviewed the acquisition multiples of companies considered by CS First Boston to be reasonably comparable to Food Ingredients that were the target companies in certain recent transactions involving partial or complete acquisitions. The comparable transactions involved transactions for target companies in the corn wet milling and food ingredients industries. CS First Boston calculated certain multiples (including sales, EBITDA, operating income, net income and grind capacity) of the prices paid in such acquisitions and applied such multiples to Food Ingredients' 1994 and projected 1995 results to imply a hypothetical enterprise value for Food Ingredients. The comparable acquisitions analysis indicated a hypothetical enterprise value for Food Ingredients of between $90.0 million to $110.0 million.

  CS First Boston Reference Range. On the basis of the valuation methodologies employed in the analyses above, CS First Boston developed an enterprise value reference range for Food Ingredients of between $90.0 million to $130.0 million.

 Tobacco

  Discounted Cash Flow Analysis. CS First Boston calculated the estimated unlevered after-tax cash flows that the Company's tobacco businesses ("Tobacco") could be expected to generate over the five-year period ending December 31, 1999, using management's projections of Tobacco's future financial performance for 1995 to 1999. Using these projections, CS First Boston then calculated estimated terminal values for Tobacco at the end of the five-year projection period by applying multiples ranging from 5.0x to 5.5x (based on the way businesses such as Tobacco are valued in the public and private markets) to such projections' projected 1999 EBITDA. The unlevered cash flows for the projected five-year period and the range of terminal values were then discounted using annual discount rates ranging from 13% to 14% (chosen to reflect the weighted average cost of capital of businesses such as Tobacco) to imply a hypothetical enterprise value for Tobacco. Three cases were calculated: a base case, a lower case and an operating management case prepared by Tobacco's operating management. The lower case assumes lower unit volume and pricing growth. The discounted cash flow analysis indicated a hypothetical enterprise value for Tobacco of between $271.9 million to $300.6 million for the base case, a hypothetical enterprise value for Tobacco of between $234.8 to $258.9 million for the lower case and a hypothetical enterprise value for Tobacco of between $278.7 million to $309.1 million for the operating management case.

  Comparable Companies Analysis. CS First Boston reviewed certain publicly available historical information for the period from January 1, 1994 to June 30, 1995 and projected 1995 financial results (reflecting a composite of research analyst's estimates) of certain tobacco companies considered by CS First Boston to be reasonably comparable to Tobacco, including Culbro Corp., Philip Morris Co., RJR Nabisco Holdings and UST Inc. CS First Boston then applied the comparable companies' multiples of 1994 and projected 1995 financial performance (including sales, operating income, EBITDA, net income and earnings per share) to imply a hypothetical enterprise value for Tobacco. The comparable companies analysis indicated a hypothetical enterprise value for Tobacco of between $177.8 million to $228.6 million.

  Comparable Acquisitions Analysis. CS First Boston reviewed the acquisition multiples of companies considered by CS First Boston to be reasonably comparable to Tobacco that were the target companies in certain recent transactions involving partial or complete acquisitions. The comparable transactions involved transactions for target companies in the tobacco industry. CS First Boston calculated certain multiples (including sales, EBITDA, operating income and net income) of the prices paid in such acquisitions and applied such multiples to Tobacco's 1994 and projected 1995 results to imply a hypothetical enterprise value for Tobacco. The comparable acquisitions analysis indicated a hypothetical enterprise value for Tobacco of between $235.0 million to $260.0 million.

  LBO Analysis. CS First Boston estimated what a non-strategic financial acquiror hypothetically might pay to acquire Tobacco in a leveraged buy-out. The analysis calculated the amount of debt an acquiror could borrow under current market conditions based solely on Tobacco's projected performance and the equity investment by the acquiror. The leveraged buy-out analysis indicated a hypothetical enterprise value for Tobacco of $190.0 million to $235.0 million.

  CS First Boston Reference Range. On the basis of the valuation methodologies employed in the analyses above, CS First Boston developed an enterprise value reference range for Tobacco of between $200.0 million to

$250.0 million. In deriving its reference range, CS First Boston did not consider the recently announced litigation concerning the smokeless tobacco industry.

 Consolidated Valuation

  CS First Boston Consolidated Reference Range Analysis. CS First Boston based its consolidated reference range on the enterprise value reference ranges computed for each of the Company's three business divisions (Fructose, Food Ingredients and Tobacco) minus an unallocated overhead charge, plus cash, option proceeds, overfunded pension and other assets, with deductions including debt, liabilities related to patent and environmental litigation (based on estimates provided by the Company) and certain corporate level taxes based on structures necessary to realize indicated values. The range of these adjustments totaled between $212.4 million to $227.9 million. The reference range analysis indicated a hypothetical reference range for the equity value of the Company of between $34.21 per share of Common Stock to $44.59 per share of Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND IN CERTAIN OTHER TRANSACTIONS

  In considering the recommendation of the Company's Board of Directors with respect to the Merger Agreement and the Articles Amendment, shareholders should be aware that certain members of the Company's management and Board of Directors have certain interests in the Merger, as well as in the GIH Stock Purchase and the Swisher Sale, that are in addition to or different from the interests of the shareholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the Merger Agreement and in approving the Articles Amendment.

 Stock Options

  Pursuant to the Merger Agreement, immediately prior to the Effective Time, each option or right to acquire Shares and each stock appreciation right with respect to the Shares, whether or not then exercisable, will be converted into the right to receive an amount in cash equal to the product of (x) $40.00 minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable without interest at the Effective Time, and each such option or right will be cancelled. See "The Merger Agreement--Stock Options." As a result of the Merger, the directors and executive officers of the Company listed below will become entitled to the following pre-tax amounts with respect to the options and rights held by such persons:

     NAME                           OUTSTANDING OPTIONS/RIGHTS AMOUNT OF PAYMENT
     ----                           -------------------------- -----------------
   Robert A. Britton...............           26,000             $ 509,562.50
   Jane E. Downey..................           20,400               356,656.25
   Thomas H. Fisher................           11,000               197,968.75
   Edmond G. Herve, Jr. ...........           19,600               364,175.00
   Charles A. Koons................           20,300               354,287.50
   C. Alan MacDonald...............           20,000               350,000.00
   Patric J. McLaughlin............          126,000             2,452,406.25
   Edward P. Norris................           48,750               924,343.75
   Robert M. Stephan...............           22,000               379,125.00
   William Ziegler, III............           54,948             1,175,477.50

 Employment Agreements

  Pursuant to the Merger Agreement, EBS and Merger Sub have agreed to honor in accordance with their terms all of the Company's existing individual employment, severance, consulting, deferred compensation and similar agreements, including the employment agreements with the Company's executive officers described below. See "The Merger Agreement--Employment Contracts and Employee Benefits."

  The Company entered into an employment agreement with Patric J. McLaughlin as President and Chief Executive Officer commencing July 1, 1993 and terminating June 30, 1996 subject to automatic one-year extensions on each anniversary date until July 1, 2000. The Agreement, as amended, provides for a base salary of $400,000 per annum, subject to annual reviews by the Compensation Committee, plus an annual incentive bonus under the Company's management incentive plan with a bonus "target" rate at 50% of base salary. Under the Agreement, in the event Mr. McLaughlin's employment is terminated without "cause," he shall be entitled to severance benefits until the Agreement's termination date, including (i) salary, (ii) target bonus payments and (iii) continued participation in welfare benefit plans, retirement plans and the Company's 401(k) plan. In such case, stock options awarded prior to his termination without "cause" shall remain exercisable until the earlier of their expiration date or the third anniversary of the termination of his employment. In the event of termination of employment for "cause" or due to death or disability, the Company shall not be obligated to make any severance payments to Mr. McLaughlin. The Agreement provides that the Company will pay an amount necessary to reimburse Mr. McLaughlin, on an after tax basis, for any excise tax due under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") as a result of any payment under the Agreement being treated as a "parachute payment" under Section 280G of the Code. The Agreement contains provisions relating to nondisclosure of confidential information by Mr. McLaughlin and nonsolicitation of Company employees for a period of two years after his termination.

  The Company entered into employment agreements with Jane E. Downey, Charles
A. Koons, Edward P. Norris and Robert M. Stephan commencing as of January 2, 1995 and terminating December 31, 1997 subject to automatic one-year extensions as of December 31, 1995 and each December 31st thereafter, unless timely notice is given that the term shall not be extended. The Agreements provide that each of the executive officers will serve the Company in their respective offices as set forth in the Agreements at specified annual base salary rates. The base salaries are subject to annual reviews by the Compensation Committee, plus annual incentive bonuses under the Company's management incentive plan at the bonus "target" rate specified in each of the Agreements. The Agreements include provisions that are effective in the event the employment of the executive officer is terminated by the Company without "cause" or by the executive officer for "good reason" (each as defined in the Agreements). In such cases, the executive officer is entitled to severance benefits for the remainder of the agreement term, including (i) salary, (ii) target bonus payments and (iii) continued participation in welfare benefit plans, retirement plans and the Company's 401(k) plan. In addition, stock options awarded prior to the executive officer's termination without "cause" or for "good reason" shall become fully vested and remain exercisable until the earlier of their expiration date or the third anniversary of the termination of his or her employment. Pursuant to the terms of the Agreements, the Company will pay each executive officer an amount necessary to reimburse him or her, on an after tax basis, for any excise tax under Section 4999 of the Code as a result of any payment under the Agreements being treated as a "parachute payment" under Section 280G of the Code. The Agreements contain a provision relating to nondisclosure of confidential information by the executive officers.

  Pursuant to the Merger Agreement, EBS has agreed to cause the Company as the surviving corporation to make severance payments to each person employed at the Company's corporate headquarters, including executive officers of the Company, whose employment is terminated by the Surviving Corporation within one year after the Merger (other than termination for cause) and who is not eligible to receive a severance payment upon termination under an employment agreement. The severance payment will equal the product of (x) one month of such employee's base salary and (y) the number of full years of service by such employee with the Company, up to a maximum of 18 years of service credit. See "The Merger Agreement--Employment Contracts and Employee Benefits."

 Indemnification

  Pursuant to the Merger Agreement, EBS has agreed that, from and after the Effective Time, it will indemnify each present and former director or officer of the Company, in each case solely in such person's capacity as a director or officer of the Company (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the Effective Time, and will advance expenses as incurred, to the fullest extent that the Company would have been permitted under applicable law and required under its By-Laws or pursuant to other indemnification agreements. In addition, EBS has agreed, from and after the Effective Time, to fully indemnify the Indemnified Parties against all Costs incurred in connection with pending claims and proceedings, and to fully advance expenses incurred in connection therewith, to the extent indemnity or insurance coverage is not otherwise available. The Merger Agreement also requires EBS to maintain the Company's existing officers' and directors' liability insurance policies for a period of six years following the Effective Time, provided that EBS is not required to make annual premium payments in excess of 150% of the Company's latest annual premium to maintain such insurance coverage. See "The Merger Agreement--Indemnification and Insurance."

 Other Matters

  Pursuant to the Merger Agreement, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation. See "The Merger Agreement--The Merger."

 GIH Agreement and Swisher Agreement

  William Ziegler, III, a director of the Company, the Ziegler Trusts, Helen
Z. Steinkraus, sister of Mr. Ziegler and wife of William C. Steinkraus, a director of the Company, and the Steinkraus Trusts are parties to the GIH Agreement, pursuant to which, immediately prior to the Merger, Cerestar will purchase from such parties all of the outstanding GIH Common Stock at a price of $2,017.523 per share, which price was calculated based on an underlying value of $40.00 per share of Common Stock held by GIH. See "Certain Other Agreements--The GIH Agreement."

  William Ziegler, III and the Ziegler Trusts are also parties to the Swisher Agreement, pursuant to which, immediately following the Merger, EBS will cause the Company to sell such number of shares of the common stock of Swisher to the Ziegler Parties, and redeem such number of shares of the common stock of Swisher, as will result in the Ziegler Parties receiving 88% of the outstanding common stock of Swisher for a purchase price of $165 million. See "Certain Other Agreements--The Swisher Agreement."

EFFECTS OF THE MERGER

  Upon consummation of the Merger, the shareholders of the Company will no longer have any continuing ownership interest in the surviving corporation of the Merger (other than the interests of the Ziegler Parties contemplated by the Swisher Sale described below) and will cease to participate in future earnings and growth, if any, of the Company. Similarly, shareholders will not face the risk of any decline in the value of the Company after the Merger.

  As a result of the Merger, the Company will become a wholly-owned subsidiary of EBS and there will be no public market for the Common Stock. The Common Stock will cease to be traded on the American Stock Exchange. EBS has informed the Company that it intends to apply for deregistration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following such deregistration, the Company will be relieved of the obligations under the Exchange Act to comply with the proxy rules and to file periodic reports with the Commission. In addition, officers, directors and significant stockholders of the Company will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Common Stock.

  Pursuant to the Swisher Agreement, immediately following the Merger, EBS will cause the Company to sell such number of shares of the common stock of Swisher to the Ziegler Parties, and redeem such number of shares of the common stock of Swisher, as will result in the Ziegler Parties receiving 88% of the outstanding common stock of Swisher for a purchase price of $165 million. See "Certain Other Agreements--The Swisher Agreement." Therefore, following the Swisher Sale, the Ziegler Parties will continue to participate in future earnings and growth, if any, of Swisher and will face the risk of any decline in the value of Swisher.

                             THE MERGER AGREEMENT

  On July 26, 1995, the Company, EBS and Merger Sub entered into the Merger Agreement. The following discussion of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been attached as Annex A hereto and is incorporated herein by reference. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

THE MERGER AGREEMENT

  The Merger. The Merger Agreement provides that, subject to the terms and conditions contained therein, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, except that the Certificate of Incorporation of Merger Sub in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation. The directors of Merger Sub and the officers of the Company at the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  As provided in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than treasury Shares, other than Shares owned by EBS, Merger Sub or any affiliate of EBS, and other than Dissenting Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $40.00 (the "Merger Consideration"). Any Shares in respect of which shareholders shall have properly exercised (and not withdrawn) appraisal rights pursuant to
Section 909 of the MBCA ("Dissenting Shares") will, by virtue of the Merger, be converted into the right to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 909 of the MBCA. At the Effective Time, each issued and outstanding Share owned by EBS, Merger Sub or any affiliate of EBS, and each Share issued and held in the Company's treasury will, by virtue of the Merger, cease to be outstanding, will be cancelled without payment therefor and will cease to exist. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

  EBS has informed the Company that it expects to fund the transactions contemplated by the Merger Agreement and the GIH Agreement from existing working capital sources, which may include cash on hand, commercial paper or available committed lines of credit.

  Stock Options. The Merger Agreement provides that, immediately prior to the Effective Time, each option or right to acquire Shares or stock appreciation rights with respect to the Shares will, without any action on the part of the holder thereof, and whether or not then exercisable, be converted into the right to receive an amount (subject to withholding tax) (the "Option Amount") in cash, if any, equal to the product of (x) $40.00 minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and will cease to exist. If it is determined that compliance with the foregoing may cause any individual subject to Section 16 of the Exchange Act of 1934, as amended, to become subject to the profit recovery provisions thereof, any such option or right held by such individual shall, if the individual so agrees, be cancelled or converted, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the Option Amount. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company will use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of EBS, Merger Sub and the Company to consummate the Merger are subject to the fulfillment or waiver, where permissible, of the following conditions: (a) the requisite approval by the shareholders of the Company of the Merger Agreement and the Merger; (b) the expiration or termination of the waiting period under the HSR Act applicable to the Merger (see "--Regulatory Matters"); and (c) the compliance in all material respects by the other party with all agreements and obligations of such party under the Merger Agreement on or prior to the Effective Time.

  The obligations of EBS and Merger Sub to consummate the Merger are further conditioned on (i) no statute, rule, regulation, judgment, decree, injunction or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental entity which prohibits or materially restricts the consummation of the transactions contemplated by the Merger Agreement, or materially restricts the business operations of EBS, Merger Sub or the Company as a result of such transactions, (ii) the requisite approval by the Board of Directors of the Company and the shareholders of the Company of the amendment to the Articles of Incorporation of the Company providing that Section 910 of the MBCA will not apply to the Company (see "Amendment to Articles of Incorporation"); and (iii) no more than 7% of the outstanding shares of Common Stock being the subject of appraisal rights pursuant to Section 909 of the MBCA. See "Dissenters' Rights."

  The obligations of the Company to consummate the Merger are further conditioned on no statute, rule, regulation, judgment, decree, injunction or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental entity which prohibits consummation of the transactions contemplated by the Merger Agreement in accordance with the terms thereof.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties. Representations and warranties of EBS and Merger Sub include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and the availability of funds sufficient to consummate the Merger.

  Representations and warranties of the Company include, without limitation, certain matters relating to its organization and qualification to do business, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, filings with the SEC, the absence of certain changes since December 31, 1994, litigation and liabilities, employee benefit matters, taxes, compliance with law, intellectual property, labor, insurance and environmental matters.

  Interim Operations of the Company. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time (unless EBS otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement): (a) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries will use all reasonable efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it, in each case in all material respects; (b) the Company and its subsidiaries will not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (ii) adopt or propose any amendment or change of their respective Articles or By-Laws, (iii) split, combine or reclassify the outstanding Shares, or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, except for regular quarterly cash dividends not in excess of $0.17 per Share; (c) subject to certain limited exceptions, neither the Company nor any of its subsidiaries will (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, shares of Class A Common Stock issuable pursuant to options outstanding on the date of the Merger Agreement under the Stock Plans, (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, in each case other than in the ordinary and usual course of business and in a manner consistent with past practice, (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company, (iv) authorize or make capital expenditures in excess of $1,000,000 individually,
(v) make any acquisition of assets (other than in the ordinary course of business) or investment in the stock of any other person or entity, or (vi) merge or consolidate with any other person; (d) subject to certain limited exceptions, other than in the ordinary and usual course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of its subsidiaries will increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to benefit plans or policies existing as of the date of the Merger Agreement) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries, and neither the Company nor any of its subsidiaries will establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any existing benefit plan; (e) subject to certain limited exceptions, neither the Company nor any of its subsidiaries will settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any subsidiary before the same becomes due and payable in accordance with its terms; (f) neither the Company nor any of its subsidiaries will take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board; (g) neither the Company nor any of its subsidiaries will make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to EBS, except in the ordinary and usual course of business; and (h) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

  Acquisition Proposals. The Company has agreed that neither the Company nor any of its subsidiaries will, and the Company will direct and use all reasonable efforts to cause the respective officers and directors of the Company or its subsidiaries and the employees, agents and representatives of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of (a) all or any significant portion of the assets of the Company or any of its significant subsidiaries (American Maize-Products Decatur Inc., American Maize-Products Dimmitt Inc. or Swisher), (b) 25% or more of the outstanding shares of the Class A Common Stock and/or the Class B Common Stock of the Company or (c) a majority of the outstanding shares of the capital stock of the Company's significant subsidiaries, in each case other than any transaction contemplated by the GIH Agreement or the Swisher Agreement (any such proposal or offer, an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The

Company will promptly notify EBS if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company, will promptly inform EBS of all terms and conditions thereof and will promptly furnish EBS with copies of any such written inquiries or proposals. The foregoing does not prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, as advised by outside counsel to the Company, is required under applicable law.

  Indemnification and Insurance. Pursuant to the Merger Agreement, EBS has agreed that, from and after the Effective Time, it will indemnify and hold harmless each present and former director or officer of the Company (in each case solely in such person's capacity as a director or officer of the Company, as the case may be), determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and required under the Company's By-Laws or pursuant to other indemnification agreements, each as in effect on the date of the Merger Agreement, to indemnify such person (and EBS shall also advance expenses as incurred to the fullest extent permitted under applicable law and required under its By-Laws and such other agreements; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maine law, the Company's Articles of Incorporation and By-Laws shall be made by independent counsel selected by the Surviving Corporation. In addition, from and after the Effective Time, EBS has agreed to fully indemnify and hold harmless the Indemnified Parties against all Costs incurred in connection with pending claims, actions, suits, proceedings and investigations, and will fully advance expenses incurred in connection therewith, to the extent indemnity or insurance coverage is not otherwise available.

  EBS has agreed to maintain or cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policies or replacement policies covering the same persons and containing terms which are, in the aggregate, no less advantageous to such persons than such existing policies ("D&O Insurance") for a period of six years after the Effective Time; provided, however, that in no event will EBS or the Surviving Corporation be required to make annual premium payments to obtain such insurance coverage in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "Cap"). EBS has agreed further that if the D&O Insurance cannot be obtained for an amount less than or equal to the Cap during such six year period, EBS will use its best efforts to obtain, or cause the Surviving Corporation to obtain, as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Cap.

  Employment Contracts and Employee Benefits. The Merger Agreement provides that, from and after the Effective Time, EBS and the Surviving Corporation will honor in accordance with their terms all existing individual employment, severance, early retirement, deferred compensation, consulting and salary continuation agreements between the Company and any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries. The Merger Agreement further provides that, from the Effective Time through June 30, 1997, EBS will cause the Surviving Corporation and its successors to provide the employees of the Company and its subsidiaries with employee benefit plans and programs (other than the Stock Plans) which in the aggregate are no less favorable in all material respects than those provided to such employees on the date of the Merger Agreement; provided, however, that the Surviving Corporation will not be required to maintain any specific benefit plans or programs.

  EBS has agreed to cause the Surviving Corporation to pay each person employed at the Company's corporate headquarters in Stamford, Connecticut on the date of the Merger Agreement whose employment is terminated by the Surviving Corporation within one year following such consummation (other than termination for cause) a lump-sum severance payment upon such termination equal to the product of (x) one month of such employee's base salary at the time of termination and (y) the number of full years of service such employee has accumulated with the Company and the Surviving Corporation, up to a maximum of 18 years of service credit; provided that such severance provision shall not apply to any employee who is eligible to receive a severance payment upon termination by virtue of such employee's employment contract with the Company and shall be reduced by any other severance payment due to the employee.

  Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned: (i) by the mutual consent of EBS and the Company, by action of their respective Boards of Directors at any time prior to the Effective Time, before or after the approval by holders of Shares; (ii) by action of the Board of Directors of either EBS or the Company if (a) the Merger shall not have been consummated by February 29, 1996 whether or not such date is before or after the approval by holders of Shares (provided such right of termination shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause or resulted in the failure of the Merger not to have been consummated by such date), (b) any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and nonappealable or (c) the approval by the Company's shareholders of the Merger Agreement and the Articles Amendment shall not have been obtained at a meeting duly convened therefor; (iii) by action of the Board of Directors of EBS, at any time prior to the consummation of the Merger if (a) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall have been untrue or incorrect in any material respect when made or thereafter, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by EBS or Merger Sub of any of their obligations under the Merger Agreement, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to EBS or Merger Sub its approval or recommendation of the Merger Agreement or the Merger or the Articles Amendment or (c) the Board of Directors of the Company, upon request by EBS, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (b) or (c) of this clause (iii); or (iv) by action of the Board of Directors of the Company, at any time prior to the consummation of the Merger, if (a) EBS or Merger Sub shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under the Merger Agreement or any representation or warranty of EBS or Merger Sub set forth in the Merger Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under the Merger Agreement or (b) the Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's shareholders; provided that the Company (x) shall notify EBS and Merger Sub promptly of receipt of such Acquisition Proposal and (y) shall notify EBS and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders, but in no event shall the notice referred to in clause (y) be given less than 24 hours prior to the earlier of the public announcement of such recommendation or the Company's termination of the Merger Agreement.

  Termination Fee. The Merger Agreement provides that if (i) the Company receives an Acquisition Proposal (other than from EBS or any of its affiliates) after the date of the Merger Agreement and prior to the termination thereof and (ii) after the date of the Merger Agreement, but within one year of the date of the Merger Agreement, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than EBS or Merger Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, then the Company, if requested by EBS, shall promptly, but in no event later than two days after the date of such request, pay EBS a fee of 2.5% of the total dollar value of the Merger, calculated as the product of (x) the number of Shares outstanding as of the date of the Merger Agreement and (y) $40.00, which amount shall be payable in immediately available funds. Such fee will not be payable by the

Company if the Merger Agreement is terminated by the Company due to a breach by EBS or Merger Sub of its obligations under the Merger Agreement. The Company has agreed that if the Company fails to pay promptly the amount due pursuant to the termination fee provisions, and, in order to obtain such payment, EBS or Merger Sub commences a suit which results in a judgment against the Company for the fee pursuant to the termination fee provisions, the Company shall pay to EBS or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee.

  Amendment and Waiver. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, EBS, Merger Sub and the Company may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to the obligations of EBS, Merger Sub and the Company may be waived by each such party in whole or in part to the extent permitted by applicable law.

  Expenses. Whether or not the Merger is consummated and subject to the termination fee provisions described above, all expenses incident to preparing for, entering into and carrying out the Merger Agreement and, the consummation of the Merger shall be paid by the party incurring such expenses.

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion of the material United States federal income tax consequences of the Merger is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. It does not discuss the state, local or foreign tax consequences of the Merger, nor does it discuss tax consequences to categories of shareholders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, persons who received their shares of Common Stock as compensation and dealers in stock and securities. Tax consequences may vary depending on the particular status of an investor.

  Purchase of Shares. The receipt of cash by a shareholder of the Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal will be a taxable event for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a shareholder will recognize a gain or loss equal to the difference, if any, between the shareholder's adjusted tax basis in his or her shares and the amount of cash received for such shares in the Merger. Such gain or loss will be capital gain or loss, provided the shares are held as capital assets, and will be a long-term capital gain or loss if the shareholder's holding period for such shares exceeds one year.

  Backup Withholding and Information Reporting. In general, information reporting requirements will apply to payments of cash to a non-corporate shareholder of the Company pursuant to the Merger or pursuant to the exercise of dissenters' rights of appraisal and "backup withholding" at a rate of 31% will apply to such payments if the shareholder fails to provide an accurate taxpayer identification number or is informed by the Internal Revenue Service that such person is subject to backup withholding.

  EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS OR HER OWN INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY SHAREHOLDER WHO IS A CITIZEN OR RESIDENT OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER TAX CONSEQUENCES OTHER THAN THOSE DESCRIBED ABOVE MAY APPLY BY REASON OF THE PROVISIONS OF THE INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH SHAREHOLDER.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "purchase" under generally accepted accounting principles.

REGULATORY MATTERS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated thereunder (the "HSR Act") by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. EBS and the Company have filed all required notification and report forms under the HSR Act with the FTC and the Antitrust Division, and early termination of the required waiting period under the HSR Act was granted. At any time before or after the closing of the Merger, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking the divestiture of stock or businesses acquired as a result of the Merger.

                           CERTAIN OTHER AGREEMENTS

THE GIH AGREEMENT

  The following discussion of the GIH Agreement and the GIH Stock Purchase does not purport to be complete and is qualified in its entirety by reference to the text of the GIH Agreement, a copy of which has been attached hereto as Annex B and is incorporated herein by reference. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the GIH Agreement.

  The GIH Stock Purchase. Contemporaneously with the Merger Agreement, on July 26, 1995, EBS and Cerestar executed an agreement with the shareholders of GIH Corp. (the "GIH Shareholders") pursuant to which, immediately prior to the Merger, Cerestar will, subject to the terms and conditions thereof, purchase all of the outstanding GIH Common Stock at a price of $2,017.523 per share (the "GIH Stock Purchase"). The purchase price was calculated based on an underlying value of $40.00 per share of Common Stock held by GIH. The purchase price will be adjusted to reflect any increase in the purchase price paid by EBS for the Common Stock. GIH owns approximately 13% of the Company's outstanding Class A Common Stock and 47% of the Company's outstanding Class B Common Stock. The GIH Shareholders are William Ziegler, III, a director of the Company, Helen Z. Steinkraus, sister of Mr. Ziegler and the wife of William C. Steinkraus, a director of the Company, the Ziegler Trusts and the Steinkraus Trusts. Control of GIH Corp. is the subject of litigation initiated by the children of Mrs. Steinkraus. See "Certain Litigation."

  EBS has informed the Company that it expects to fund the transactions contemplated by the GIH Agreement and the Merger Agreement from existing working capital sources, which may include cash on hand, commercial paper or available committed lines of credit.

  Conditions to the GIH Stock Purchase. Under the GIH Agreement, the respective obligations of the GIH shareholders and Cerestar to consummate the GIH Stock Purchase are subject to the fulfillment or waiver, where permissible, of the following conditions: (a) the requisite approval by the shareholders of the Company of the Merger Agreement, and the satisfaction or waiver of all other conditions to consummation of the Merger as provided in the Merger Agreement; (b) the expiration or termination of all waiting periods under the HSR Act applicable to the transactions contemplated by the GIH Agreement; (c) the compliance in all respects by the other party with all undertakings and agreements of such party under the GIH Agreement on or prior to the Closing; (d) the representations and warranties of the other party in the GIH Agreement being true and complete in all respects; (e) receipt of certain closing certificates and opinions; and (f) no statute or law, and no regulation, order or injunction of any court or governmental authority being in effect which prohibits the consummation of the transactions contemplated by the GIH Agreement. The obligations of Cerestar to consummate the GIH Stock Purchase are further conditioned on (i) the requisite approval by the shareholders of the Company of the Articles Amendment; (ii) EBS and Cerestar obtaining satisfactory assurances that all of the GIH Common Stock will be delivered to them at closing; and (iii) GIH Corp. and its subsidiaries not owning, or having under lease, any assets. The obligations of the GIH Shareholders to consummate the GIH Stock Purchase are further conditioned on
(i) the satisfaction or waiver of all other conditions to the consummation of the Swisher Sale as provided in the Swisher Agreement; and (ii) receipt by the Ziegler Parties of assurances reasonably satisfactory to them of the availability to Swisher on commercially reasonable terms and conditions of senior financing in the aggregate amount of $110 million (or such lesser amount as may be required as a result of any reduction of the purchase price pursuant to the Swisher Agreement) for the Swisher Sale. There are no time limitations on the receipt by the Ziegler Parties of such assurances. The Ziegler Parties have informed the Company that they are presently negotiating with lenders to obtain such financing. See "-- The Swisher Agreement."

  Representations and Warranties. The GIH Agreement contains various representations and warranties of the parties. Representations and warranties of the GIH Shareholders include, without limitation, certain matters relating to their authority to enter into the GIH Agreement and to consummate the transactions contemplated thereby, the capitalization of GIH, share ownership of the GIH Shareholders, equity interests GIH holds in the Company, consents and approvals required for the execution and delivery of the GIH Agreement and the consummation of the transactions contemplated thereby, the absence of liabilities, litigation, employee benefit matters, contracts, disputes, property, taxes, compliance with law, and environmental matters. Representations and warranties of EBS and Cerestar include, without limitation, certain matters relating to their authority to enter into the GIH Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the GIH Agreement and the consummation of the transactions contemplated thereby, acquisition of the shares solely for investment purposes, and the availability of funds sufficient to consummate the GIH Stock Purchase.

  Certain Covenants. The GIH Agreement provides that from the date of the GIH Agreement to its Closing, the GIH Shareholders will not, without the prior written consent of EBS and Cerestar, cause or permit GIH to take any action that would (i) adversely affect the GIH Shareholders' ability to perform their obligations under the GIH Agreement or to consummate the transactions contemplated under the GIH Agreement on the terms and conditions set forth in the GIH Agreement, (ii) impair in any respect the value of the GIH Common Stock or the Common Stock of the Company or (iii) impose any liabilities or encumbrances on EBS and Cerestar. The parties further agreed that GIH shall have no liabilities at the closing date and no assets at the closing date other than the Common Stock of the Company.

  Each of the GIH Shareholders will be liable for and indemnify Cerestar for all taxes payable by GIH for any taxable year or period that ends on or before the Closing Date and for the pro rata portion with respect to any taxable year or period beginning before and ending after the Closing Date. The GIH Shareholders will be entitled to a pro rata amount of any tax refunds received by GIH for such periods. After the Closing Date, each of the GIH Shareholders and EBS and Cerestar will treat the transfers contemplated by the GIH Agreement as taxable transactions and will file all tax returns in a manner consistent therewith.

  Acquisition Proposals. Each of the GIH Shareholders has agreed, in its capacity as a shareholder of GIH, that, until the termination of the GIH Agreement pursuant to its terms, the GIH Shareholder will not, and the GIH Shareholder will direct and use all reasonable efforts to cause the officers and directors of GIH and the agents and representatives of the GIH Shareholders and GIH not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of, any of the Common Stock of the Company or any GIH Common Stock (any such proposal or offer, a "GIH Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a GIH Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a GIH Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any GIH Acquisition Proposal. Notwithstanding the foregoing, if the GIH Agreement is terminated by the GIH Shareholders prior to December 31, 1995 due to the termination of the Merger Agreement, and such termination of the Merger Agreement resulted from the failure to obtain the requisite approval by the Company's shareholders of the Merger or the Articles Amendment, then the foregoing provision with respect to GIH Acquisition Proposals will remain in effect until December 31, 1995.

  Related Closings. The parties to the GIH Agreement agreed that none of the closings under the Merger Agreement, the GIH Agreement or the Swisher Agreement will be consummated unless and until the conditions precedent to closing under each such agreement (other than those that pertain to delivery of closing instruments or to the fact of the closing of the respective transactions) shall have been fulfilled or waived in accordance with the terms of each respective agreement. The parties further agreed that such transactions will close in the following order: first, the GIH Stock Purchase; second, the Merger; and lastly, the Swisher Sale.

  Indemnification and Remedies. Pursuant to the GIH Agreement, Cerestar has agreed to indemnify and hold harmless each of the GIH Shareholders and its directors, officers, shareholders and assigns and their respective Affiliates, against and in respect of any losses, damages, costs and reasonable expenses, including reasonable legal fees ("Damages") resulting or arising from any failure by EBS and Cerestar to comply with any provision of the GIH Agreement or any breach or violation of any representation or warranty by EBS and Cerestar under the GIH Agreement.

  Each of the GIH Shareholders has agreed to indemnify and hold harmless Cerestar and its directors, officers, shareholders and assigns and their respective Affiliates, against and in respect of any Damages resulting or arising from any failure by such GIH Shareholder to comply with any provision of the GIH Agreement or any breach or violation of any representation or warranty by such GIH Shareholder under the GIH Agreement; provided, that the aggregate indemnity obligation of each GIH Shareholder is limited to the amount of the purchase price received by such GIH Shareholder with respect to the GIH Stock Purchase. The parties further agreed that EBS and Cerestar shall use all reasonable efforts to enforce any GIH Shareholders' indemnification obligations arising out of any representation, guaranty or covenant regarding GIH or any of its subsidiaries by first pursuing each GIH Shareholder for its pro rata portion of the Damages.

  Each of the parties agreed that the indemnification provisions and procedures set forth in the GIH Agreement will be the sole and exclusive remedy for any and all damages arising out of the GIH Agreement or the transactions contemplated thereby (other than with respect to an action for fraud).

  Termination. The GIH Agreement provides that it may be terminated at any time prior to the Closing by written agreement of EBS and Cerestar and each of the GIH Shareholders. The GIH Agreement further provides that it may be terminated by either EBS and Cerestar or any of the GIH Shareholders in writing if (i) (A) the Board of Directors of the Company shall have publicly recommended an Acquisition Proposal (as defined in "The Merger Agreement-- Acquisition Proposals" above) from a person other than EBS or one of its affiliates and such Acquisition Proposal has not been withdrawn or terminated before a GIH Shareholder terminates the GIH Agreement pursuant to this provision, (B) each of the Company and EBS shall be entitled as a result thereof to terminate the Merger Agreement pursuant to its terms and (C) neither the Company nor EBS shall have terminated the Merger Agreement, or
(ii) the Merger Agreement is terminated pursuant to its terms and with ten business days of such termination EBS has failed to enter into another agreement with the Company pursuant to which EBS or one of its affiliates will acquire the Company's Common Stock at a purchase price equal to at least $40.00 per share.

  Amendment and Waiver. The GIH Agreement may be amended only by a written instrument executed by the parties or their respective successors or permitted assigns. Any of the conditions to the obligations of Cerestar and the GIH Shareholders may be waived in writing at any time prior to or at the Closing by the party entitled to the benefit thereof.

  Expenses. Whether or not the transactions contemplated by the GIH Agreement are consummated, all costs and expenses incurred in connection therewith, including fees and disbursements of financial advisors, accountants and attorneys, will be paid by the party incurring such cost or expense.

  Regulatory Matters. The Company has been informed by EBS that no filings are required to be made under the HSR Act in connection with the GIH Stock Purchase and that no waiting periods under the HSR Act are applicable thereto.

THE SWISHER AGREEMENT

  The following discussion of the Swisher Agreement and the Swisher Sale does not purport to be complete and is qualified in its entirety by reference to the text of the Swisher Agreement, a copy of which has been attached hereto as Annex C and is incorporated herein by reference. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Swisher Agreement.

  The Swisher Sale. Swisher is presently a wholly owned subsidiary of the Company which manufactures and sells cigars and smokeless tobacco products. Contemporaneously with the Merger Agreement, on July 26, 1995, EBS and Cerestar entered into the Swisher Agreement with the Ziegler Parties, pursuant to which, immediately following the Merger, EBS will cause the Company to sell such number of shares of the common stock of Swisher to the Ziegler Parties, and redeem such number of shares of the common stock of Swisher, as will result in the Ziegler Parties receiving 88% of the outstanding common stock of Swisher for a purchase price of $165 million. The Company will retain the remaining 12% interest in Swisher. $145 million of the purchase price will be in cash, of which up to $110 million will be paid from the proceeds of senior financing on commercially reasonable terms (the "Swisher Senior Loan") incurred by Swisher. See "--Conditions to the Swisher Sale." The remaining $20 million of the purchase price will be in the form of a subordinated note issued by Swisher to the Company (the "Swisher Subordinated Note"). The Swisher Agreement provides that the Swisher Subordinated Note will have a seven year term, bear interest at a rate of 6%, and have mandatory principal repayments of $3 million on each of the fifth and sixth anniversaries of the closing and $14 million at maturity. Swisher may prepay all or any portion of the Swisher Subordinated Note at any time if permitted by the terms of the Swisher Senior Loan. The Swisher Subordinated Note will be subordinated in right of payment to the Swisher Senior Loan and will contain customary covenants, including a restriction on debt incurrence. The foregoing terms of the Swisher Subordinated Note may be revised by agreement of the parties to the Swisher Agreement. To the extent that EBS and Cerestar and the Ziegler Parties determine that Swisher will retain any Indebtedness (as defined in the Swisher Agreement), the purchase price for Swisher will be reduced by the amount of such retained Indebtedness.

  Conditions to the Swisher Sale. Under the Swisher Agreement, the respective obligations of each party to consummate the Swisher Sale are subject to the fulfillment or waiver, where permissible, of the following conditions at or prior to Closing: (i) the expiration or termination of all waiting periods under the HSR Act or otherwise applicable to the transactions contemplated by the Swisher Agreement and the obtaining of all governmental authorizations or exemptions; (ii) the execution of a Shareholders' Agreement by the Company, Swisher, and the Ziegler Parties (see "--Shareholders' Agreement"); (iii) agreement regarding the allocation of the assets or stock ownership of American Maize Technology, Inc., a subsidiary of the Company, resulting in exclusive, unrestricted ownership or use rights and access to the intellectual property relating to the Swisher business by the Ziegler Parties and the exclusive, unrestricted ownership or use rights and access to the intellectual property relating to the Company's corn business by EBS and Cerestar; and (iv) no statute or law, and no regulation, order or injunction of any court or governmental authority being in effect which prohibits the consummation of the transactions contemplated by the Swisher Agreement.

  The obligations of the Ziegler Parties to consummate the Swisher Sale are further conditioned on (i) the requisite approval of all non-governmental third-parties required in connection with the execution, delivery and performance of the Swisher Agreement by each of the Ziegler Parties and EBS and Cerestar, other than those the failure of which to obtain would not have a material adverse effect on the business, financial condition or operations of Swisher; (ii) repayment of the Indebtedness of Swisher, unless otherwise agreed by the parties; (iii) no material adverse change in the financial condition, business or operations of Swisher since June 30, 1995, except as contemplated by the Swisher Agreement; (iv) the delivery of certain closing documents, including stock certificates, opinions and resolutions; (v) the Company having valid and unencumbered title to the Swisher common stock; (vi) the representations and warranties of EBS and Cerestar being true and correct and the performance by EBS and Cerestar of their obligations under the Swisher Agreement; (vii) there being $5 million in cash on hand at Swisher at the closing; and (viii) receipt by the Ziegler Parties of reasonably satisfactory assurances of the availability to Swisher on commercially reasonable terms and conditions of senior financing in the aggregate amount of $110 million (or such lesser amount as may be required as a result of the reduction of purchase price pursuant to the Swisher Agreement) for the Swisher Sale. There are no time limitations on the receipt by the Ziegler Parties of such assurances. The Ziegler Parties have informed the Company that they are presently negotiating with lenders to obtain such financing.

  The obligations of EBS and Cerestar to consummate the Swisher Sale are further conditioned on (i) the requisite approval of all non-governmental third-parties required in connection with the execution, delivery and performance of the Swisher Agreement by the Ziegler Parties; (ii) the execution of an indemnification agreement by Swisher (see "--Indemnity Agreement"); (iii) the delivery of certain closing documents, including certificates, opinions and resolutions; and (iv) the representations and warranties of the Ziegler Parties being true and correct and the performance by the Ziegler Parties of their obligations under the Swisher Agreement.

  Representations and Warranties. The Swisher Agreement contains various representations and warranties of the parties. Representations and warranties of EBS and Cerestar include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Swisher Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Swisher Agreement, non-contravention of any contract, license, regulation, decree or permit, and litigation that could materially or adversely affect EBS or Cerestar or challenging the validity of, or impairing the ability of EBS or Cerestar to consummate, the transactions contemplated by the Swisher Agreement. Representations and warranties of the Ziegler Parties include, without limitation, certain matters relating to their organization and qualification to do business, authority to enter into the Swisher Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Swisher Agreement, non-contravention of any contract, license, regulation, decree or permit, and acquisition of the shares solely for investment purposes.

  Certain Covenants. The Swisher Agreement provides that from the date of the Swisher Agreement to its closing or termination, unless otherwise consented to in writing by the Ziegler Parties (which consent shall not be unreasonably withheld), EBS and Cerestar will use their reasonable efforts to cause the Company to comply in all material respects with its covenants stated in the Merger Agreement regarding the conduct of the Swisher Business.

  The Ziegler Parties will be liable for and indemnify EBS and Cerestar for all taxes payable by Swisher for any taxable year or period that begins after the closing date and for the pro rata portion with respect to any taxable year or period beginning before and ending after the closing date. EBS and Cerestar will be liable for and indemnify the Ziegler Parties for all taxes payable by Swisher for any taxable year or period that ends on or before the closing date and for the pro rata portion with respect to any taxable year or period beginning before and ending after the closing date.

  Acquisition Proposals. The Swisher Agreement provides that from the date of the Swisher Agreement until the earlier of its closing or termination, EBS and Cerestar will not, and pursuant to the terms of the Merger Agreement, the Company and its affiliates will not be permitted to, take any action directly or indirectly, to solicit indications of interest or offers for the sale of Swisher (whether by sale of stock, assets, merger or otherwise) to anyone other than the Ziegler Parties, or provide any information to others in that connection, or enter into any discussions with respect thereto, and EBS and Cerestar will instruct its investment bankers and other representatives and those of the Company to refrain from doing any of the foregoing.

  Related Closings. The parties to the Swisher Agreement agreed that none of the closings under the Merger Agreement, the GIH Agreement or the Swisher Agreement will be consummated unless and until the conditions precedent to closing under each such agreement (other than those that pertain to delivery of closing instruments or to the fact of the closing of the respective transactions) shall have been fulfilled or waived in accordance with the terms of each respective agreement. The parties further agreed that such transactions will close in the following order: first, the GIH Stock Purchase; second, the Merger; and lastly, the Swisher Sale.

  Transition Services. If requested by the Ziegler Parties and agreed to by EBS and Cerestar (which consent will not be unreasonably withheld), EBS and Cerestar will provide transition services to the Ziegler Parties on a fully burdened basis.

  Repayment of Indebtedness. EBS and Cerestar agree that, effective at the Closing, (i) all intercompany indebtedness between the Company and Swisher will be cancelled, and all Indebtedness of Swisher will be repaid, (ii) guarantees by Swisher, other than those relating to the Swisher business, will be released and (iii) all liens and security interests relating to Indebtedness to which Swisher is subject will be released. If EBS and Cerestar cannot obtain the release of any Swisher guarantee, EBS and Cerestar will indemnify Swisher from liability for such guarantee.

  Employees and Employee Benefits. The Swisher Agreement provides that as of the Closing Date, the Swisher Employees and GIH Related Employees (in each case as defined in the Swisher Agreement) will cease to be covered by the Company's benefit plans and will be covered by the benefit plans established by the Ziegler Parties pursuant to the Swisher Agreement (the "Swisher Benefit Plans") on terms which in the aggregate are no less favorable than those provided to such employees under the Company's benefit plans. The Ziegler Parties will honor and assume all existing individual employment, severance, early retirement, deferred compensation, executive life insurance, consulting, salary continuation and similar agreements between the Company, EBS and Cerestar or the GIH Related Parties and the Swisher Employees or the GIH Related Employees. The Ziegler Parties have agreed to offer or cause another entity to offer employment to the GIH Related Employees effective as of the Closing Date. The Ziegler Parties will be responsible for all liabilities (including severance liability) with respect to the GIH Related Employees incurred on or after the Closing Date, regardless of whether any such GIH Related Employees accept employment with the Ziegler Parties or an affiliate thereof.

  Indemnification and Remedies. Pursuant to the Swisher Agreement, EBS and Cerestar have agreed to indemnify, defend and hold harmless each of the Ziegler Parties, and for periods following the Closing, Swisher, against any loss, damage, or expense, including court costs and reasonable attorneys' fees ("Losses"), resulting or arising from (i) any breach by EBS or Cerestar in their performance of their obligations under the Swisher Agreement; (ii) any inaccuracy in or any breach of any representation, warranty or covenant by EBS or Cerestar under the Swisher Agreement; (iii) any fees, expenses or other payments incurred or owed by EBS and Cerestar or Swisher to any brokers retained by them in connection with the transactions contemplated by the Swisher Agreement; (iv) any failure by EBS and Cerestar to comply with these indemnity obligations; and (v) any contingent liability listed in the footnotes to the Company's financial statements dated December 31, 1994.

  Each of the Ziegler Parties has agreed to indemnify, defend and hold harmless each of EBS and Cerestar against any Losses resulting or arising from
(i) any breach by such Ziegler Party in its performance of its obligations under the Swisher Agreement; (ii) any inaccuracy in or any breach of any representation, warranty or covenant by such Ziegler Party under the Swisher Agreement; (iii) any fees, expenses or other payments incurred or owed by such Ziegler Party, the Company or Swisher to any brokers retained in connection with the transactions contemplated by the Swisher Agreement; (iv) any failure by such Ziegler Party to comply with these indemnity obligations.

  Termination. The Swisher Agreement provides that it may be terminated at any time prior to the Closing (i) by mutual consent of all the parties thereto;
(ii) by either EBS and Cerestar or the Ziegler Parties if the other party breaches in any material respect any of its representations, warranties, covenants or agreements under the Swisher Agreement and such breach is not cured within ten days; and (iii) by either EBS and Cerestar or the Ziegler Parties if the Merger Agreement is terminated pursuant to its terms and with ten business days of such termination EBS has failed to enter into another Agreement with the Company pursuant to which EBS or one of its affiliates will acquire the Company's Common Stock at a purchase price equal to at least $40.00 per share and providing for the sale of Swisher to the Ziegler Parties on the same terms and conditions stated in the Swisher Agreement.

  Shareholders' Agreement. The obligations of the parties to the Swisher Agreement are conditioned upon, among other things, execution by the Ziegler Parties, the Company and Swisher of a Shareholders' Agreement. The Shareholders' Agreement will entitle the Company to (i) designate one representative to attend meetings of the Swisher Board of Directors and committees thereof as an observer and receive Board documentation,
(ii) exercise "piggyback" registration rights in the event of an initial public offering of Swisher common stock, (iii) exercise first priority tag-along rights to sell its Swisher common stock if another Swisher stockholder sells, (iv) receive periodic Swisher financial and operating information and
(v) at its option require Swisher and the other Swisher stockholders to purchase the Company's Swisher common stock at "fair market value" at any time after the fifth anniversary of the Shareholders' Agreement. The Shareholders' Agreement also will entitle Swisher, at its option, to purchase the Company's Swisher common stock at "fair market value" at any time after the fifth anniversary of the Shareholders' Agreement. "Fair market value" will be determined by one or more mutually acceptable investment banks based on Swisher's acquisition value at that time. The parties will share the costs of any such investment banks.

  Indemnity Agreement. The obligations of EBS and Cerestar under the Swisher Agreement are conditioned upon, among other things, the execution by Swisher and the Company of an Indemnity Agreement. Pursuant to the Indemnity Agreement, Swisher will indemnify the Company, its directors, officers and shareholders and their respective affiliates from all past, present or future liabilities directly or indirectly arising out of or relating to the use, handling or other contact, sale, marketing, production or manufacture of tobacco, tobacco products, tobacco by-products or tobacco additives in respect of the conduct of the Swisher business.

  Amendment and Waiver. The Swisher Agreement may be amended only by a written instrument duly executed by each party to the Swisher Agreement. Any of the terms or conditions of the Swisher Agreement may be waived at any time in writing by the party entitled to the benefit thereof.

  Expenses. Whether or not the transactions contemplated by the Swisher Agreement are consummated, except as otherwise provided, EBS and Cerestar will pay all expenses incurred by or on behalf of EBS and Cerestar, the Company or Swisher, and the Ziegler Parties will pay all its expenses incurred in connection with the Swisher Agreement and the transactions contemplated thereby.

  Regulatory Matters. The Company has been informed by the Ziegler Parties that the Swisher Sale may not be consummated until notifications and certain information are furnished to the FTC and the Antitrust Division under the HSR Act and specified waiting period requirements are satisfied. On September 25, 1995, early termination of the waiting period under the HSR Act was granted. At any time before or after the closing of the Swisher Sale, the FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the Swisher Sale, including seeking to enjoin the consummation of the Swisher Sale or seeking the divestiture of stock or businesses acquired as a result of the Swisher Sale.

                    AMENDMENT TO ARTICLES OF INCORPORATION

  In 1985, the Maine legislature adopted Section 910 of the MBCA, entitled "Right of Shareholders to Receive Payment for Shares Following a Control Transaction." Section 910 provides that the section can be made inapplicable to a corporation by an amendment to its by-laws adopted within 90 days of the effective date of the section, or by an amendment to its articles of incorporation at any time. The Company has not previously elected to opt out of the provisions of Section 910 and, therefore, Section 910 is currently applicable to the Company.

  Section 910 is a "cash-out" type of takeover statute. Cash-out statutes generally require an acquiror of more than a specified percentage of a target corporation's stock, upon demand by any shareholder, to purchase the shares of such shareholder for fair value. Section 910 does not restrict the acquisition by any person of a controlling interest in a Maine corporation. However, the statute recognizes that a change in control generally causes a fundamental alteration in the nature of the investment held by the remaining shareholders.
Section 910 is intended to limit the potential coercive effect of certain takeovers, such as those involving a first step offer for a controlling position in a corporation at a premium price followed by a second step offer at a lower price.

  Section 910 provides generally that a person or group which acquires voting power over shares with 25% or more of the votes that all shareholders are entitled to cast in an election of directors of a corporation, or voting power over 25% or more of the shares of any class of stock entitled to elect any directors of a corporation, is a "Controlling Person." Such Controlling Person, upon becoming such, must give prompt notice to all record holders of voting shares of the corporation. Such shareholders are thereupon entitled to demand that the Controlling Person pay them "fair value" in cash for their voting shares, under procedures which are similar to those which apply to the exercise of dissenters' rights of appraisal under Section 909 of the MBCA. See "Rights of Dissenting Shareholders."

  For purposes of Section 910, "fair value" is determined as of the day prior to the date on which the Controlling Person became such, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation. In this respect, the definition of "fair value" in Section 910 differs from the definition thereof in Section 909, the dissenters' rights statute. Section 909 entitles those shareholders who have properly exercised dissenters' rights to the "fair value" of their shares, determined as of the day prior to the date on which the shareholder vote was taken approving the proposed transaction, excluding any appreciation or depreciation of shares in anticipation of such corporate action. Unlike Section 910, Section 909 does not specifically state that an increment representing a proportion of a control premium should be included in fair value. See "Rights of Dissenting Shareholders."

  The foregoing description of Section 910 does not purport to be complete and is qualified in its entirety by reference to the text of Section 910, a copy of which is set forth in Annex E to this Proxy Statement and is incorporated herein by reference.

  The amendment to the Articles of Incorporation to be considered and voted upon at the Special Meeting consists of a new Article IX of the Articles of Incorporation, the text of which is set forth in full as follows:

    IX: Section 910 of the Maine Business Corporation Act (relating to control transactions), or any corresponding provisions of succeeding law, shall not be applicable to the Corporation.

  The Board of Directors of the Company is recommending that shareholders vote for the proposal to approve and adopt the Articles Amendment because approval by the Company's shareholders of the Articles Amendment is a condition to the obligations of EBS and Merger Sub to consummate the Merger. Approval of the Articles Amendment is also a condition to the obligations of Cerestar under the GIH Agreement. If the Articles Amendment is not effected, the GIH Stock Purchase could trigger the provisions of Section 910. The Company's Board of Directors has determined that the terms and conditions of the Merger Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders, and is recommending that shareholders approve the Merger Agreement and the Merger. See "The Merger--Background of the Merger" and "-- Recommendation of the Board of Directors; Reasons for the Merger." It is presently anticipated that, notwithstanding shareholder approval of the Articles Amendment, the Articles Amendment will not be effected until such time as all conditions to the obligations of EBS and Merger Sub under the Merger Agreement (other than the condition relating to the Articles Amendment) have been fulfilled or waived, and EBS and Merger Sub have become obligated to consummate the Merger. In the event that the Merger Agreement is terminated, either prior to or following the Special Meeting, it is presently anticipated that the Articles Amendment will not be effected. In addition, upon adoption of the Articles Amendment and consummation of the Merger, shareholders of the Company wishing to exercise dissenters' rights will have the opportunity to do so in accordance with Section 909 of the MBCA. See "Right of Dissenting Shareholders."

  The affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock and the holders of at least a majority of the outstanding shares of Class B Common Stock, voting separately as classes, is required to approve the Articles Amendment.

  The Board of Directors of the Company has unanimously (with Messrs. Steinkraus and Ziegler abstaining) approved the Articles Amendment and recommends that the holders of the Common Stock vote FOR its approval and adoption.

                       RIGHTS OF DISSENTING SHAREHOLDERS

  Shareholders of the Company are entitled to appraisal rights in connection with the Merger under Section 909 of the MBCA. Section 909 is reprinted in its entirety in Annex F to this Proxy Statement. The following discussion is not a complete statement of the law relating to statutory appraisal rights and is qualified in its entirety by reference to the full text of Section 909, which is incorporated herein by reference. Any holder who wishes to exercise statutory appraisal rights, or who wishes to preserve the right to do so, should review the following discussion and Annex F carefully. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' APPRAISAL RIGHTS UNDER THE MBCA.

  A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may wish to exercise.

  SHAREHOLDERS WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 909 MUST (I) DELIVER A WRITTEN OBJECTION TO THE PROPOSED MERGER TO THE COMPANY PRIOR TO OR AT THE SPECIAL MEETING (AT 250 HARBOR DRIVE, STAMFORD, CONNECTICUT 06902, ATTENTION: SECRETARY; OR AT THE SPECIAL MEETING AT THE RAMADA PLAZA HOTEL, 700 MAIN STREET, STAMFORD, CONNECTICUT 06901, ATTENTION: SECRETARY) AND
(II) NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT. THE WRITTEN OBJECTION MUST BE IN ADDITION TO AND SEPARATE FROM ANY ABSTENTION OR VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT WILL NOT CONSTITUTE AN OBJECTION TO THE MERGER WITHIN THE MEANING OF SECTION 909. (Shareholders who timely file such written objection and who do not vote their shares in favor of the Merger are referred to hereinafter as "Dissenting Shareholders".)

  In addition, if the Merger is approved by the required vote, within 15 days after the date on which the vote of shareholders was taken (the "Shareholder Demand Date"), Dissenting Shareholders must make written demand on the Company for payment of the fair value of their shares of Common Stock. Such written demand must be delivered in person or by registered or certified mail to the Company (at its principal place of business at 250 Harbor Drive, Stamford, Connecticut 06902, Attention: Secretary or at its registered office in care of Verrill & Dana, One Portland Square, Portland, Maine 04104 Attention: Peter B. Webster) and must specify the Dissenting Shareholder's current address. Dissenting Shareholders who fail to make such a written demand within such period in the prescribed form and manner lose their appraisal rights under
Section 909 and their shares of Common Stock will be cancelled and converted into the right to receive $40.00 per share pursuant to the terms of the Merger Agreement.

  A WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF A DISSENTING SHAREHOLDER'S SHARES OF COMMON STOCK MAY NOT BE WITHDRAWN WITHOUT THE COMPANY'S CONSENT. ANY SHAREHOLDER MAKING AN OBJECTION OR DEMAND PURSUANT TO SECTION 909 SHALL THEREAFTER BE ENTITLED ONLY TO PAYMENT AS PROVIDED THEREIN AND SHALL NOT BE ENTITLED TO VOTE OR TO EXERCISE ANY OTHER RIGHTS OF A SHAREHOLDER.

  At the time of filing with the Company the written demand for payment or within 20 days thereafter, Dissenting Shareholders must submit the certificate(s) representing their shares to the Company or its transfer agent for notation thereon that such demand had been made. Such certificate(s) will promptly be returned after entry thereon of such notation. A Dissenting Shareholder's failure to submit shares for notation shall, at the option of the Company, terminate such shareholder's rights under Section 909 unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct.

  Section 909 requires the Company to give each Dissenting Shareholder who has made a demand as provided therein written notice that the Merger has been effected and a written offer stating the price the Company deems to be the fair value of its shares of Common Stock, together with a current balance sheet and profit and loss statement of the Company for the 12-month period ended as of the date of the balance sheet. Such written notice, offer and financial statements must be provided within the later of 10 days after the Effective Time or 10 days after the Shareholder Demand Date (the "Company Offer Date").

  If the Company and the Dissenting Shareholder agree on the fair value of the Dissenting Shareholder's shares within 20 days after the Company Offer Date, the Company must pay such fair value to the Dissenting Shareholder within 90 days after the Effective Time upon surrender of the certificate(s) representing the shares(s) of Common Stock.

  If during the 20-day period following the Company Offer Date, the Dissenting Shareholder and the Company fail to agree on the fair value of the Dissenting Shareholder's shares of Common Stock and the Company receives a written demand for suit from any such Dissenting Shareholder within 60 days after the Effective Time, the Company must file an action in the Superior Court of Cumberland County, Maine within 30 days of receipt of such written demand for a determination of the fair value of the shares. In the absence of such demand for suit, the Company may on its own accord bring an action in said court within 60 days after the Effective Time. Should the Company fail to file an action in such 60-day period, any remaining Dissenting Shareholder may do so in the Company's name. No such action may be brought by either the Company or any Dissenting Shareholder more than six months after the Effective Time.

  The jurisdiction of the court in any such action to determine fair value is plenary and exclusive. All Dissenting Shareholders (other than those who have agreed upon the price to be paid for their shares) are parties to the proceedings and must be served with a copy of the complaint. All Dissenting Shareholders who are parties to the proceeding shall be entitled to judgment against the Company for the fair value of their shares, as fixed by the court.

  In any such proceedings, the court may appoint one or more persons as appraisers to recommend a decision on the question of fair value. The fair value of the shares shall be determined by the court as of the day prior to the date of the Special Meeting, excluding any appreciation or depreciation of shares in anticipation of the Merger. The Maine Supreme Judicial Court, which is the highest court in the state, in a previous case determined the "fair value" of shares of the acquired company by reference to the shares' stock market price, net asset value and investment value as appropriately weighted. In that case, the court held that the "fair value" of shares as determined under Section 909 does not include any payment for a tender offer premium nor any consideration of the psychological injuries that may result from loss of ownership of shares. The methods used in that case, while not exclusive, suggest the types of factors likely to be considered by a Maine court in determining the "fair value" of the shares of Common Stock.

  Fair value, as determined by the court, is payable to each Dissenting Shareholder only upon and concurrently with the surrender to the Company of the certificates representing such Dissenting Shareholder's shares. Upon such payment, the Dissenting Shareholder ceases to have any interest in such shares. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable under the circumstances, from the date of the Special Meeting to the date of payment (unless the court finds that the refusal of the shareholder to accept the Company's offer for payment was arbitrary, vexatious or not in good faith).

  The costs and expenses of any such proceeding shall be determined by the court and will be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the Dissenting Shareholders who are parties to the proceeding to whom the Company shall have made an offer to pay for the shares if the court finds that the action of such Dissenting Shareholders in failing to accept the Company's offer was arbitrary, vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel or experts employed by any party unless the court otherwise orders for good cause. If, however, the fair value of the shares as determined by the court materially exceeds the amount which the Company offered to pay therefor, or if no offer was made, the court in its discretion may award to any Dissenting Shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert employed by such Dissenting Shareholder and may award such Dissenting Shareholder all or part of his or her attorney's fees and expenses.

  The foregoing description of Section 909 is not complete and is qualified in its entirety by reference to Annex F hereto, which sets forth a complete copy of its provisions and which is incorporated herein by reference.

  Shareholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock determined under Section 909 could be more, the same, or less than the $40.00 that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 909.

  PURSUANT TO THE MERGER AGREEMENT, THE OBLIGATIONS OF EBS AND MERGER SUB TO CONSUMMATE THE MERGER ARE CONDITIONED UPON, AMONG OTHER THINGS, NO MORE THAN 7% OF THE OUTSTANDING SHARES OF COMMON STOCK BEING THE SUBJECT OF APPRAISAL RIGHTS PURSUANT TO SECTION 909 OF THE MBCA. SEE "THE MERGER AGREEMENT --
 CONDITIONS TO THE MERGER."

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 909 OF THE MBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF SECTION 909 OF THE MBCA, SHAREHOLDERS OF THE COMPANY WHO ARE CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT THEIR LEGAL ADVISORS.

                              CERTAIN LITIGATION

 One Share Litigation

  GIH Corp. owns approximately 13% of the Company's outstanding Class A Common Stock and approximately 47% of the Company's outstanding Class B Common Stock.
 See "Ownership of Common Stock by Certain Holders." All of the outstanding shares of GIH Common Stock are held by Mr. Ziegler, the Ziegler Trusts, Mrs. Steinkraus and the Steinkraus Trusts. Control of GIH Corp. is the subject of litigation initiated in New York Surrogate's Court by the children of Mrs. Steinkraus challenging the prior distribution of the controlling share of GIH Common Stock to one of the Ziegler Trusts. On April 4, 1994, the New York Surrogate's Court issued a decision in favor of Mr. Ziegler, which decision was upheld on appeal on March 22, 1995. Presently, a motion by the Steinkraus children requesting leave to appeal to New York State's highest court is pending. Pursuant to the Settlement Agreements entered into in March 1991, Mr. Ziegler, Mrs. Steinkraus and GIH Corp. agreed that, until the final resolution of the One Share Litigation, their shares of the Company's Common Stock would be voted for directors nominated by the Company in accordance with certain "succession resolutions" adopted by the Company's Board of Directors in March 1991. These resolutions provide for Board seats for Mr. Ziegler and Mrs. Steinkraus or their designees and require that the majority of the Board consist of directors who are neither employees of the Company nor members of the Ziegler or Steinkraus families. On May 26, 1995, on motion by the Steinkraus children, the New York Surrogate's Court issued an order determining that, for purposes of the Settlement Agreements, "final resolution" of the One Share Litigation includes the conclusion of all direct appeals.

 GIH Corp. and William Ziegler, III v. American Maize-Products Co., et al.

  On February 22, 1995, Mr. Ziegler, on behalf of himself and, purportedly, GIH Corp., filed suit in Superior Court, Cumberland County, Maine seeking declaratory and injunctive relief against the February Merger Agreement and the February Stock Purchase Agreement. The complaint also alleges, among other things, that the directors' approval of certain employment agreements with the Company's senior officers violated the directors' fiduciary duties. On March 24, 1995, the Superior Court, Cumberland County, Maine denied a motion by Mr. Ziegler and, purportedly, GIH Corp. to enjoin the sale of Class B Common Stock to EBS pursuant to the February Stock Purchase Agreement. On appeal, the Supreme Judicial Court of Maine reversed the decision of the Superior Court and issued an order on April 10, 1995, together with an order of clarification on April 12, 1995 and followed by an opinion on May 11, 1995, permanently enjoining the Company from issuing any Class B Common Stock to EBS pursuant to the February Stock Purchase Agreement and from enforcing the deadline for shareholders to exercise their preemptive rights in connection therewith. On May 12, 1995, the February Merger Agreement and the February Stock Purchase Agreement were terminated.

 Steiner v. American Maize-Products Co., et al.; Katz v. American Maize-Products Co., et al.; Saltzman v. American Maize-Products Co., et al.

  In January 1995, alleged shareholders of the Company filed complaints in Connecticut Superior Court in three purported class actions against the Company and its Board of Directors. The actions alleged that the Company's Board of Directors breached its fiduciary duties to shareholders by not adequately considering EBS' initial offer on December 19, 1994 to acquire the Company at a purchase price of $32 per share, by rejecting such offer, by failing to make adequate disclosure of the offer and by placing personal interests, including an alleged attempt by Mr. Ziegler to retain control of the Company, ahead of the interests of the public shareholders. The complaints sought equitable relief and unspecified damages. In July 1995, the plaintiffs in these three purported class actions voluntarily withdrew their complaints against the Company and all of its directors except Mr. Ziegler, and filed amended complaints against Mr. Ziegler in connection with the proposed Merger and Swisher Sale, alleging that Mr. Ziegler has engaged in unfair dealing with the Company's shareholders, and has breached his fiduciary duty, by depriving the Company's shareholders of their fair portion of the value of their shares, and by placing his personal interests ahead of the interests of the Company's shareholders. The amended complaints seek declaratory and injunctive relief against the Merger and the Swisher Sale, an accounting of profits realized and to be realized by Mr. Ziegler therefrom and unspecified damages.

              OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

  The following table sets forth, as of July 31, 1995, the number of shares of the Company's Common Stock beneficially owned by (a) each director of the Company, (b) each of the named executive officers of the Company and (c) all directors and officers of the Company as a group. Unless otherwise indicated in the footnotes, each of the following persons has sole voting and investment power with respect to the shares of the Company's Common Stock set forth in the table.

                               TITLE OF CLASS     AMOUNT AND NATURE    PERCENT
  NAME                         OF COMMON STOCK OF BENEFICIAL OWNERSHIP OF CLASS
  ----                         --------------- ----------------------- --------
Charles B. Cook, Jr...........     Class A                2,336             *
                                   Class B                2,669             *
Jane E. Downey................     Class A               15,422(2)          *
                                   Class B                  -0-           --
Paul F. Engler................     Class A                5,500             *
                                   Class B                  -0-           --
James E. Harwood..............     Class A                1,000             *
                                   Class B                  -0-           --
John R. Kennedy...............     Class A                  800             *
                                   Class B                  200             *
Charles A. Koons..............     Class A               16,072(2)          *
                                   Class B                  -0-           --
Patric J. McLaughlin..........     Class A              106,962(2)        1.2%
                                   Class B                  -0-           --
C. Alan MacDonald.............     Class A                1,000             *
                                   Class B                  -0-           --
H. Barclay Morley.............     Class A                2,500             *
                                   Class B                  -0-           --
Edward P. Norris..............     Class A               47,944(2)          *
                                   Class B                  -0-           --
Robert S. Pirie...............     Class A                  100             *
                                   Class B                  -0-           --
William L. Rudkin.............     Class A                1,000(4)          *
                                   Class B                  -0-           --
William C. Steinkraus.........     Class A                  110(5)          *
                                   Class B                  -0-(5)        --
Robert M. Stephan.............     Class A               20,308(2)          *
                                   Class B                  -0-           --
William J. vanden Heuvel......     Class A                1,000(6)          *
                                   Class B                  -0-(6)        --
William Ziegler, III..........     Class A            1,330,098(1)(2)    15.2%
                                   Class B              949,920(1)(3)    54.5%
All directors and officers as
 a group......................     Class A            1,611,603          18.4%
                                   Class B              953,389          54.7%

--------
*   Does not exceed one percent of the total outstanding shares of such class.
(1) Based upon Schedule 13G, Amendment No. 16, dated February 13, 1995, filed with the Commission. Mr. Ziegler reports that he shares voting and investment power over 1,264,594 and 876,158 of such shares of the Company's Class A Common Stock and Class B Common Stock, respectively. Mr. Ziegler shares voting and investment power of such shares with First Fidelity ("First Fidelity") as co-trustees of the Ziegler Trusts. Of such shares 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the Company's Class B Common Stock are owned by GIH Corp. GIH is wholly-owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus Trusts.

(2) Includes the following shares of the Company's Class A Common Stock that may be acquired within 60 days pursuant to the exercise of options: Ms. Downey, 14,400 shares; Mr. Koons, 15,300 shares, Mr. McLaughlin, 96,000 shares; Mr. Norris, 36,750 shares; Mr. Stephan, 15,000 shares; Mr. Ziegler, 54,948 shares; and all directors and officers as a group, 304,498 shares. Also includes shares of the Company's Class A Common Stock credited under the Company's capital accumulation plan through June 30, 1995 as follows: Ms. Downey, 1,021.8329 shares; Mr. McLaughlin, 8,957.2602 shares; Mr. Koons, 771.7266 shares; Mr. Norris, 11,068.9547 shares; and Mr. Stephan, 2,307.7414 shares.
(3) Excludes 1,003 shares of the Company's Class B Common Stock owned by Mr. Ziegler's wife. Mr. Ziegler disclaims beneficial ownership of such shares.
(4) Excludes 587 shares of the Company's Class A Common Stock owned by Mr. Rudkin's wife. Mr. Rudkin disclaims beneficial ownership of such shares.
(5) Excludes shares of the Company's Class A and Class B Common Stock owned by Mrs. Steinkraus and disclosed under "Ownership of Common Stock by Certain Holders." Mr. Steinkraus disclaims beneficial ownership of such shares.
(6) Such shares are owned through a retirement plan of which Mr. vanden Heuvel is Trustee. Excludes (i) 160,000 shares of Class A Common Stock owned by Cenro Corporation, of which Mr. vanden Heuvel is a director and (ii) 20,500 shares of Class A Common Stock and 1,100 shares of Class B Common Stock owned by the Arthur Ross Foundation, of which Mr. vanden Heuvel is a Trustee. Mr. vanden Heuvel disclaims beneficial ownership of the shares described in the preceding sentence.

                 OWNERSHIP OF COMMON STOCK BY CERTAIN HOLDERS

  The following table sets forth, as of July 31, 1995, the number of shares of the Company's Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of a class of the Company's Common Stock.

                                      TITLE OF CLASS         AMOUNT AND NATURE OF        PERCENT
 NAME AND ADDRESS                     OF COMMON STOCK        BENEFICIAL OWNERSHIP        OF CLASS
 ----------------                     --------------- ---------------------------------- --------
William Ziegler, III................     Class A(1)   Aggregate Amount--1,330,098          15.2%
 250 Harbor Drive                                     Sole Voting Power--65,504               *
 P.O. Box 10128                                       Shared Voting Power--1,264,594       14.5%
 Stamford, CT 06904                                   Sole Investment Power--65,504           *
                                                      Shared Investment Power--1,264,594   14.5%
                                         Class B(1)   Aggregate Amount--949,920            54.5%
                                                      Sole Voting Power--73,762             4.2%
                                                      Shared Voting Power--876,158         50.3%
                                                      Sole Investment Power--73,762         4.2%
                                                      Shared Investment Power--876,158     50.3%
Helen Z. Steinkraus.................     Class A(2)   Aggregate Amount--1,257,989(3)       14.4%
 250 Harbor Drive                                     Sole Voting Power--3,394                *
 P.O. Box 10128                                       Shared Voting Power--1,254,595       14.4%
 Stamford, CT 06904                                   Sole Investment Power--3,394            *
                                                      Shared Investment Power--1,254,595   14.4%
                                         Class B(2)   Aggregate Amount--882,040(3)         50.6%
                                                      Sole Voting Power--5,883                *
                                                      Shared Voting Power--876,157         50.3%
                                                      Sole Investment Power--5,883            *
                                                      Shared Investment Power--876,157     50.3%
United States Trust Company of New
 York...............................     Class A(4)   Aggregate Amount--1,256,767          14.4%
 114 West 47th Street                                 Sole Voting Power--0                  --
 New York, NY 10036                                   Shared Voting Power--1,256,767       14.4%
                                                      Sole Investment Power--0              --
                                                      Shared Investment Power--1,256,767   14.4%
                                         Class B(4)   Aggregate Amount--876,158            50.3%
                                                      Sole Voting Power--0                  --
                                                      Shared Voting Power--876,158         50.3%
                                                      Sole Investment Power--0              --
                                                      Shared Investment Power--876,158     50.3%
First Fidelity Bank.................     Class A(5)   Aggregate Amount--1,264,594          14.5%
 P.O. Box 1297                                        Sole Voting Power--0                  --
 Stamford, CT 06904                                   Shared Voting Power--1,264,594       14.5%
                                                      Sole Investment Power--0              --
                                                      Shared Investment Power--1,264,594   14.5%
                                         Class B(5)   Aggregate Amount--876,158            50.3%
                                                      Sole Voting Power--0                  --
                                                      Shared Voting Power--876,158         50.3%
                                                      Sole Investment Power--0              --
                                                      Shared Investment Power--876,158     50.3%

                         TITLE OF CLASS        AMOUNT AND NATURE OF       PERCENT
 NAME AND ADDRESS        OF COMMON STOCK       BENEFICIAL OWNERSHIP       OF CLASS
 ----------------        --------------- -------------------------------- --------
GIH Corp. ..............    Class A(6)   Aggregate Amount--1,140,294        13.0%
 250 Harbor Drive                        Sole Voting Power--1,140,294       13.0%
 P.O. Box 10128                          Shared Voting Power--0              --
 Stamford, CT 06904                      Sole Investment Power--1,140,294   13.0%
                                         Shared Investment Power--0
                            Class B(6)   Aggregate Amount--824,521          47.3%
                                         Sole Voting Power--824,521         47.3%
                                         Shared Voting Power--0              --
                                         Sole Investment Power--824,521     47.3%
                                         Shared Investment Power--0          --
Archer Daniels Midland
 Co.....................    Class A(7)   Aggregate Amount--2,429,700        27.8%
 4666 Faries Parkway                     Sole Voting Power--2,115,200       24.2%
 P.O. Box 1470                           Shared Voting Power--0              --
 Decatur, IL 62525                       Sole Investment Power--2,429,700   27.8%
                                         Shared Investment Power--0          --
EFL Limited.............    Class A(8)   Aggregate Amount--152,800           1.8%
 c/o D. Zeltner                          Sole Voting Power--0                --
 Weil Gotshal & Manges                   Shared Voting Power--152,800        1.8%
 767 Fifth Avenue                        Sole Investment Power--0            --
 New York, NY 10153                      Shared Investment Power--152,800    1.8%
                            Class B(9)   Aggregate Amount--282,600          16.2%
                                         Sole Voting Power--0                --
                                         Shared Voting Power--282,600       16.2%
                                         Sole Investment Power--0            --
                                         Shared Investment Power--282,600   16.2%

--------
 *  Does not exceed one percent of the total outstanding shares of such class.
(1) Based upon Schedule 13G, Amendment No. 16, dated February 13, 1995, filed with the Commission. Mr. Ziegler reports that he shares voting and investment power over 1,264,594 and 876,158 of such shares of the Company's Class A Common Stock and Class B Common Stock, respectively. Mr. Ziegler shares voting and investment power of such shares with First Fidelity as co-trustees of the Ziegler Trusts. Of such shares, 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the Company's Class B Common Stock are owned by GIH. GIH is wholly owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus Trusts.
(2) Based upon Schedule 13D, Amendment Nos. 1 and 3, dated March 2, 1992, filed with the Commission and information received from the United States Trust Company of New York ("U.S. Trust"). Mrs. Steinkraus and U.S. Trust report that she shares voting and investment power over 1,254,595 and 876,157 of such shares of the Company's Class A Common Stock and the Company's Class B Common Stock, respectively. Mrs. Steinkraus shares such voting and investment power with U.S. Trust as co-trustees of the Steinkraus Trusts. Of such shares, 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the Company's Class B Common Stock are owned by GIH. GIH is wholly owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus Trusts.
(3) Excludes 132.25 shares of the Company's Class A Common Stock owned by Eric
    M. Steinkraus and 695 shares of the Company's Class B Common Stock owned by Philip C. Steinkraus (based upon Schedule 13D, Amendment Nos. 1 and 3, dated March 2, 1992, filed with the Commission by Helen Z. Steinkraus, Eric M. Steinkraus and Philip C. Steinkraus, who stated therein that they are members of a group and have executed a joint filing agreement pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934).
(4) Based upon Schedule 13G, Amendment No. 16, dated February 11, 1995, filed with the Commission. U.S. Trust reports that it shares voting and investment power with Mrs. Steinkraus and Mr. Ziegler as co-trustees of certain trusts. Included in such shares are 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the Company's Class B Common Stock owned by GIH.
(5) Based upon Schedule 13G dated April 8, 1994, filed with the Commission.
(6) Based upon Schedule 13G, Amendment No. 16, dated February 24, 1995, filed with the Commission. See also Footnote Nos. 1 and 2 above.
(7) Based upon Schedule 13D, Amendment No. 7, dated September 17, 1993, filed with the Commission.
(8) Based upon Form 4, dated July 18, 1995, filed with the Commission. According to such filing, beneficial ownership of such shares is shared by EFL Limited ("EFL"), Excorp Limited ("Excorp"), the owner of EFL, Excorp Holdings Limited ("Excorp Holdings"), the owner of Excorp, and Abacus (C.I.) Limited ("Abacus"), as trustee of the settlement dated 31 December 1985 (the "Trust"). The Trust is the owner of Excorp Holdings.
(9) Based upon Schedule 13D, filed with the Commission on April 5, 1995, as amended on July 14, 1995 and July 24, 1995. According to such filing, beneficial ownership of such shares is shared by EFL, Excorp, the owner of EFL, Excorp Holdings, the owner of Excorp, and Abacus, as trustee of the Trust. The Trust is the owner of Excorp Holdings.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Class A Common Stock and the Class B Common Stock trade on the AMEX under the symbols "AZEA" and "AZEB," respectively. The following table sets forth, for the quarters indicated, the high and low sale prices per share of Common Stock and the amount of cash dividends declared and subsequently paid per share of Common Stock for such quarter.

                                       CLASS A                  CLASS B
                               ------------------------ ------------------------
                                HIGH     LOW   DIVIDEND  HIGH     LOW   DIVIDEND
                               ------- ------- -------- ------- ------- --------
Fiscal Year Ended 1995:
  First Quarter............... $41.375 $25.375  $0.17   $45.000 $25.250  $0.17
  Second Quarter..............  40.625  27.625   0.17    41.000  30.000   0.17
  Third Quarter...............  40.750  33.500   0.17    41.000  33.750   0.17
Fiscal Year Ended 1994:
  First Quarter...............  22.375  15.875   0.16    21.875  15.500   0.16
  Second Quarter..............  20.750  18.125   0.16    21.000  17.875   0.16
  Third Quarter...............  23.500  19.625   0.16    23.250  20.125   0.16
  Fourth Quarter..............  26.000  21.625   0.17    25.375  21.875   0.17
Fiscal Year Ended 1993:
  First Quarter...............  23.500  21.625   0.16    24.375  22.750   0.16
  Second Quarter..............  22.625  16.625   0.16    22.750  18.000   0.16
  Third Quarter...............  19.000  14.375   0.16    18.500  15.875   0.16
  Fourth Quarter..............  16.875  15.250   0.16    16.750  14.875   0.16
Fiscal Year Ended 1992:
  First Quarter...............  25.750  20.250   0.16    25.500  20.000   0.16
  Second Quarter..............  24.000  20.000   0.16    23.375  21.500   0.16
  Third Quarter...............  25.500  20.625   0.16    25.375  21.500   0.16
  Fourth Quarter..............  25.625  21.000   0.16    25.625  22.750   0.16

  On January 5, 1995, the last trading day prior to the first public announcement that the Company had received an expression of interest regarding a potential sale of the Company, the high and low sale prices for the Class A Common Stock were $27.250 and $26.750, respectively and the high and low sale prices for the Class B Common Stock were $26.500 and $26.000, respectively. On July 7, 1995, the last trading day for the Class A Common Stock prior to the public announcement of EBS' proposal with respect to the Merger, the high and low sale prices for the Class A Common Stock were $34.250 and $33.750, respectively. On July 6, 1995, the last trading day for the Class B Common Stock prior to the public announcement of EBS' proposal with respect to the Merger, the high and low sale prices for the Class B Common Stock were $36.625 and $36.250, respectively.

  On September 29 and September 28, 1995, the last trading days for the Class A Common Stock and the Class B Common Stock, respectively, prior to the date of this Proxy Statement, the high and low sale prices for the Class A Common
Stock were $39.000 and $39.000, respectively and the high and low sale prices for the Class B Common Stock were $39.500 and $39.500, respectively.

  Pursuant to the Merger Agreement, the Company agreed not to declare or pay any dividend or other distribution on the shares of Common Stock prior to the Effective Date, other than the Company's regular quarterly cash dividend not in excess of $0.17 per share.

          CERTAIN INFORMATION CONCERNING EBS, MERGER SUB AND CERESTAR

  EBS, a corporation organized under the laws of France, is principally engaged through its operating subsidiaries in the production of sugar and its derivatives and starch and its derivatives; the crushing and refining of oilseed into oil and meal; the production of animal feed; and the production of certain consumer products, principally oils and spices.

  Merger Sub is an indirect wholly owned subsidiary of EBS, created for the sole purpose of consummating the transactions contemplated by the Merger Agreement. Merger Sub has not conducted any activities other than those related to its formation, the preparation of this Proxy Statement and the negotiation of the Merger Agreement and its obligations thereunder. Pursuant to the terms of the Merger Agreement, at the Effective Date, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation.

  Cerestar, which together with EBS is a party to the GIH Agreement and the Swisher Agreement, is an indirect wholly owned subsidiary of EBS. Cerestar has not conducted any activities other than those related to its formation, the preparation of this Proxy Statement and the negotiation of the February Merger Agreement, February Stock Purchase Agreement, GIH Agreement and Swisher Agreement and its obligations thereunder.

  The principal executive offices of EBS are located at 14, bd du General Leclerc, F 92572 Neuilly-sur-Seine cedex, France, telephone number 331-4143-1150 and the principal executive offices of Merger Sub and Cerestar are located at 1300 Fort Wayne National Bank Building, Fort Wayne, Indiana 46802, telephone number (219)425-5100.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company are incorporated by reference in this Proxy Statement as of their respective filing dates:

    (1) Annual Report on Form 10-K for the year ended December 31, 1994, as amended on Form 10-K/A dated June 28, 1995, provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein;

    (2) Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995; and

    (3) Current Reports on Form 8-K dated January 6, 1995, March 24, 1995, March 29, 1995, March 30, 1995, March 31, 1995, April 10, 1995, April 12,
  1995, and July 11, 1995.

  All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person to whom this Proxy Statement is delivered, on written or oral request, to American Maize-Products Company, 250 Harbor Drive, Stamford, Connecticut 06902 (telephone number (203) 356-9000), Attention: Secretary.

                            INDEPENDENT ACCOUNTANTS

  Coopers & Lybrand L.L.P., independent accountants, audited and reported on the consolidated financial statements of the Company and its subsidiaries for its fiscal year ended December 31, 1994. Such financial statements have been incorporated by reference in this Proxy Statement in reliance upon such report. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Special Meeting to respond to appropriate questions of shareholders of the Company and to make a statement if they so desire.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  If the Merger is not consummated, the Company will hold its 1996 Annual Meeting of the shareholders of the Company in accordance with the Company's Articles of Incorporation, By-laws and applicable law. Shareholder proposals intended to be presented at the 1996 Annual Meeting of the shareholders must have been received by the Company not later than February 2, 1996 for inclusion in the proxy materials for the 1996 Annual Meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the best judgment of the persons voting the proxies.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                                          By Order of the Board of Directors

                                          Robert M. Stephan
                                          Secretary

October 2, 1995
Stamford, Connecticut

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        AMERICAN MAIZE-PRODUCTS COMPANY,

                           ERIDANIA BEGHIN-SAY, S.A.

                                      AND

                             CERESTAR USA II, INC.

                           DATED AS OF JULY 26, 1995

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (this "Agreement"), dated as of July 26, 1995, among American Maize-Products Company, a Maine corporation (the "Company"), Eridania Beghin-Say, S.A., a corporation organized under the laws of France ("Purchaser"), and Cerestar USA II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Purchaser ("Merger Sub" and, together with the Company, the "Constituent Corporations").

                                   RECITALS

  Whereas, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

  Whereas, concurrent herewith, the Purchaser, Cerestar USA, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Purchaser ("Cerestar"), and all of the shareholders of GIH Corp., a Delaware corporation ("GIH"), are entering into a stock purchase agreement (the "GIH Stock Purchase Agreement") pursuant to which such shareholders have agreed to sell and Cerestar has agreed to purchase, immediately prior to the consummation of the transactions contemplated by this Agreement and subject to the terms and conditions contained in the GIH Stock Purchase Agreement, all of the outstanding shares of common stock of GIH; and

  Whereas, concurrent herewith, the Purchaser and Cerestar and Mr. William Ziegler, III, and certain trusts for the benefit of the Ziegler family (the "Ziegler Parties") are entering into a stock purchase agreement (the "Swisher Stock Purchase Agreement") pursuant to which the Purchaser and Cerestar have agreed to cause the Company to sell and the Ziegler Parties have agreed to purchase, immediately subsequent to the consummation of the transactions contemplated by this Agreement and subject to the terms and conditions contained in the Swisher Stock Purchase Agreement, 88% of the outstanding shares of common stock of Swisher International, Inc.

  Whereas, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

  Now, Therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements, contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.1. The Merger shall have the effects specified in the Maine Business Corporation Act (the "MBCA").

  1.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VI hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

  1.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VII hereof, the Company, the Purchaser and Merger Sub shall cause Articles of Merger (the "Maine Articles of Merger") to be executed and filed with the Secretary of State of Maine as provided in Section 903 of the MBCA and a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in
Section 251 of the Delaware General Corporation Law ("DGCL"). The Merger shall become effective (the "Effective Time") on the date on which the last of the following actions shall have been completed: (a) the Maine Articles of Merger have been duly filed with the Secretary of State of Maine or (b) the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware.

                                  ARTICLE II

                    CERTIFICATE OF INCORPORATION; BY-LAWS;
              OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

  2.1. The Articles of Incorporation. The Certificate of Incorporation (the "Certificate") of Merger Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, shall be filed with the Secretary of State of Maine as the Certificate for the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the MBCA.

  2.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and shall remain in effect as such until duly amended in accordance with the terms thereof and the MBCA.

  2.3. Officers and Directors. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate and By-Laws and the MBCA.

                                  ARTICLE III

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  3.1. Conversion or Cancellation of Shares. The manner of converting or cancelling shares of the Company and Merger Sub in the Merger shall be as follows:

    (a) At the Effective Time, each share of the Class A Common Stock of the Company, par value $0.80 per share (the "Class A Common Stock"), and each share of the Class B Common Stock of the Company, par value $0.80 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary or affiliate of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by shareholders ("Dissenting Shareholders") exercising appraisal rights pursuant to Section 909 of the MBCA or Shares which are held in the Company's treasury at the Effective
  Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $40.00 (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 909 of the MBCA.

    (b) At the Effective Time, each share of Common Stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

    (c) Immediately prior to the Effective Time, each option or right to acquire Shares or stock appreciation rights with respect to the Shares ("SARs"), shall, without any action on the part of the holder thereof, and whether or not then exercisable, be converted into the right to receive an amount in cash (the "Option Amount"), if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and shall cease to exist; provided that the Company shall be entitled to withhold, in accordance with applicable law, from any such cash payment any amounts required to be withheld under applicable law. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to become subject to the profit recovery provisions thereof, any such option or right held by such individual shall, if such individual so agrees, subject to the proviso to this sentence, be cancelled or converted, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the Option Amount; provided that the parties hereto will cooperate so as to attempt to achieve the intent of the foregoing without giving rise to such profit recovery. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions. The Company shall take all reasonably necessary action to provide that the Stock Plans (as hereinafter defined) shall be terminated as of the Effective Time.

    (d) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

  3.2 Payment for Shares. Purchaser shall make available or cause to be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any withholdings required under
Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"). No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

  3.3. Dissenters' Rights. If any Dissenting Shareholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 909 of the MBCA, the Company shall give Purchaser prompt notice thereof (and shall also give Purchaser prompt notice of any withdrawals of such demands) and Purchaser shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 3.1.

  3.4. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

  4.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that:

    (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to be so organized, existing or in good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Each of the Company and its subsidiaries has the corporate requisite power and authority to carry on its respective businesses as they are now being conducted, except where the failure to have such power and authority, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. The Company has made available to Purchaser a complete and correct copy of the Company's Restated Articles of Incorporation (the "Articles") and By-Laws, each as amended to date. The Company's Articles and By-Laws so delivered are in full force and effect;

    (b) Authorized Capital. The authorized capital stock of the Company consists of 2,500,000 shares of Series Preferred Stock, without par value (the "Preferred Shares"), 15,000,000 shares of Class A Common Stock, par value $0.80 per share, and 2,500,000 shares of Class B Common Stock, par value $0.80 per share, of which 8,728,074 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock and no Preferred Shares were outstanding, and 345,429 shares of Class A Common Stock and 67,225 shares of

  Class B Common Stock were held in treasury, on June 30, 1995. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of June 30, 1995, there were 567,098 shares of Class A Common Stock reserved for issuance pursuant to options granted under the 1985 Stock Option Plan, 1986 Stock Option Plan and 1994 Stock Plan (collectively, the "Stock Plans"). Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above and as set forth in the Articles of Incorporation of the Company, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character of the Company or any of its subsidiaries relating to the issuance of, or any securities convertible into or exchangeable for, the issued or unissued capital stock, voting or other securities of the Company or any of its subsidiaries. Except as set forth in Schedule 4.1(b), there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company or any of its subsidiaries, or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other person. Except as set forth in
  Schedule 4.1(b), neither the Company nor any of its subsidiaries has authorized or outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company or any of its subsidiaries on any matter. Except as set forth in Schedule 4.1(b), after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Plan (as defined in Section 4.1(h));

    (c) Corporate Authority. Subject only to approval of this Agreement by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms;

    (d) Governmental Filings; No Violations.

      (i) Other than the filings provided for in Section 1.3 hereof, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the American Stock Exchange, Environmental Laws (as defined in Section 4.1(k)) and the Exchange Act or deemed advisable under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment") (collectively, the "Regulatory Filings"), except as set forth in
    Schedule 4.1(d), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, or would have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement.

      (ii) Except as disclosed in the Company Reports (as defined in Section 4.1(e)) and except as set forth in Schedule 4.1(d), the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (w) a breach or violation of, or a default under, the Articles or By-Laws of the Company or the comparable governing instruments of any of its subsidiaries, (x) a breach or violation of, or a default under any Plan or any grant or award made under any Plan, (y) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which the Company or any of its subsidiaries is subject or (z) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (y) or (z) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or that would not have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement;

    (e) Company Reports; Financial Statements. The Company has made available to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1994, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended on Form 10-K/A dated June 28, 1995, (ii) the Company's Quarterly Report on Form 10-Q for the period ended March 30, 1995, and (iii) the Company's Current Reports on Form 8-K dated January 6, 1995, March 24, 1995, March 29, 1995, March 30, 1995, March 31,
  1995, April 10, 1995, April 12, 1995 and July 11, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Company Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1994;

    (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in
  Schedule 4.1(f), since December 31, 1994, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses (except for such departures from the ordinary and usual course of such businesses which, individually or in the aggregate, would not be material to the business of the Company and its subsidiaries taken as a whole) and there has not been (i) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments which is reasonably likely to result in any such change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, other than regular quarterly cash dividends not in excess of $0.17 per Share; or (iii) any change by the Company in accounting principles or practices, except as required by generally accepted accounting principles. Since December 31, 1994, except as provided for herein, as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 4.1(f), and other than in the ordinary course or as required by law or to maintain the tax-qualified status of any Plan, there has not been any material increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Plans which would result in any such increase;

    (g) Litigation and Liabilities. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in
  Schedule 4.1(g), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the management of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 4.1(k)), or any other facts or circumstances of which the management of the Company is aware that is reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

    (h) Employee Benefits. (i) Schedule 4.1(h) contains a complete and accurate list of all existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance and welfare benefit plans, employment or severance agreements and all similar arrangements that are maintained by the Company or any of its subsidiaries (the "Plans") for the benefit of any employee or former employee or director or former director of the Company or any of its subsidiaries (the "Employees"). Except as set forth on Schedule 4.1(h) or pursuant to collective bargaining agreements or as is required by law or to maintain tax-qualified status, neither the Company nor any of its subsidiaries has any formal commitment, whether legally binding or not, to create any additional Plan or to modify or change any existing Plan that would provide a material increase in benefits for any Employee.

    (ii) Each Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except for any failures to comply with this provision which, when taken together with all other failures to comply with this provision, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39). Except as would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, there is no pending or, to the knowledge of the Company's management, threatened legal action, suit or claim relating to the Plans, other than claims for benefits in the ordinary course of business. Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole.

    (iii) Except as set forth in Schedule 4.1(h), no unsatisfied liability under Title IV of ERISA has been or, based on actions that have been taken or that are proposed to be taken, is expected to be incurred by the Company or any subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or within the past five years maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or
  Section 414 of the Code, during its affiliation with the Company (an "ERISA Affiliate Plan"). No notice of a "reportable event", within the meaning of

  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. To the knowledge of the Company's management, the Pension Benefit Guaranty Corporation (the "PBGC") has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to the knowledge of the Company's management, no condition exists that presents a material risk that such proceedings will be instituted.

    (iv) All contributions required to be made under the terms of any Plan or ERISA Affiliate Plan have been timely made or adequate reserves in respect thereof have been established on the books of the Company. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC (other than insurance premiums) with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. Neither the Company nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
  Section 401(a)(29) of the Code.

    (v) Except as set forth on Schedule 4.1(h), with respect to each Pension Plan which is a single-employer plan covered under Title IV of ERISA and each ERISA Affiliate Plan, there has not been an adverse change in the financial condition of such Plan(s) since the date of the latest actuarial report prepared for such Plan(s) which would have caused a material change in the funded status of such Plan(s) from the status as of such date. None of the Company, any of its subsidiaries or an ERISA Affiliate (during its affiliation with the Company) has contributed to or been obligated to contribute to a multiemployer plan (within the meaning of Section 3(37) of ERISA) during the five years preceding the date hereof.

    (vi) All Plans covering foreign Employees comply in all material respects with applicable local law except for any failures to comply with this provision which, when taken together with all other failures to comply with this provision, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. The Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers foreign Employees.

    (vii) With respect to each Plan, the Company has made available to Purchaser, if applicable, true and complete copies of: (s) all current Plan documents and all amendments thereto; (t) all current trust instruments and insurance contracts; (u) the last two Forms 5500 filed with the Internal Revenue Service; (v) the most recent actuarial report and financial statement; (w) the most recent summary plan description; (x) any and all forms filed with the PBGC during the last two years; (y) the most recent determination letter issued by the Internal Revenue Service; and (z) any Forms 5310 or 5330 filed with the Internal Revenue Service during the last two years.

    (viii) Except as set forth on Schedule 4.1(h), or as contemplated by
  Section 3.1(c) hereof or as would otherwise occur notwithstanding whether the consummation of the transactions contemplated by this Agreement constitutes a "Change in Control" or other trigger event in the applicable Plan, the consummation of the transactions contemplated by this Agreement will not directly (or indirectly upon a termination of employment): (i) entitle any Employee to severance or termination pay or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any Employee.

    (ix) Except as set forth on Schedule 4.1(h) and other than the transactions contemplated by Section 3.1(c) hereof, as a direct or indirect result of the consummation of the transactions contemplated hereby, neither the Company nor the Purchaser will be obligated to make a payment to an individual that would not be deductible as a result of the application of
  Section 280G of the Code;

    (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that the Company has employed CS First Boston Corporation as its financial advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof; and CS First Boston Corporation has delivered to the Board of Directors of the Company its written opinion that the consideration to be received pursuant to the Merger is fair to the Company's shareholders from a financial point of view, subject to the assumptions and qualifications set forth in such opinion;

    (j) Takeover Statutes. The Board has taken and will take all appropriate and necessary action such that the provisions of Section 611-A of the MBCA will not apply to the Merger pursuant to this Agreement or the purchase and sale of the common stock of GIH pursuant to the GIH Stock Purchase Agreement; to the Company's knowledge, except for Section 910 of the MBCA, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to the Company, the Shares or the Merger pursuant to this Agreement.

    (k) Environmental Matters. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in
  Schedule 4.1(k) and except for such matters that, alone or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, to the knowledge of the officers and managers of the Company having oversight of the Company's compliance with law, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws (as defined herein); (ii) the properties presently owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as defined herein) in concentrations exceeding any applicable remediation standard, action level or written enforcement policy under any applicable Environmental Law, do not, and, during the ownership or operation of the Properties by the Company, have not, contained any underground storage tanks, and do not have any asbestos present (and, during the ownership or operation of the Properties by the Company, have not had any asbestos removed therefrom); (iii) the properties formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) (the "Former Properties"), during the period of ownership or operation of such Former Properties by the Company or any of its Subsidiaries, did not, as a result of the action or omission of the Company or any of its subsidiaries, contain any Hazardous Substance in concentrations exceeding any applicable remediation standard, action level or written enforcement policy under applicable Environmental law, did not contain any underground storage tanks and did not have any asbestos present; (iv) neither the Company nor any of its subsidiaries has received any formal notices, demand letters or request for information from any Governmental Entity or any third party that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law; and (v) no Hazardous Substance has been disposed of, transferred, released or transported by the Company or any of its subsidiaries from any of the Properties or Former Properties during the time such Property or Former Property was owned or operated by the Company or one of its subsidiaries, other than as would not be expected to result in liability and allowed under applicable Environmental Law at the time the disposal, transfer, release or transportation occurred and other than disposal at commercial or municipal disposal sites that are not presently listed on the CERCLA National Priorities List or any equivalent state list.

    "Environmental Law" means (i) any Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Entity, relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated for its potential adverse effect on the environment or human health or safety, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component;

    (l) Intellectual Property. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in
  Schedule 4.1(l), the Company owns, or is licensed to use, all patents, trademarks, tradenames, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted (the "Company IP Rights") and all such granted and issued patents, registered trademarks and copyrights held by the Company or any subsidiary of the Company are valid, enforceable and subsisting except for such Company IP Rights the absence of which, individually or in the aggregate, would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof and except as set forth in Schedule 4.1(l), no material claims with respect to the Company IP Rights have been asserted or, to the knowledge of management of the Company, are threatened by any person;

    (m) Compliance with Laws. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as set forth in Schedule 4.1(m), the Company and its subsidiaries each has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with any Governmental Entity that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would, individually or in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are now in full force and effect, and, to the best knowledge of management of the Company, no suspension or cancellation of any of them is threatened, in each case except as would not, individually or in the aggregate, have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

    (n) Taxes. (i) Except as set forth in Schedule 4.1(n), the Company and its subsidiaries have duly filed all United States federal and foreign tax and information returns, all state and local income, windfall profits, gross receipts and franchise tax and information returns, and all state and local sales, use, excise and real and personal property and other tax returns relating to the Company and its subsidiaries for all periods for which returns are required to be filed, except for those returns the failure of which to file would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, and said filed returns are complete and accurate in all material respects. Except as set forth in
  Schedule 4.1(n), all federal, state and local tax returns with respect to income tax withholding and social security and unemployment taxes relating to the Company and its subsidiaries have been duly filed by the Company and its subsidiaries for all periods for which returns are required to be filed, except for those returns the failure of which to file would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, and said filed returns are complete and accurate in all material respects. Except as set forth in Schedule 4.1(n), the Company and its subsidiaries have paid or reserved for all Taxes due with respect to all filed tax returns described in the preceding two sentences (the "Tax Returns") and all assessments received to the extent that such taxes have been due. For all taxable years to and including the taxable year ending December 31, 1990, all United States federal income tax returns of the Company and its subsidiaries have been audited or the period for assessment of taxes in respect of which such federal income tax returns were required to be filed has expired and all deficiencies assessed as a result of such audits have been paid and settled. Except as set forth in Schedule 4.1(n), there are no issues currently pending which have been raised by the Internal Revenue Service in connection with the examination of any United States federal income tax returns of the Company and its subsidiaries, except for issues the resolution of which is not likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. To the best knowledge and belief of the Company and its subsidiaries, there are no deficiencies or assessments which have not been paid or settled nor any issues currently pending which have been raised by any taxing authority in connection with the examination of any Tax Returns other than United States federal income tax returns of the Company and its subsidiaries except for deficiencies, assessments or issues the payment, settlement or resolution of which is not likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

    (o) Labor Matters. To the knowledge of the Company's management, (i) the business of the Company and its subsidiaries is operating and has been operated in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), any such applicable laws respecting employment discrimination, equal employment opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor-management relations and unemployment insurance, except as would not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole; (ii) there is neither pending nor threatened against the Company or any of its subsidiaries any labor strike or work stoppage, or any other labor dispute or grievance that is likely to have a material adverse impact on the financial condition, properties, business or results of the operation of the Company and its subsidiaries taken as a whole, and neither the Company nor any of its subsidiaries has experienced any work stoppage in the past 36 months; and (iii) except for the contracts, agreements and other arrangements listed in Schedule 4.1(o), neither the Company nor any of its subsidiaries is a party to or otherwise bound by any contract or other agreement with any labor union or association representing any Employee; and

    (p) Insurance. True and complete copies of all material insurance policies maintained by the Company have been made available to Purchaser. Such policies provide coverage for the operations of the Company and its subsidiaries in amounts and covering such risks as the Company believes is necessary to conduct its business. Neither the Company nor any of its subsidiaries has received formal notice that any such policy is invalid or unenforceable.

  4.2. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that:

    (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the financial condition, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole. All of the issued and outstanding capital stock of Merger Sub is directly or indirectly owned by Purchaser, free and clear of any liens, mortgages, pledges, charges, claims, security interests or encumbrances that would, individually or in the aggregate, have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

    (b) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms.

    (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which would have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

    (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (x) a breach or violation of, or a default under, the Certificate or By-Laws (or comparable governing instruments) of Purchaser or Merger Sub, (y) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which Purchaser or Merger Sub is subject or (z) any change in the rights or obligations of any party under any Contract to which Purchaser or Merger Sub is a party or is subject, except, in the case of clause (y) or (z) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

    (d) Funds. Purchaser has or will have, and shall make available to Merger Sub, as and when required, the funds necessary to consummate the Merger in accordance with the terms hereof and to satisfy or refinance any obligations relating to any outstanding indebtedness of the Company the maturity of which may come due as a result of the Company entering into this Agreement or the consummation of the Merger.

                                   ARTICLE V

                                   COVENANTS

  5.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise contemplated by this Agreement):

    (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use all reasonable efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it, in each case in all material respects;

    (b) the Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
  (ii) adopt or propose any amendment or change of their respective Articles or By-Laws; (iii) split, combine or reclassify the outstanding Shares; or
  (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, except for regular quarterly cash dividends not in excess of $0.17 per Share;

    (c) except as set forth in Schedule 5.1(c), neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, shares of Class A Common Stock issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, in each case other than in the ordinary and usual course of business and in a manner consistent with past practice;
  (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) authorize or make capital expenditures in excess of $1,000,000 individually; (v) make any acquisition of assets (other than in the ordinary course of business) or investment in the stock of any other person or entity; or (vi) merge or consolidate with any other person;

    (d) except as set forth in Schedule 5.1(d), other than in the ordinary and usual course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of its subsidiaries shall increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a Plan or policy existing as of the date hereof) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries, and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan existing as of the date hereof;

    (e) except as set forth in Schedule 5.1(e), neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any subsidiary before the same becomes due and payable in accordance with its terms;

    (f) neither the Company nor any of its subsidiaries shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board;

    (g) neither the Company nor any of its subsidiaries shall make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except in the ordinary and usual course of business; and

    (h) neither the Company nor any of its subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

  5.2. Acquisition Proposals. The Company agrees that neither the Company nor any of its subsidiaries shall, and the Company shall direct and use all reasonable efforts to cause the respective officers and directors of the Company or its subsidiaries and the employees, agents and representatives of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of (a) all or any significant portion of the assets of the Company or any of its significant subsidiaries listed in clause (c) of this Section 5.2,
(b) 25% or more of the outstanding shares of the Class A Common Stock and/or the Class B Common Stock of the Company or (c) a majority of the outstanding shares of the capital stock of the Company's significant subsidiaries (American Maize-Products Decatur Inc., American Maize-Products Dimmitt Inc. or Swisher International, Inc.) in each case other than any transaction contemplated by the GIH Stock Purchase Agreement or the Swisher Stock Purchase Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall use all reasonable efforts to take all necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.2. The Company shall promptly notify Purchaser if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company, shall promptly inform Purchaser of all terms and conditions thereof and shall promptly furnish Purchaser with copies of any such written inquiries or proposals. The Company also shall promptly request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company. Nothing contained in this Section 5.2 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, as advised by outside counsel to the Company, is required under applicable law.

  5.3. Meeting of the Company's Shareholders. The Company shall take, consistent with applicable law and its Articles and By-Laws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger and the approval of an amendment to the Articles of the Company making Section 910 of the MBCA inapplicable to the Company, which amendment shall become effective at the time described in Section 5.4(a) below. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approvals and the Company shall take all lawful action to solicit such approvals. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning (i) the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement or (ii) any other party to the GIH Stock Purchase Agreement furnished to the Company by any such party specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made by the Company, without consultation with Purchaser and its counsel. None of the written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement, at the date hereof and at the date of the stockholders' meeting, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  5.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Purchaser (a) shall promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the Merger and the amendment to the Articles of the Company with respect to Section 910 of the MBCA; provided, however, that the articles of amendment for such amendment to the Articles shall not be filed with the Secretary of State of Maine until all conditions to the obligations of Purchaser and Merger Sub hereunder (other than the condition with respect to the amendment of the Articles) shall have been fulfilled or shall have been waived by Purchaser and Merger Sub; and (b) shall use their best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In addition, the Company shall use all reasonable efforts, upon the request of Purchaser, to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary, proper or appropriate (i) under applicable laws and regulations to consummate and make effective the transactions contemplated by the Swisher Stock Purchase Agreement to the extent not otherwise required by this Agreement and (ii) to permit the independent ownership and operation of the Company and Swisher International, Inc. subsequent to consummation of the transactions contemplated by the Swisher Stock Purchase Agreement (including, without limitation, such actions as shall be necessary to ensure uninterrupted third-party insurance coverage for such risks and in such amounts as the Purchaser shall reasonably direct with respect to the business and operations of the Company and Swisher International, Inc.).

  5.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives ("Representatives") of Purchaser and the Ziegler Parties access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser and the Ziegler Parties, as the case may be, all information concerning its business, properties and personnel as Purchaser and the Ziegler Parties, as the case may be, or their respective Representatives may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Purchaser and the Ziegler Parties shall collect and deliver to the Company all documents obtained by them or any of their respective Representatives then in their possession and any copies thereof. All information obtained by Purchaser and its Representatives pursuant to this Section 5.5 shall be subject to the provisions of the confidentiality agreement, dated January 30, 1995, between Purchaser and the Company (the "Purchaser Confidentiality Agreement"). All information obtained by the Ziegler Parties and their Representatives pursuant to this Section 5.5 shall be subject to the provisions of the confidentiality agreement, dated July 17, 1995, between the Ziegler Parties and the Company (the "Ziegler Confidentiality Agreement").

  5.6. Notification of Certain Matters. (a) The Company shall, as promptly as practicable, notify Purchaser of:

    (i) any formal notice of any default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject, except for defaults under such Contracts which are, individually or in the aggregate, not material to the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

    (ii) any formal notice of (y) any alleged or actual violation of an Environmental Law or (z) any other state of affairs or event that, with the lapse of time, is reasonably likely to become a violation of Environmental Law, except in each case for violations that are not reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time; and

    (iii) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change, or any breach of any representation, warranty, covenant or agreement contained herein, in each case if known by the Company's management.

  (b) Each of the Company and Purchaser shall promptly notify the other party of:

    (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any subsidiary which relate to the consummation of the transactions contemplated by this Agreement.

  5.7. Publicity. The initial press release shall be a joint press release and thereafter the Company and Purchaser shall, to the extent possible, consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

  5.8. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Purchaser agrees that it will indemnify and hold harmless each present and former director or officer of the Company (in each case solely in such person's capacity as a director or officer of the Company, as the case may be), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and required under its By-Laws or pursuant to other agreements, each as in effect on the date hereof, to indemnify such person (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law and required under its By-Laws and such other agreements provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maine law, the Articles and the Company's By-Laws shall be made by independent counsel selected by the Surviving Corporation.

  (b) In addition, from and after the Effective Time, Purchaser agrees that it will fully indemnify and hold harmless the Indemnified Parties against all Costs incurred in connection with the claims, actions, suits, proceedings and investigations set forth in Schedule 4.1(g) hereto and will also fully advance expenses as incurred in connection therewith to the extent indemnity or insurance coverage is not otherwise available.

  (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof. In the event of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) described under paragraphs (a) or (b) of this Section 5.8, (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties shall cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; provided, however, that any Indemnified Party wishing to claim indemnification under paragraph (a) or
(b) of this Section 5.8 shall first demand indemnity from the Surviving Corporation in accordance with applicable law, the Surviving Corporation's By-laws and any agreements or contracts by which the Surviving Corporation is bound or is subject, and shall not make demand on Purchaser unless and until the Surviving Corporation shall have refused such demand in whole or in part, but in no event shall this period be longer than 30 days from the date of such demand; and provided further that Purchaser shall not have any obligation under paragraph (a) of this Section 5.8 to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

  (d) Purchaser shall maintain or cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policies or replacement policies covering the same persons and containing terms which are, in the aggregate, no less advantageous to such persons than such existing policies ("D&O Insurance") for a period of six years after the Effective Time; provided, however, that in no event shall

Purchaser or the Surviving Corporation be required to make annual premium payments to obtain such Insurance Coverage in excess of 150% of the last annual premium paid prior to the date hereof (the "Cap"); provided further that if the D&O Insurance cannot be obtained for an amount less than or equal to the Cap during such six year period, Purchaser shall use its best efforts to obtain, or cause the Surviving Corporation to obtain, as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Cap.

  5.9. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Merger contemplated by this Agreement, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger.

  5.10. Employment Contracts and Employee Benefits. (a) From and after the Effective Time, Purchaser and the Surviving Corporation shall honor in accordance with their terms all existing individual employment, severance, early retirement, deferred compensation, consulting and salary continuation agreements listed and specifically denoted on Schedule 4.1(h)(B) and (C) between the Company and any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries.

  (b) From the Effective Time through June 30, 1997, Purchaser shall cause the Surviving Corporation and its successors to provide the employees of the Company and its subsidiaries with employee benefit plans and programs (other than the Stock Option Plans) which in the aggregate are no less favorable in all material respects than those provided to such employees on the date hereof; provided, however, that the Surviving Corporation shall not be required to maintain any specific benefit plans or programs.

  (c) Purchaser shall cause the Surviving Corporation to pay each person employed at the Company's corporate headquarters in Stamford, Connecticut on the date hereof whose employment is terminated by the Surviving Corporation within one year following such consummation (other than termination for cause) a lump-sum severance payment upon such termination equal to the product of (x) one month of such employee's base salary at the time of termination and (y) the number of full years of service such employee has accumulated with the Company and the Surviving Corporation, up to a maximum of 18 years of service credit; provided that this Section 5.10(c) shall not apply to any employee who is eligible to receive a severance payment upon termination by virtue of such employee's employment contract with the Company and shall be reduced by any other severance payment due to the employee.

  5.11. Investment. Prior to the Effective Time, the Company shall amend its Capital Accumulation Plan (the "CAP") to provide that it shall not be permitted to invest in Class A Common Stock or Class B Common Stock as of the Effective Time.

                                  ARTICLE VI

                                  CONDITIONS

  6.1. Conditions to Obligations of Purchaser and Merger Sub. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

    (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), in accordance with applicable law and the Articles and By-Laws of the Company, if required by applicable law;

    (b) Amendment to Articles. An amendment to the Articles of the Company pursuant to which the Company opts out of Section 910 of the MBCA effective following the fulfillment or waiver of all conditions to the obligations of Purchaser and Merger Sub hereunder (other than the condition set forth in this paragraph (b)) shall have been duly approved by the Board of Directors of the Company and by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of Class B Common Stock (voting as a class);

    (c) Dissenters' Rights. Dissenting Shareholders shall have taken the actions required to exercise appraisal rights pursuant to Section 909 of the MBCA with respect to no more than 7% of the outstanding Shares;

    (d) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (e) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (x) prohibits consummation of the transactions contemplated by this Agreement,
  (y) imposes material restrictions on the consummation of the transactions contemplated by this Agreement or (z) imposes material restrictions on the business operations of Purchaser, Merger Sub or the Company as a result of the transactions contemplated by this Agreement, either prior to or subsequent to the Merger; and

    (f) Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

  6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

    (a) Shareholder Approval. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the voting power of the outstanding shares of the Class A Common Stock (voting together as a class) and the affirmative vote of a majority of the voting power of the outstanding shares of the Class B Common Stock (voting as a class), in accordance with applicable law and the Articles and By-Laws of the Company, if required by applicable law;

    (b) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

    (c) Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement in accordance with the terms hereof; and

    (d) Performance of Obligations. Purchaser and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

                                  ARTICLE VII

                                  TERMINATION

  7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

  7.2. Termination by either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Purchaser or the Company if (a) the Merger shall not have been consummated by February 29, 1996 whether or not such date is before or after the approval by holders of Shares (provided that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger not to have been consummated by such date), (b) any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and nonappealable or (c) the approvals of shareholders required by Section 6.1(a) and (b) shall not have been obtained at a meeting duly convened therefor.

  7.3. Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger, by action of the Board of Directors of Purchaser, if (a) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Purchaser or the Merger Sub of any of their obligations under this Agreement, (b) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger or the amendment to the Articles of the Company opting out of Section 910 of the MBCA or (c) the Board of Directors of the Company, upon request by Purchaser, shall fail to reaffirm any such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (b) or (c) hereof.

  7.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the consummation of the Merger by action of the Board of Directors of the Company, if (a) Purchaser or Merger Sub shall have breached or failed to perform in any material respect any of their obligations, covenants or agreements under this Agreement or any representation or warranty of Purchaser or Merger Sub set forth in this Agreement shall have been untrue or incorrect in any material respect when made or thereafter shall become untrue or incorrect in any material respect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under this Agreement or (b) the Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's stockholders; provided that the Company (i) shall notify Purchaser and Merger Sub promptly of receipt of such Acquisition Proposal and (ii) shall notify Purchaser and Merger Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders, but in no event shall the notice referred to in clause (ii) be given less than 24 hours prior to the earlier of the public announcement of such recommendation or the Company's termination of this Agreement.

  7.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.5(b) below and Section 8.2 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

  (b) If (i) the Company receives an Acquisition Proposal (other than from one of the Purchaser Companies) following the date hereof and prior to the termination of this Agreement and (ii) after the date hereof, but within one year of the date hereof, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, then the Company, if requested by Purchaser, shall promptly, but in no event later than two days after the date of such request, pay Purchaser a fee of 2.5% of the total dollar value of the Merger, calculated as the product of (x) the number of Shares outstanding as of the date hereof and (y) the Merger Consideration, which amount shall be payable in immediately available funds; provided, however, that no fee will be payable by the Company hereunder if this Agreement is terminated by the Company due to a breach by Purchaser or Merger Sub of its obligations under this Agreement. The Company acknowledges that the agreements contained in this Section 7.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 7.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate for money borrowed as announced from time to time by Citibank, N.A. on the date such payment was required to be made.

                                 ARTICLE VIII

                           MISCELLANEOUS AND GENERAL

  8.1. Payment of Expenses. Whether or not the Merger shall be consummated, and subject to Section 7.5(b) hereof, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

  8.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 3.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 3.3, 3.4, 5.8, 5.9,
5.10 and 8.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in the last two sentences of
Section 5.5, Section 7.5 and Section 8.1 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

  8.3. Modification or Amendment. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

  8.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

  8.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

  8.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

    (a) If to Purchaser, addressed to Purchaser at:

    14, avenue du General Leclerc
    F92572 Neuilly-sur-Seine Cedex
    75008 Paris, France
    Attention: Ing. Luigi Brasca
    Telephone: 33-1-41-43-10-40
    Telecopier: 33-1-41-43-12-55

    With a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Neil T. Anderson
    Telephone: (212) 558-3653
    Telecopier: (212) 558-3588

    (b) If to Merger Sub, addressed to Merger Sub at:

    1300 Fort Wayne National Bank Building
    Fort Wayne, Indiana 46802
    Attention: Andrew C. Harvard
    Telephone: (219) 425-5226
    Telecopier: (219) 425-5154

    With a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Neil T. Anderson
    Telephone: (212) 558-3653
    Telecopier: (212) 558-3588

    (c) If to the Company, addressed to the Company at:

    250 Harbor Drive
    Stamford, Connecticut 06902
    Attention: Robert M. Stephan
    Telephone: (203) 356-9000
    Telecopier: (203) 324-4675

    With a copy to:

    Dewey Ballantine
    1301 Avenue of the Americas
    New York, New York 10019-6092
    Attention: Morton A. Pierce
    Telephone: (212) 259-6640
    Telecopier: (212) 259-6333

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  8.8. Entire Agreement, etc. (a) This Agreement and the Purchaser Confidentiality Agreement (including any exhibits or Annexes hereto or thereto) (i) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof and thereof and (ii) shall not be assignable by operation of law or otherwise and are not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto and thereto; provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

  (b) It is expressly agreed that all of the persons (and their successors and assigns) who are beneficiaries of Sections 3.1(c) and 5.8 (whether as individuals or members of a class or group) shall be entitled to enforce such Sections against Purchaser or the Surviving Corporation and such Sections shall be binding on all successors and assigns of the Surviving Corporation or of Purchaser.

  8.9. Definition of "Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  8.10 Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

  8.11 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          AMERICAN MAIZE-PRODUCTS COMPANY


                                          By:     /s/ Patric J. McLaughlin
                                             ---------------------------------
                                          NAME: PATRIC J. MCLAUGHLIN
                                          TITLE: CHAIRMAN OF THE BOARD,
                                                 PRESIDENT AND CHIEF EXECUTIVE
                                                 OFFICER

                                          ERIDANIA BEGHIN-SAY, S.A.


                                          By:     /s/ Stefano Meloni
                                             ---------------------------------
                                          NAME: STEFANO MELONI
                                          TITLE: CHAIRMAN

                                          CERESTAR USA II, INC.


                                          By     /s/ Andrew C. Harvard
                                            ---------------------------------:
                                          NAME: ANDREW C. HARVARD
                                          TITLE: PRESIDENT

                                                                         ANNEX B


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                         THE STOCKHOLDERS OF GIH CORP.
                                  NAMED HEREIN

                                   AS SELLERS

                                      AND

                               CERESTAR USA, INC.

                                      AND

                           ERIDANIA BEGHIN-SAY, S.A.

                                   AS BUYERS

                           DATED AS OF JULY 26, 1995

  STOCK PURCHASE AGREEMENT, dated as of July 26, 1995 (together with the Schedules and Annexes attached hereto and as amended in accordance with its terms from time to time, the "Agreement"), by and among the stockholders of GIH Corp., a Delaware corporation ("the Company"), listed on the signature pages hereto (the "Sellers") and Cerestar USA, Inc., a Delaware corporation ("Cerestar"), and Eridania Beghin-Say, S.A., a societe anonyme organized under the laws of France ("EBS"). Cerestar and EBS are collectively referred to herein as the "Buyers."

                             W I T N E S S E T H:

  WHEREAS, Sellers are the record owners of the number of issued and outstanding shares of common stock, no par value per share (the "Common Stock"), of the Company set forth in Annex I hereto (the "Shares");

  WHEREAS, the Company owns of record 1,140,294 issued and outstanding shares of Class A Common Stock, par value $0.80 per share (the "Class A Common Stock"), and 824,521 issued and outstanding shares of Class B Common Stock, par value $0.80 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Maize Common Stock"), of American Maize-Products Company, a Maine corporation ("American Maize");

  WHEREAS, concurrent herewith EBS, Cerestar USA II, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of EBS ("Cerestar II") and American Maize are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Cerestar II will be merged, immediately subsequent to the consummation of the transactions contemplated by this Agreement and subject to the terms and conditions contained in the Merger Agreement, with and into American Maize and each outstanding share of Maize Common Stock (other than shares owned by the Company) will be cancelled in exchange for $40 in cash (the "Merger");

  WHEREAS, concurrent herewith, EBS and Cerestar and Mr. William Ziegler, III and certain trusts for the benefit of the Ziegler family (the "Ziegler Parties") are entering into a stock purchase agreement (the "Swisher Stock Purchase Agreement") pursuant to which EBS and Cerestar have agreed to cause American Maize to sell and the Ziegler Parties have agreed to purchase, immediately subsequent to the consummation of the transactions contemplated by the Merger Agreement and subject to the terms and conditions contained in the Swisher Stock Purchase Agreement, 88% of the outstanding common stock of Swisher International, Inc. (the "Swisher Purchase");

  WHEREAS, Sellers desire to sell and transfer to Cerestar, and Cerestar desires to purchase from Sellers, the Shares as more specifically provided herein;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, Sellers and Buyers hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

    "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

    "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

    "Closing" shall have the meaning set forth in Section 3.1.

    "Closing Date" shall have the meaning set forth in Section 3.1.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

    "Damages" shall have the meaning set forth in Section 10.1.

    "Encumbrances" means any lien, pledge, option, security interest, claim, third party right or any other restriction or encumbrance.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Indemnifying Party" means any party indemnifying an Indemnitee pursuant to the terms of this Agreement.

    "Indemnitee" means any party indemnified pursuant to the terms of this Agreement.

    "Per Share Purchase Price" shall have the meaning set forth in Section
  2.2.

    "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

    "Pro Rata Portion" means a fraction, the numerator of which is equal to the Shares sold hereunder by a particular Seller and the denominator of which is equal to all of the Shares sold hereunder.

    "Purchase Price" shall have the meaning set forth in Section 2.2.

    "Return" means any return, report, estimate, declaration, information return or statement of any nature with respect to Taxes, any declarations of estimated Tax or any Tax reports.

    "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect interest (other than any passive interest in any publicly traded entity).

    "Tax" or "Taxes" means any United States federal, state, local or foreign income, business, occupation, environmental, gross receipts, ad valorem, alternative or add-on minimum tax profits, severance, franchise, license, windfall profits, transfer, sales, use, value added, payroll, employment, withholding, pension plan, property (real or personal), production, excise or similar taxes (including interest, penalties or additions to such taxes and any interest in respect of such penalties or additions).

                                   ARTICLE 2

                               PURCHASE AND SALE

  2.1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, each of the Sellers agrees to sell, transfer, and deliver to Cerestar, and Cerestar agrees to purchase and accept from each of the Sellers, at the Closing, the number of Shares set forth opposite each such Seller's name on Annex I hereto, for the consideration specified in Section 2.2.

  2.2. Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration of the sale of all of the Shares, Buyers agree to pay to each of the Sellers at the Closing an amount equal to $2017.523 or, if EBS shall after the date hereof amend the Merger Agreement or enter into a different agreement with American Maize to provide for the acquisition of Maize Common Stock at a price higher than $40 per share, such amount as reflects the underlying value of the Maize Common Stock owned by the Company at such higher price (the "Per Share Purchase Price"), multiplied by the number of Shares set forth opposite such Seller's name on Annex I hereto (collectively, the "Purchase Price").

                                   ARTICLE 3

                                    CLOSING

  3.1 Closing. The closing of the purchase and sale of all of the Shares (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 a.m. (local time) as soon as practicable (but in no event more than three Business Days) following the satisfaction of the conditions set forth in Sections 7.6, 7.7, 7.8, 8.6, 8.7,
8.8 and 8.9, or at such other time and place as Buyers and Sellers shall agree in writing (the "Closing Date").

  3.2. Delivery and Payment. At the Closing, each Seller shall deliver to Cerestar the number of Shares set forth opposite its name on Annex I hereto, with duly executed stock powers in blank and in form suitable for transfer of valid title thereto to Cerestar, free and clear of any Encumbrances, and the certificates and opinions to be delivered pursuant to Article 8 hereof, against payment by Buyers to such Seller, by wire transfer in immediately available funds to an account designated by such Seller prior to the Closing, of an amount equal to the Per Share Purchase Price multiplied by the number of Shares set forth opposite such Seller's name on Annex I hereto and delivery by Buyers of the certificates to be delivered pursuant to Article 8 hereof.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

  Each Seller severally represents and warrants to Buyers as of the date hereof that:

  4.1. Organization of Sellers; Authority. Seller is a natural person or a trustee with full capacity or trust power, as the case may be, and authority to enter into this Agreement and to perform its obligations hereunder.

  4.2. Authorization; Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required actions of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) violate any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority applicable to Seller or, to the knowledge of Seller without inquiry, the Company, (b) conflict with, or result in a breach of, or default under, any term or condition of any instrument by which Seller or, to the knowledge of Seller without inquiry, the Company, is governed or to which Seller or, to the knowledge of Seller without inquiry, the Company, is subject, or (c) result in any Encumbrance upon the Shares.

  4.3. Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with the corporate power and authority to own the Maize Common Stock.

  4.4. Capitalization of the Company. The authorized capital stock of the Company consists of 60,000 shares of Common Stock, 38,955 of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Shares, the Company has no shares of any kind authorized or outstanding, no outstanding securities convertible into, exercisable for, exchangeable for, or carrying the right to subscribe for or acquire, any security of the Company and no outstanding commitments under which the Company is obligated to issue any securities of the Company.

  4.5. Share Ownership. Each of the Sellers owns, of record or through a nominee, the number of Shares set forth opposite such Seller's name on Annex I hereto, free and clear of any Encumbrances. Immediately following the Closing, Buyer will have good and valid title to the number of Shares set forth opposite such Seller's name on Annex I hereto, free and clear of any Encumbrances, except for such Encumbrances as result from the nature or status of the Buyers.

  4.6. Equity Interests. The Company owns beneficially and of record 1,140,294 shares of Class A Common Stock and 824,521 shares of Class B Common Stock of American Maize, free and clear of any Encumbrances. The Company does not own, directly or indirectly, any equity interest or other security in any other corporation, joint venture, partnership or other entity except for Park Avenue Operating Company, Inc., which will be spun-off or otherwise distributed prior to the Closing.

  4.7. Absence of Liabilities. Except as set forth on Schedule 4.7, neither the Company nor any Subsidiary has any debts, liabilities or obligations whatsoever, whether known or unknown, fixed or contingent, except for immaterial liabilities that will not exist at Closing.

  4.8. Environmental. Neither the Company nor any Subsidiary has been in violation of any Environmental Law. No real property currently or formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Substances requiring remediation under any Environmental Law. Neither the Company nor any Subsidiary is subject to liability for any off-site disposal or contamination. Neither the Company nor any Subsidiary has received any claims or notices alleging circumstances involving the Company or such Subsidiary that could result in any claims, liability, costs, or losses pursuant to any Environmental Law or any restrictions on the ownership, use, or transfer of any property. "Environmental Law" means any law, regulation, order, decree, opinion or agency requirement as now in effect or hereinafter adopted relating to any Hazardous Substance or the protection of the environment or human health and safety. "Hazardous Substance" means any substance that is listed, classified or regulated by any government authority or any Environmental Law, in any concentration, including any petroleum products, asbestos or polychlorinated biphenyls.

  4.9. Compliance with Law. Except as set forth on Schedule 4.9, the Company and each Subsidiary is in compliance with all applicable federal, state, local and foreign laws, ordinances, rules and regulations of any governmental entity having jurisdiction over the Company.

  4.10. Tax Matters.

    (a) Except as set forth in Schedule 4.10, (i) all Returns that are required to be filed by the Company and each Subsidiary have been duly and timely filed and are complete and accurate in all material respects; (ii) all Taxes due with respect to the Returns referred to in clause (i) have been paid in full; (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired,
  (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Returns referred to in clause (i) are currently pending; and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company and each Subsidiary.

    (b) As a result of Buyers' purchase of the Shares, none of the Company, any Subsidiary or Buyer will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the sale of the Shares.

  4.11. Disputes. Except as set forth on Schedule 4.11, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending or, to Seller's knowledge without inquiry, threatened against Seller or the Company or any Subsidiary.

  4.12. Contracts. Neither the Company nor any Subsidiary is party to or bound by any commitment, agreement or contract ("Contract"), except for immaterial Contracts that will not exist at Closing.

  4.13. Brokers and Intermediaries. Except for Lehman Brothers Inc. and C. Keith Hartley, none of the Sellers or the Company has employed any broker, finder, consultant, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

  4.14. ERISA; Employee Benefits.

    (a) All benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded, foreign or domestic) covering current employees or former employees of the Company or any Subsidiary (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and plans of deferred compensation (the "Benefit Plans"), are listed in Schedule 4.14(a). True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to Buyers. Neither the Company nor any Subsidiary sponsors or maintains any of such Benefit Plans and all such Benefit Plans are maintained by American Maize.

    (b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any Subsidiary is obligated to contribute to any multiemployer plan.

    (c) Neither the Company nor any Subsidiary has any obligations for retiree health and life benefits under any Benefit Plan, except as set forth on Schedule 4.14(c).

  4.15. Consents. Except as set forth on Schedule 4.15, no consent, license, approval, waiver or authorization is required to be obtained by any Seller, the Company or any Subsidiary from, and no notice or filing is required to be given by any Seller, the Company or any Subsidiary to, or made by any Seller, the Company or any Subsidiary with, any governmental authority or other Person, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF BUYERS

  Buyers jointly and severally represent and warrant to each of the Sellers that:

  5.1. Organization of Buyers; Authority. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

  5.2. Authorization; Non-Contravention. The execution, delivery and performance by Buyers of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required actions of each Buyer. This Agreement has been duly executed and delivered by each Buyer and constitutes a valid and binding obligation of each Buyer, enforceable against such Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by each Buyer of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) violate any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority applicable to such Buyer or (b) conflict with, or result in a breach of or default under, any term or condition of any instrument by which such Buyer is governed or to which such Buyer is subject.

  5.3. Financial Capability. Buyers have, and will at the Closing have, sufficient immediately available funds to purchase the Shares on the terms contained in this Agreement.

  5.4. Consents. Except as set forth on Schedule 5.4, no consent, license, approval, waiver, or authorization is required to be obtained by any Buyer from, and no notice or filing is required to be given by any Buyer to, or made by any Buyer with, any governmental authority or other Person, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

  5.5. Brokers and Intermediaries. Except for Lazard Freres & Co., Buyers have not employed any broker, finder, consultant, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

  5.6. Acquisition of Shares. The Shares are being acquired by Buyers for their own accounts solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Buyers will not so distribute or resell any Shares in violation of any such law.

                                   ARTICLE 6

            CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND BUYERS

  6.1. Access and Information. Each of the Sellers shall cause the Company to provide Buyers and their representatives access, during regular business hours and upon reasonable advance notice, to the books and records of the Company, and shall cause the Company to furnish to Buyers any information with respect to the Company as Buyers shall from time to time reasonably request.

  6.2. Conduct of the Company. From the date hereof to the Closing, the Sellers shall not, without the prior written consent of Buyers, cause the Company to take or permit the Company to take any action that would (i) adversely affect the Sellers' ability to perform their obligations hereunder or to consummate the transactions contemplated hereby on the terms and conditions contained herein, (ii) impair in any respect the value to the Buyers of the Shares or the Maize Common Stock or (iii) impose any liabilities or Encumbrances on the Buyers; provided, however, that Sellers shall be free to cause or permit the Company to vote the Maize Common Stock without seeking any such consent; and provided, further, that the parties acknowledge and agree that it is the requirement of the Buyers hereunder that the Company have no known liabilities at the Closing and no assets at the Closing other than the Maize Common Stock; it being understood that nothing in this Section 6.2 is intended to affect the representation set forth in Section 4.7 hereof or the condition set forth in Section 8.1 hereof or the certificate delivered pursuant to Section 8.3 hereof.

  6.3. Announcements. Neither Buyers nor any Seller will issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation (provided that such required statements are, to the extent practicable, provided to the other party in advance with an opportunity to comment thereon).

  6.4. Best Efforts. Buyers and each of the Sellers agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; provided that nothing herein shall require

Buyers or any Seller to waive any conditions in, or take any action contrary to their interest under, the Merger Agreement or the Swisher Stock Purchase Agreement.

  6.5. Filings. Buyers and each of the Sellers shall use their respective best efforts to promptly take all such action as may be necessary under United States federal, state and other laws applicable to or necessary for the consummation of the transactions contemplated hereby, and will file and, if appropriate, use their best efforts to have declared effective or approved all documents and notifications with all governmental or regulatory authorities that it deems necessary or appropriate for the consummation of the transactions contemplated hereby.

  6.6. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of financial advisors, accountants and attorneys) shall be paid
(a) by the Sellers or the Company, if such costs or expenses are incurred by or on behalf of any Seller or the Company, and (b) by Buyers, if such costs or expenses are incurred by or on behalf of Buyers.

  6.7. Transfer Taxes. Notwithstanding Section 6.8, Buyers shall be liable for all sales, filing, recordation, transfer and similar taxes arising from or associated with the sale and transfer of the Shares.

  6.8. Tax Matters.

    (a) Liability for Taxes. Each Seller shall be liable for and indemnify Cerestar and its officers, directors, shareholders and assigns and their respective Affiliates for all Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date; it being understood that, with respect to an indemnification obligation under this
  Section 6.8(a), Buyers shall use all reasonable efforts to attempt to enforce Sellers' obligations under this Section 6.8(a) by first pursuing each Seller for its Pro Rata Portion of such Taxes. Sellers each shall be entitled to a pro-rata amount of any refund of Taxes of the Company received for such periods.

    (b) Taxes for Short Taxable Year. For purposes of paragraph (a), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period that ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

    (c) Adjustment to Purchase Price. Any payment by Buyers or a Seller under this Section 6.8 shall be an adjustment to the Purchase Price.

    (d) Tax Returns. Sellers shall file or cause to be filed when due all Returns with respect to Taxes that are required to be filed with respect to the Company and each Subsidiary for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Returns, and Buyers shall file or cause to be filed when due all Returns with respect to Taxes that are required to be filed with respect to the Company for taxable years or periods beginning and ending after the Closing Date and shall pay any Taxes due in respect of any such Returns. Each of the Sellers and Buyers shall jointly prepare and Buyers shall file or cause to be filed all Returns that are required to be filed with respect to the Company for any taxable year or period beginning before and ending after the Closing Date and Buyers shall remit any Taxes due in respect of such Returns.

    (e) Taxable Transaction. After the Closing Date, each of the Sellers and Buyers shall treat the transfers contemplated by this Agreement as taxable transactions and shall file all Returns in a manner consistent with this treatment.

    (f) Survival of Obligations. The obligations of the parties set forth in this Section 6.8 shall be unconditional and absolute and shall remain in effect for such period as shall be provided by applicable law.

  6.9. Intercompany Accounts. Sellers shall cause all of their respective accounts with the Company or any Subsidiary to be settled in full by cash payment prior to the Closing.

  6.10. Acquisition Proposals. Each of the Sellers agrees in its capacity as a stockholder of the Company that, until the termination of this Agreement pursuant to Article 11 hereof, Seller shall not, and Seller shall direct and use all reasonable efforts to cause the directors and officers of the Company and the agents and representatives of Seller and the Company not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of any Maize Common Stock or any Shares (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. Notwithstanding the foregoing, if this Agreement is terminated by Sellers prior to December 31, 1995 pursuant to
Section 11.1(b) hereof, and the termination of the Merger Agreement resulted from the failure or inability to satisfy a condition contained in Section 6.1(a) or (b) of the Merger Agreement, then the provisions of this Section
6.10 shall remain in effect until December 31, 1995.

  6.11. Related Closings. None of the closings under this Agreement, the Merger Agreement or the Swisher Stock Purchase Agreement shall be consummated unless and until the conditions precedent to closing under each of the respective agreements (other than those that pertain to deliveries of closing documents or instruments or that pertain to the fact of the closing of the respective transactions) shall have been fulfilled or waived, all in accordance with the terms and provisions of each respective agreement. The parties agree that the transactions will close in the following order: first, this Agreement, second, the Merger Agreement and lastly, the Swisher Stock Purchase Agreement.

                                   ARTICLE 7

                        CONDITIONS PRECEDENT OF SELLERS

  The obligation of each of the Sellers to effect the Closing is subject to the satisfaction (or waiver) of each of the following conditions prior to the
Closing:

  7.1. Representations and Warranties. The representations and warranties of Buyers contained in Article 5 shall be true and complete in all respects when made and at and as of the Closing, with the same force and effect as though made at and as of the Closing, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of such date.

  7.2. Agreements. Buyers shall have performed and complied in all respects with all undertakings and agreements required by this Agreement to be performed or complied with by Buyers prior to the Closing.

  7.3. Buyers' Certificates. Each Seller shall have been furnished with a certificate of an authorized officer of each of the Buyers, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 have been fulfilled.

  7.4. Compliance with Law. No statute or law, and no regulation, order or injunction of any court or governmental authority of competent jurisdiction, shall be in effect which prohibits the consummation of the transactions contemplated hereby.

  7.5. Legal Opinions. Each Seller shall have received the opinions of legal counsel to the Buyers in the forms attached as Annex A hereto.

  7.6. Consents. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

  7.7. Merger, Swisher Purchase. The stockholders of American Maize shall have approved, by the requisite affirmative vote under Maine law at a duly held meeting of stockholders, the Merger pursuant to the terms of the Merger Agreement and all other conditions to consummation of (i) the Merger as provided in the Merger Agreement and (ii) the Swisher Purchase as provided in the Swisher Stock Purchase Agreement shall have been satisfied (or waived).

  7.8. Financing of Swisher Transaction. Mr. William Ziegler, III, individually and as trustee under the wills of Helen M. Rivoire and William Ziegler, Jr., and First Fidelity Bank, Connecticut, as trustee under the wills of Helen M. Rivoire and William Ziegler, Jr., (collectively, the "Ziegler Parties") shall have received assurances reasonably satisfactory to them of the availability to Swisher on commercially reasonable terms and conditions of senior financing in the aggregate amount of $110 million (or such lesser amount as may be required as a result of the reduction of the purchase price pursuant to the Swisher Stock Purchase Agreement) for the Swisher Purchase pursuant to the Swisher Stock Purchase Agreement.

                                   ARTICLE 8

                        CONDITIONS PRECEDENT OF BUYERS

  The obligation of Cerestar to effect the Closing is subject to the satisfaction (or waiver) of each of the following conditions prior to the
Closing:

  8.1. Representations and Warranties. The representations and warranties of each of the Sellers contained in Article 4 shall be true and complete in all respects when made and at and as of the Closing, with the same force and effect as though made at and as of the Closing, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of such date.

  8.2. Agreements. Each of the Sellers shall have performed and complied in all respects with all undertakings and agreements required by this Agreement to be performed or complied with by such Seller prior to the Closing.

  8.3. Sellers' Certificates. Buyers shall have been furnished with a certificate of each Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 8.1 and 8.2 have been fulfilled.

  8.4. Compliance with Law. No statute or law, and no regulation, order or injunction of any court or governmental authority of competent jurisdiction, shall be in effect which prohibits the consummation of the transaction contemplated hereby.

  8.5. Legal Opinions. Buyers shall have received the opinions of legal counsel to the respective Sellers in the forms attached as Annex B hereto.

  8.6. Consents. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

  8.7. Amendment to Articles of Incorporation. The Articles of Incorporation of American Maize shall have been amended by the requisite vote of stockholders at a duly held meeting of stockholders to provide that Section 910 of the Maine Business Corporations Act shall not apply to any acquisition by the Buyers or their Affiliates of any voting securities of the Company or American Maize.

  8.8. Merger. The stockholders of American Maize shall have approved, by the requisite affirmative vote under Maine law at a duly held meeting of stockholders, the Merger pursuant to the terms of the Merger Agreement and all other conditions to consummation of the Merger provided in the Merger Agreement shall have been satisfied (or waived).

  8.9. Shares. Buyers shall have obtained assurances satisfactory to them that all of the Shares will be delivered to Buyers at the Closing.

  8.10. No Assets. Neither the Company nor any Subsidiary shall own or have under lease any assets.

                                   ARTICLE 9

                          SURVIVAL OF REPRESENTATIONS
                                AND WARRANTIES

  9.1. Survival of Representations and Warranties. All representations and warranties of each of the Sellers and Buyers included in this Agreement shall survive the Closing and remain in effect for such period as shall be provided by applicable law.

                                  ARTICLE 10

                                INDEMNIFICATION

  10.1. Indemnification of Cerestar. Each Seller agrees to indemnify and hold harmless Cerestar and its officers, directors, shareholders and assigns and their respective Affiliates against and in respect of any and all losses, damages, costs and reasonable expenses, including reasonable legal fees ("Damages"), resulting or arising from (i) any failure by such Seller to perform or otherwise fulfill or comply with any provision of this Agreement or
(ii) any breach or violation of any representation or warranty of such Seller hereunder; provided, however, that the aggregate indemnity obligation of each Seller under this Section 10.1 shall be limited to the amount of the Purchase Price received by such Seller; it being understood that, with respect to an indemnification obligation arising out of any representation, warranty or covenant regarding the Company or any Subsidiary hereunder, Buyers shall use all reasonable efforts to attempt to enforce Sellers' obligations under this
Section 10.1 by first pursuing each Seller for its Pro Rata Portion of the Damages.

  10.2. Indemnification of Sellers. Cerestar agrees to indemnify and hold harmless each Seller and its officers, directors, shareholders and assigns and their respective Affiliates against and in respect of any and all Damages resulting or arising from (i) any failure by Buyers to perform or otherwise fulfill or comply with any provision of this Agreement or (ii) any breach or violation of any representation or warranty of Buyers hereunder.

  10.3. Claims. Any claim for indemnity under Section 10.1 or 10.2 hereof shall be made by written notice from the Indemnitee to each Indemnifying Party specifying in reasonable detail the basis of the claim. When an Indemnitee seeking indemnification under Section 10.1 or 10.2 receives notice of any claims made by third parties ("Third Party Claims") which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice within a reasonable period thereof to each Indemnifying Party reasonably indicating the nature of such claims and the basis thereof. Upon notice from the Indemnitee, the Indemnifying Party or Parties may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the Indemnifying Party or Parties shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof. If an Indemnifying Party or Parties does not, within thirty (30) Business Days (or such shorter period as may be required by the Third Party Claim) after the Indemnitee's notice is given, give notice to the Indemnitee of its or their assumption of the defense of the Third Party Claim, the

Indemnifying Party or Parties shall be deemed to have waived its or their rights to control the defense thereof. If the Indemnitee assumes the defense of any Third Party Claim because of the failure of the Indemnifying Party or Parties to do so in accordance with this Section 10.3, the Indemnifying Party or Parties shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The Indemnifying Party or Parties shall have no liability with respect to any compromise or settlement thereof effected without its or their prior written consent, which shall not be unreasonably withheld.

  10.4. Remedies. Each of the Sellers, on the one hand, and the Buyers, on the other hand, agree that the indemnification set forth in Sections 10.1 and 10.2 hereof shall be the basis of each such party's sole and exclusive remedy as against the other parties hereto for any and all damages pursuant to or arising out of this Agreement or any of the transactions contemplated hereby other than any action brought by any of the parties involving an allegation of fraud, in which event the parties shall be free to pursue any and all remedies, at law or in equity.

                                  ARTICLE 11

                                  TERMINATION

    11.1. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

    (a) By written agreement of Buyers and each of the Sellers;

    (b) By either Buyers or any of the Sellers in writing without liability to the terminating party or parties on account of such termination (provided the terminating party is not otherwise in default or breach of this Agreement) if (i)(A) the Board of Directors of American Maize shall have publicly recommended an "Acquisition Proposal" (as defined in the Merger Agreement) from a Person other than EBS or an Affiliate thereof and such Acquisition Proposal shall not have been withdrawn or terminated before Seller's shall have terminated this Agreement pursuant to this provision, (B) each of American Maize and EBS shall be entitled as a result thereof to terminate the Merger Agreement under the terms thereof and (C) neither American Maize nor EBS shall have terminated the Merger Agreement, or (ii) the Merger Agreement shall have been terminated pursuant to the terms thereof and within ten Business Days of such termination EBS shall have failed to enter into another agreement with American Maize pursuant to which EBS or an Affiliate thereof will acquire the Maize Common Stock at a purchase price for each share of Maize Common Stock equal to at least $40.

  11.2. Effect of Termination. Termination of this Agreement pursuant to this
Article 11 shall terminate all obligations of the parties hereto; provided, however, that termination pursuant to Section 11.1(b) shall not relieve the defaulting or breaching party hereunder from any liability to the other party hereto resulting from the default or breach hereunder of such defaulting or breaching party occurring prior to the date of termination. If this Agreement is terminated pursuant to the provisions of this Article 11, the provisions set forth in Sections 6.3, 6.6, 6.10, 11.2, 12.2, 12.3 and 12.10 shall survive any such termination; provided that the provisions of Section 6.10 also shall survive termination if, as contemplated by the last sentence of Section 6.10 hereof, this Agreement and the Merger Agreement are terminated before December 31, 1995 and the Merger Agreement was terminated due to the failure or inability to satisfy a condition contained in Section 6.1(a) or (b) of the Merger Agreement.

                                  ARTICLE 12

                                 MISCELLANEOUS

  12.1. Further Assurances. From time to time after the Closing, each of the Sellers shall execute and deliver, or cause to be executed and delivered, such documents to Buyers as Buyers shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and from time to time after the Closing, Buyers will execute and deliver, or cause to be executed and delivered, such documents to any Seller as such Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

  12.2. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

  12.3. Notices. All notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, facsimile transmission or by United States mail (registered, return receipt requested), properly addressed and postage prepaid:

    If to William Ziegler, III, to:

      Hay Island
      Darien, Connecticut 06820

    If to First Fidelity Bank, Connecticut, to:

      James L. Mitchell, Esq.
      Executive Vice President and General Counsel
      First Fidelity Bancorporation
      55 Broad Street, 18th Floor
      Newark, New Jersey 07102

    If to Helen Z. Steinkraus, to:

      Great Island
      P.O. Box 3038
      Noroton, Connecticut 06820

    If to United States Trust Company of New York, to:

      United States Trust Company of New York
      Attn: John M. Sartorius
      114 West 47th Street
      New York, New York 10036

    with a copy to:

      Rodman Ward, Esq.
      Skadden, Arps, Slate, Meagher & Flom
      1 Rodney Square
      P.O. Box 636
      Wilmington, Delaware 19899

    If to Buyers, to:

      Andrew C. Harvard
      President Cerestar USA, Inc.
      1300 Fort Wayne National Bank Building
      Fort Wayne, Indiana 46802

    with a copy to:

      Neil T. Anderson, Esq.
      Sullivan & Cromwell
      125 Broad Street
      New York, New York 10004

Such names and addresses may be changed by such notice.

  12.4. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondences, undertakings and communications of the parties, oral or written, regarding such subject matter.

  12.5. Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or permitted assigns.

  12.6. Headings; References. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Schedules", or "Annexes" shall be deemed to be references to Articles or Sections hereof and Schedules and Annexes hereto unless otherwise indicated.

  12.7. Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original.

  12.8. Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Sellers and Buyers and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

  12.9. Severability; Enforcement. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

  12.10. Jurisdiction. Buyers and each of the Sellers hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts located in the Borough of Manhattan, The City of New York, for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and Buyers and each of the Sellers agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process of any action, suit or proceeding brought against it in any such court. Buyers and each of the Sellers hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such federal courts as aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Sellers and Buyers waive any rights they may have to a jury trial.

  12.11. Waiver. Any of the conditions to Closing set forth in this Agreement may be waived in writing at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provisions. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          WILLIAM ZIEGLER, III

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          WILLIAM ZIEGLER, III,
                                           as Trustee under the will
                                           of Helen M. Rivoire

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          WILLIAM ZIEGLER, III,
                                           as Trustee under the will
                                           of William Ziegler, Jr.

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          FIRST FIDELITY BANK, CONNECTICUT,
                                           as Trustee under the will of
                                           Helen M. Rivoire

                                                  /s/ Donald S. Rotzien
                                          By: _________________________________
                                            NAME: DONALD S. ROTZIEN
                                            TITLE:EXECUTIVE VICE PRESIDENT

                                          FIRST FIDELITY BANK, CONNECTICUT, as
                                           Trustee under the will of William
                                           Ziegler, Jr.

                                                  /s/ Donald S. Rotzien
                                          By: _________________________________
                                            NAME: DONALD S. ROTZIEN
                                            TITLE:EXECUTIVE VICE PRESIDENT

                                          HELEN Z. STEINKRAUS

                                                 /s/ Helen Z. Steinkraus
                                          -------------------------------------

                                          HELEN Z. STEINKRAUS
                                           as Trustee under the will
                                           of Helen M. Rivoire

                                                 /s/ Helen Z. Steinkraus
                                          -------------------------------------

                                          HELEN Z. STEINKRAUS
                                           as Trustee under the will
                                           of William Ziegler, Jr.

                                                 /s/ Helen Z. Steinkraus
                                          -------------------------------------

                                          UNITED STATES TRUST COMPANY OF NEW
                                           YORK,
                                           as Trustee under the will of
                                           Helen M. Rivoire

                                               /s/ John M. Sartorius, Jr.
                                          By: _________________________________
                                            NAME: JOHN M. SARTORIUS, JR.
                                            TITLE:VICE PRESIDENT

                                          UNITED STATES TRUST COMPANY OF NEW
                                           YORK,
                                           as Trustee under the will of
                                           William Ziegler, Jr.

                                               /s/ John M. Sartorius, Jr.
                                          By: _________________________________
                                            NAME: JOHN M. SARTORIUS, JR.
                                            TITLE:VICE PRESIDENT

                                          CERESTAR, USA, INC.

                                                  /s/ Andrew C. Harvard
                                          By: _________________________________
                                            NAME: ANDREW C. HARVARD
                                            TITLE:PRESIDENT

                                          ERIDANIA BEGHIN-SAY, S.A.

                                                      /s/ S. Meloni
                                          By: _________________________________
                                            NAME: S. MELONI
                                            TITLE:CHAIRMAN

                                                                         ANNEX C


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              WILLIAM ZIEGLER, III

                             WILLIAM ZIEGLER, III,
                 AS TRUSTEE UNDER THE WILL OF HELEN M. RIVOIRE

                             WILLIAM ZIEGLER, III,
               AS TRUSTEE UNDER THE WILL OF WILLIAM ZIEGLER, JR.

                       FIRST FIDELITY BANK, CONNECTICUT,
                 AS TRUSTEE UNDER THE WILL OF HELEN M. RIVOIRE

                       FIRST FIDELITY BANK, CONNECTICUT,
               AS TRUSTEE UNDER THE WILL OF WILLIAM ZIEGLER, JR.

                                      AND

                           ERIDANIA BEGHIN-SAY, S.A.

                               CERESTAR USA, INC.

                           DATED AS OF JULY 26, 1995

                           STOCK PURCHASE AGREEMENT

  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 26, 1995, by and among William Ziegler, III individually ("Ziegler"), William Ziegler, III ("Ziegler-Trustee"), as Trustee of a trust under the will of Helen M. Rivoire (the "Rivoire Trust") and as Trustee of a trust under the will of William Ziegler, Jr. (the "Ziegler Trust"), and First Fidelity Bank, Connecticut ("First Fidelity"), as Trustee of the Rivoire Trust and as Trustee of the Ziegler Trust (Ziegler, Ziegler-Trustee and First Fidelity, together with their respective nominees and assigns, if any, are collectively referred to as the "Buyers"), and Eridania Beghin-Say, S.A. ("EBS"), a corporation organized and existing under the laws of France and Cerestar USA, Inc. ("Cerestar"), a Delaware corporation and a wholly owned subsidiary of EBS (EBS and Cerestar are collectively referred to as the "Sellers").

                             W I T N E S S E T H:

  WHEREAS, Sellers have entered into a stock purchase agreement (the "GIH Stock Purchase Agreement") with all of the holders of common stock of GIH Corp. ("GIH"), a Delaware corporation, including Buyers, pursuant to which Cerestar has agreed to purchase all of the outstanding shares of common stock of GIH.

  WHEREAS, EBS and Cerestar USA II, Inc. ("Sub II"), a subsidiary of Cerestar, have entered into an agreement and plan of merger with American Maize-Products Company ("AMPCo"), a Maine corporation (the "Merger Agreement"), pursuant to which Sub II will be merged with and into AMPCo and each of the outstanding shares of common stock of AMPCo (other than the shares that GIH Corp. owns) will be cancelled in exchange for $40 in cash (the "Merger").

  WHEREAS, AMPCo conducts through its wholly owned subsidiary, Swisher International, Inc. ("Swisher"), a Delaware corporation, the business of manufacturing and marketing cigars and a variety of smokeless tobacco products (such business, and the operations, prospects, properties, rights, assets and condition (financial or otherwise) thereof being referred to herein as the "Swisher Business").

  WHEREAS, Sellers desire to cause AMPCo to sell to Buyers and allow Swisher to redeem a sufficient number shares of the outstanding shares of common stock of Swisher as to enable Buyers to acquire eighty-eight percent (88%) of the outstanding shares of common stock of Swisher, on the terms and subject to the conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                1. DEFINITIONS.

  1.1. Definitions. In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings:

    Acquired Shares: the shares of Capital Stock to be acquired by Buyers, as specified in Section 2.1.

    Affiliate (and variants thereof): of an entity means any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with that entity.

    Antitrust Division: the Antitrust Division of the United States Department of Justice.

    Base Line Balance Sheet: the meaning specified in Section 8.2.6.

    Capital Stock: 130 shares of common stock, no par value per share, of Swisher that constitute all the issued and outstanding shares of Swisher capital stock.

    Closing and Closing Date: the meanings specified in Section 3.1.

    Closing Date Balance Sheet: the meaning specified in Section 2.3.

    Corporations: Swisher and the Subsidiaries.

    Employee Plan: the meaning specified in Section 7.4.1.

    ERISA: the meaning specified in Section 7.4.1.

    FTC: the United States Federal Trade Commission.

    Hart-Scott-Rodino Act: the meaning specified in Section 7.3.2.

    Indebtedness: the meaning specified in Section 11.1.

    IRC: the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

    IRS: the Internal Revenue Service.

    Swisher Senior Loan: the meaning specified in Section 8.2.8.

    Swisher Senior Loan Proceeds: the meaning specified in Section 8.2.8.

    Swisher Subordinated Loan Agreement: the meaning specified in Section
  2.2.

    Swisher Subordinated Note: the meaning specified in Section 2.2.

    Swisher Subsidiaries: the meaning specified in Section 8.1.5.

    Taxes: the meaning specified in Section 6.3.

    Tax Returns: the meaning specified in Section 6.3.

    to the best knowledge of Sellers: those facts and circumstances known to management of Sellers after having made all reasonable inquiries in light of the circumstances of the transaction contemplated hereby.

                             2. PURCHASE AND SALE.

  2.1. Sale of the Acquired Shares. On the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, Sellers shall cause AMPCo to: (a) sell and deliver to Buyers and Buyers shall purchase and acquire from AMPCo at the place of Closing on the Closing Date referred to in Section 3, free and clear of all claims, liens, charges, and encumbrances of any nature whatsoever (other than any claims, liens, charges and encumbrances resulting from the nature of the Buyers or the transaction that is the subject of this Agreement) 44 shares of the Capital Stock and (b) tender for redemption by Swisher and Swisher shall redeem from AMPCo 80 shares of the Capital Stock; which transactions shall result in the Buyers receiving eighty-eight percent (88%) of the outstanding Capital Stock. The 44 shares of the Capital Stock to be acquired by Buyers pursuant to this Agreement are hereinafter referred to as the "Acquired Shares," and the 80 shares of the Capital Stock to be redeemed by Swisher pursuant to this Agreement are hereinafter referred to as the "Redeemed Shares."

  2.2. Purchase Price. At the Closing, Buyers shall pay, and shall cause to be paid, to Sellers an aggregate amount that will total US$165,000,000 as the purchase price for the Acquired Shares and the Redeemed Shares (the "Purchase Price"), US$145,000,000 of which shall be in cash, subject to adjustment as provided in Section 2.4 hereof, and US$20,000,000 of which shall be in the form of a subordinated note of Swisher in the aggregate principal amount of US$20,000,000 (the "Swisher Subordinated Note"), the principal terms of which note and accompanying loan agreement (the "Swisher Subordinated Loan Agreement") are set forth in the forth in Exhibit A hereto (which may be revised as shall be mutually agreed to by the Buyers and Sellers prior to Closing).

  2.3. Closing Date Balance Sheet. Sellers shall (the expense of which Sellers and Buyers shall share equally) cause AMPCo to take such steps and shall cause AMPCo's independent certified public accountants to take such steps as shall be necessary to prepare a consolidated audited balance sheet of the Corporations as of the Closing Date (the "Closing Date Balance Sheet"). Sellers shall deliver the Closing Date Balance Sheet to

Buyers and Buyers' independent certified public accountants not later than 45 days following the Closing Date, and from the date hereof until the Closing, Sellers shall cause AMPCo (to the extent AMPCo generates such financial statements in the normal course) to deliver to Buyers each month (immediately after the statements become available) financial statements showing the financial condition of the Corporations as of the last date of the prior month.

  2.4. Purchase Price Adjustments. To the extent that Buyers and Sellers agree that the Corporations will retain any Indebtedness, the parties shall reduce the Purchase Price on a dollar for dollar basis by the amount of the retained Indebtedness, provided, however, that no adjustment shall result hereunder for any Indebtedness to the extent the Corporations or any of their Affiliates are both obligor and obligee.

                                  3. CLOSING.

  3.1. Time; Place. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sullivan & Cromwell, New York, New York at 10:00 a.m. (EDT time) on the first business day on which the last to be fulfilled or waived of the conditions set forth in
Article 8 of this Agreement shall be fulfilled or waived in accordance with this Agreement, or such other date and time as Buyers and Sellers shall agree (the "Closing Date").

  At the Closing, Sellers, immediately after the closings under the GIH Stock Purchase Agreement and the Merger Agreement, shall cause AMPCo to sell, transfer, assign, convey and deliver to Buyers a certificate (or certificates as the Buyers may so direct) representing the Acquired Shares, duly endorsed or accompanied by appropriate stock transfer powers duly executed, and having all necessary stock transfer tax stamps affixed thereto at the expense of Sellers; Buyers shall pay the Purchase Price to Sellers; and the parties shall deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Section 8 and elsewhere in this Agreement.

  3.2. Effective Time. Title to the Acquired Shares shall be deemed to have been transferred to Buyers at the time of the Closing.

  3.3. Further Assurances. If at any time after the Closing Date, Buyers shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyers, the title to the Acquired Shares, or (ii) otherwise carry out the purposes of this Agreement, Sellers will, or will cause AMPCo to, execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Acquired Shares in Buyers, and otherwise to carry out the purposes of this Agreement and the expense of the foregoing shall be borne as provided in Section 12.3 hereof.

                 4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

  Each of EBS and Cerestar jointly and severally represents and warrants to Buyers as follows:

  4.1. Authority; Binding Agreement. (A) EBS is a corporation duly incorporated, validly existing and in good standing under the laws of France, and has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of EBS. This Agreement constitutes, and all other agreements and documents to be executed and delivered by EBS pursuant hereto will constitute, the valid and binding agreements of EBS, enforceable against EBS in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally). (B) Cerestar is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Cerestar. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Cerestar pursuant hereto will constitute, the valid and binding agreements of Cerestar, enforceable against Cerestar in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

  4.2. Organization, Power and Foreign Qualification. Cerestar is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, except where the failure to so qualify would not have a material adverse effect upon its properties, assets, financial condition, results of operations, business prospects or ability to enforce its rights.

  4.3. Non-Contravention; Consents. The execution and delivery of this Agreement by each of the Sellers does not, and the consummation by each of the Sellers of the transactions contemplated hereby will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (A) a breach or violation of, or a default under, any provision of the articles or certificate of incorporation or by-laws (or equivalent documents) of such Sellers or (B) a breach or violation of, or a conflict with, or a default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of such Sellers pursuant to any provision of any contract, license or other agreement binding upon Sellers or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to such Sellers or any of their properties or assets, other than those which would not materially adversely impair their ability to consummate the transactions contemplated hereby; it being understood solely for purposes of this Section
4.3 that no representation is given hereunder with respect to breaches, violations, conflicts, defaults, terminations, accelerations or the creation or imposition of liens, charges, pledges, security interests or other encumbrances arising out of or relating to the ownership of the Swisher Business. None of the Sellers nor any of their Affiliates nor any of the Corporations has any enforceable agreement with any person, corporation or other entity (other than with Buyers pursuant to this Agreement) to consummate a sale or other disposition of any of the Capital Stock, any of the Corporations or any material portion of the Swisher Business.

  Except as disclosed in Schedule 4.3, no consent of, notice to, or filing with any foreign government, agency or authority or any federal, state, or local authority, or any other person or entity, is required to be obtained, given or made by Sellers in connection with the execution, delivery or performance by Sellers of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by Sellers, it being understood solely for purposes of this Section 4.3 that no representation is given hereunder with respect to any consents, notices or filings by Sellers arising out of or relating to the Swisher Business except as may arise after the consummation of the Merger.

  4.4. Litigation. Except as disclosed in Schedule 4.4, there are no lawsuits, proceedings, claims, governmental investigations or other actions pending or, to the best knowledge of Sellers, threatened, before any court or governmental or regulatory authority or body against or involving, EBS or Cerestar, or any of their respective officers, directors, employees or agents (i) that could materially and adversely affect EBS or Cerestar or their respective properties or business, or (ii) challenging the validity or propriety of or which could impair the ability of EBS or Cerestar to consummate the transactions contemplated by this Agreement.

                 5. REPRESENTATIONS AND WARRANTIES OF BUYERS.

  Each Buyer represents and warrants to Sellers as follows:

  5.1. Organization; Good Standing; Ownership. First Fidelity represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

  5.2. Authorization. Ziegler, Ziegler-Trustee and First Fidelity each represents and warrants that he or it as applicable has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out his or its obligations hereunder. Ziegler, Ziegler-Trustee and First Fidelity each represents that his or its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on his or its part. Ziegler, Ziegler-Trustee and First Fidelity each represents and warrants that this Agreement constitutes, and all other agreements and documents to be executed and delivered by him or it pursuant hereto will constitute the valid and binding agreements of him or it, enforceable against him and it in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

  5.3. Non-Contravention; Consents.

  (a) Ziegler and Ziegler-Trustee each represents and warrants that the execution and delivery of this Agreement by Ziegler and Ziegler-Trustee does not, and the consummation by Ziegler and Ziegler-Trustee of the transactions contemplated on their respective parts hereby does not and will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (I) a breach or violation of, or a default under, any provision of the trust instruments governing the Rivoire Trust and the Ziegler Trust, or
(II) a breach or violation of, or a conflict with, or a default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of Ziegler or Ziegler-Trustee or GIH pursuant to any provision of any contract, license or other agreement binding upon Ziegler or Ziegler-Trustee or GIH or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to Ziegler or Ziegler-Trustee or GIH or any of their respective properties or assets.

  Except as disclosed in Schedule 5.3, no consent of, or notice to, or filing with any authority, domestic or foreign, or any other person or entity is required to be obtained, given or made by Ziegler or Ziegler-Trustee in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered and performed by Ziegler or Ziegler-Trustee pursuant hereto.

  (b) First Fidelity represents and warrants that the execution and delivery of this Agreement by First Fidelity does not, and the consummation by First Fidelity of the transactions contemplated on its part hereby does not and will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (I) a breach or violation of, or a default under, any provision of articles or certificate of incorporation or by-laws (or equivalent documents) of First Fidelity or the trust instruments governing the Rivoire Trust and the Ziegler Trust, or (II) a breach or violation of, or a conflict with, or a default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of First Fidelity or GIH pursuant to any provision of any contract, license or other agreement binding upon First Fidelity or GIH or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to First Fidelity or GIH or any of their respective properties or assets.

  Except as disclosed in Schedule 5.3, no consent of, or notice to, or filing with any authority, domestic or foreign, or any other person or entity is required to be obtained, given or made by First Fidelity in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered and performed by First Fidelity pursuant hereto.

  5.4. Investment Intent. Each of Ziegler, Ziegler-Trustee and First Fidelity represents that the Acquired Shares are being acquired by him or it, as applicable, for his or its own account solely for the purpose of investment without the view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Neither Ziegler, Ziegler-Trustee nor First Fidelity will so distribute or resell any Acquired Shares in violation of any such law.

                            6. CERTAIN TAX MATTERS.

  6.1. Filing of Tax Returns.

  (a) Sellers' Obligations. Sellers will timely file or cause to be filed on behalf of AMPCo and the Corporations any Tax Returns required to be filed with respect to any Taxes for any period beginning prior to the Closing Date to reflect the operations of AMPCo and the Corporations up to and including the Closing Date and shall remit any Taxes due in respect to such Tax Returns. All such Tax Returns described in this subsection 6.1(a) shall be prepared and filed using tax accounting methods and principles which are consistent with those used in the Tax Returns applicable to AMPCo and the Corporations for preceding tax periods. In preparing such Tax Returns, no election shall be made with respect to the computation of any item of income, deduction or credit of AMPCo and the Corporations which is inconsistent with the preparation of prior years' Tax Returns (as amended) filed for AMPCo and the Corporations. Buyers shall provide to Sellers all records and documents of AMPCo and the Corporations reasonably required by Sellers to prepare any Tax Return required to be filed by Sellers under this subsection 6.1(a). Sellers shall deliver to Buyers a complete and accurate copy of each Tax Return filed in accordance with this subsection 6.1(a), together with copies of the permanent financial records (including tax work papers) of Sellers used to prepare such Tax Return within thirty (30) days after the date the Tax Return is filed with the applicable taxing authority, except that in the case of consolidated returns this delivery requirement shall be limited to those portions of such Tax Returns as shall be related to AMPCo and the Corporations.

  (b) Buyers' Obligations. Buyers shall timely file or cause to be filed on behalf of the Corporations any Tax Returns with respect to any Taxes for any period which begins on or after the Closing Date and shall remit any Taxes due in respect to such Tax Returns. Buyers shall deliver to Sellers, if requested, a complete and accurate copy of each Tax Return filed in accordance with this subsection 6.1(b) and relating to periods prior to the Closing Date, and shall provide Sellers with access to the permanent financial records (including tax work papers) of the Corporations used to prepare such Tax Return within thirty
(30) days after the date of such request, except that in the case of consolidated returns this delivery requirement shall be limited to those portions of such returns as shall be related to the Corporations.

  6.2. Liability of Taxes and Related Matters.

  (a) Liability for Taxes. Buyers shall be liable for and indemnify Sellers for the Taxes of the Corporations for any taxable year or period that begins after the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Sellers shall be liable for and indemnify Buyers for the Taxes of the Corporations for any taxable year or period that ends on or before the Closing Date, and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on the Closing Date.

  (b) Taxes for Short Taxable Year. Whenever it is necessary to determine the liability for Taxes of the Corporations for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Corporations for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Corporations has a taxable year or period which ended at the close of the Closing Date, except the exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

  (c) Transfer Taxes. Buyers shall be liable for all transfer taxes arising from the sale of the Acquired Shares.

  6.3. Definitions. As used herein, the term "Taxes" means all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties. All returns and reports (including consolidated, combined, unitary or other reports or returns and estimated tax and information returns) relating to Taxes (the "Tax Returns")

                                 7. COVENANTS.

  7.1. Conduct of Business. Sellers covenant and agree with Buyers that, unless otherwise consented to in writing by Buyers (which consent shall not be unreasonably withheld), from the date hereof until the Closing or termination of this Agreement, Sellers will use their reasonable efforts to cause AMPCo to comply in all material respects with its covenants stated in the Merger Agreement regarding the conduct of the Swisher Businesses.

  7.2. No Solicitation. From the date hereof until the earlier of the Closing and the termination of this Agreement, Sellers will not, and pursuant to the terms of the Merger Agreement, AMPCo and its Affiliates will not be permitted to, take any action, directly or indirectly, to solicit indications of interest or offers for the sale of the Corporations (whether by sale of stock, assets, merger or otherwise) to anyone other than Buyers, furnish information to others in that connection, or enter into discussions with any person with respect thereto, and Sellers will instruct its investment bankers and other representatives (and those of AMPCo) to refrain from doing any of the foregoing.

  7.3. Mutual Covenants.

    7.3.1. Applications for Approval. Each of the Sellers and each of the Buyers shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and actions as may be required by applicable law with respect to the transactions contemplated by this Agreement, and shall use their respective best efforts to obtain such approvals and accomplish such results as expeditiously as possible. In addition, they will use their respective best efforts to obtain all other approvals, consents and authorizations which are conditions to the Closing, and they shall take all other action as shall be reasonably necessary or appropriate in order to effectuate the transactions provided for or contemplated herein. Notwithstanding the foregoing, when used in connection with obtaining a consent, approval or other act of an unaffiliated third party or governmental authority, "best efforts" shall not require Buyers or Sellers to commence litigation against or acquire control of such third person or the assets or obligations requiring such consent, and shall not require Buyers or Sellers to accelerate the payment of any indebtedness.

    7.3.2. Hart-Scott-Rodino. Sellers and Buyers shall prepare and file no later than August 31, 1995 with the FTC and with the Antitrust Division the notification and report form required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") with respect to the sale and purchase of the Capital Stock hereunder; and each shall cooperate with the other to the extent necessary for the timely preparation and filing of such notification and report.

    7.3.3. Base Line Balance Sheet Adjustments. At Closing, AMPCo will transfer and assign to the Corporations, and the Corporations will accept and assume from AMPCo, the assets and liabilities of the type, and determined using the same methodology, that the parties employed when preparing the Base Line Balance Sheet.

  7.4 Employees and Employee Benefit Plans.

    7.4.1 Employee Benefit Definitions.

    "Benefit Plan" means any employee welfare benefit plan (as defined in Section 3(1) of ERISA) and any other employee benefit policies, programs or agreements, including but not limited to deferred compensation, incentive bonus, supplemental retirement, restricted stock, stock option, fringe benefit and severance plans.

    "Buyers' Pension Plans" means the plans established by the Buyers pursuant to Section 7.4.5.

    "Buyers' Benefit Plans" means the Benefit Plans established by the Buyers pursuant to Section 7.4.3.

    "Buyers' Savings Plan" means the plan established by the Buyers pursuant to Section 7.4.4.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "GIH Related Employees" means the current and former employees (including inactive and retired employees) of GIH, M. Ziegler Publishing Co. for the Blind, Inc. and Estate of Helen M. Rivoire.

    "GIH Related Parties" means GIH, M. Ziegler Publishing Co. for the Blind, Inc. and Estate of Rivoire.

    "Sellers' Benefit Plans" means the Benefit Plans maintained by AMPCo or with respect to which AMPCo is otherwise obligated to make contributions or payments and that cover any Swisher Employee or GIH Related Employee.

    "Sellers' Pension Plans" means the defined benefit plans maintained by AMPCo that are intended to be qualified under Sections 401(a) and 501(a) of the IRC and that cover any GIH Related Employee.

    "Swisher Employees" means the current and former employees (including inactive and retired employees) of the Company.

    "Swisher Pension Plans" means the defined benefit pension plans maintained by the Company.

    7.4.2 Transfer of Employment. Buyers shall offer or cause another entity to offer employment to the GIH Related Employees (other than retirees) effective as of the Closing Date. All GIH Related Employees who accept employment with the Buyers or an affiliate thereof in connection with the transactions contemplated by this Agreement shall be given credit for service with the GIH Related Parties for all purposes under any of Buyers' Benefit Plans. The Buyers shall be responsible for all liabilities (including severance liability) with respect to the GIH Related Employees incurred on or after the Closing Date, without regard to whether any such GIH Related Employees accept employment with the Buyers or an affiliate thereof.

    7.4.3 Benefit Plans. Buyers shall establish, on or prior to the Closing Date, the Buyers' Benefit Plans (which shall be substantially the same as the Sellers' Benefit Plans) and shall provide the Swisher Employees and the GIH Related Employees with benefits that are, in the aggregate, no less favorable than the benefits provided to such individuals under the Sellers' Benefit Plans or any Benefit Plan maintained by Swisher. Buyers shall provide or cause another entity to provide such benefits until June 30, 1997. Effective as of the Closing Date, the Swisher Employees and GIH Related Employees shall cease to be covered by the Sellers' Benefit Plans and shall be covered by the Buyers' Benefit Plans. For all purposes of Buyers' Benefit Plans, the Swisher Employees shall receive credit for service credited under the Sellers' Benefit Plans. The Buyers' Benefit Plans shall not contain any limitations with respect to pre-existing conditions and Buyers shall be liable for claims incurred by Swisher Employees and GIH Related Employees on or after the Closing Date (including continued disability payments), except that the Sellers shall provide to the Buyers' Plans, to the extent permitted by law, the amount contributed by the GIH Related Employees pursuant to any of Sellers' Benefit Plans established under Section 125 of the IRC which shall remain pledged under Buyers' Benefit Plans. For purposes of this Agreement, a claim shall be deemed to have been incurred as of the date on which an expense for services arose, not the date on which an accident, illness or disability occurred. Sellers' Benefit Plans shall continue to provide benefits to Swisher Employees and GIH Related Employees prior to the Closing Date (subject to continued intercompany reimbursements). Except as the parties shall agree, Buyers shall honor and assume all existing individual employment, severance, early retirement, deferred compensation, executive life insurance, consulting, salary continuation and similar agreements between AMPCo, the Sellers or the GIH Related Parties and the Swisher Employees or the GIH Related Employees.

    7.4.4 Savings Plan. On or prior to the Closing Date, Buyers shall establish a qualified defined contribution savings plan and trust intended to qualify under Sections 401(a), 401(k) and 501(a) of the IRC

  ("Buyers' Savings Plan"). The Buyers' Savings Plan shall contain provisions
  (i) allowing for the establishment of accounts for the Swisher Employees and GIH Related Employees with account balances in the American Maize-Products Company Capital Accumulation Plan (the "CAP") to have their accounts transferred to the Buyers' Savings Plan and (ii) permitting such individuals to have such transferred funds invested in one or more investment options, one or more of which is not the securities of the Buyers or the Buyers' affiliates. As soon as practicable after the Closing Date and following the later of (a) the delivery to the Sellers of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity reasonably satisfactory to the Sellers, relating to the qualified status of the Buyers' Savings Plan or (b) the delivery to Buyers of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity reasonably satisfactory to Buyers, relating to the qualified status of the CAP, Sellers shall direct the trustee of the CAP to transfer to the trustee of the Buyers' Savings Plan the account balances (and any outstanding loans) of the Swisher Employees and GIH Related Employees with account balances in the CAP. Notwithstanding the foregoing, no transfer hereunder shall take place until the 31st day following the filing of all required Forms 5310 in connection therewith. Pending the completion of the transfer described above, Sellers and Buyers shall make arrangements, and provide each other with necessary information, in order to make any required benefit payments to the Swisher Employees and GIH Related Employees from the CAP. In consideration of the transfer of account balances described herein, the Buyers and the Buyers' Savings Plan shall assume, as of the date of such account balance transfer, all of the obligations under the CAP of AMPCo, the Sellers and the CAP with respect to the Swisher and GIH Related Employees.

    7.4.5 Pension Plans. On or prior to the Closing Date, the Buyers shall establish defined benefit plans and a trust or trusts intended to qualify under Section 401(a) and 501(a) of the IRC ("Buyers' Pension Plans"). The Buyers' Pension Plans shall cover those GIH Related Employees who participate in or have accrued benefits under the Sellers' Pension Plans. The Seller shall direct the trustee of the Seller's Pensions Plans to transfer to a separate account under such trust (the "Separate Account") an amount in cash equal to the amount of assets held by the Sellers' Pension Plans as of the Closing Date that is segregated and attributable to the participation by the GIH Related Employees in the Sellers' Pension Plans as of the Closing Date. The assets held in the Separate Account shall be invested in accordance with guidelines established by the mutual agreement of the Buyers and Sellers. As soon as practicable after the Closing Date and following both (a) the delivery to the Sellers of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity reasonably satisfactory to the Sellers, relating to the qualified status of the Buyers' Pension Plans and (b) the delivery to Buyers of a favorable determination letter from the Internal Revenue Service, or an opinion of counsel or indemnity reasonably satisfactory to Buyers, relating to the qualified status of the Sellers' Pension Plan, the Sellers shall cause the trustee of the Sellers' Pension Plans to transfer to the trustee of the Buyers' Pension Plans an amount in cash equal to the amount of assets held in the Separate Account as of the date of such transfer. In addition, within 180 days following the Closing Date, Sellers and Buyers shall cooperate to cause an amount in cash equal to the assets in the master trust for Sellers' Pension Plans segregated and attributable to the Swisher Pension Plans as of the Closing Date to be transferred to a trust established by Buyer. Such amounts shall be transferred to a Separate Account as of the Closing Date and be invested prior to the date of transfer in a manner similar to that set forth for the GIH Related Employees above.

    The amount of assets transferred pursuant to the immediately preceding paragraph shall be determined by an actuary from Alexander & Alexander Consulting Group (the "Actuary"), whose expenses shall be shared equally by Sellers and Buyers. The amount transferred shall be reduced by the amount of benefit payments made with respect to the Swisher Employees or the GIH Related Employees after the Closing Date, but prior to the date of transfer. Notwithstanding the foregoing, no transfer hereunder shall take place until the 31st day following the filing of all required Forms 5310 in connection therewith. Pending the completion of the transfer described above, Sellers and Buyers shall make arrangements, and provide each other with necessary information, in order to make any required benefit payments to the Swisher Employees and GIH Related Employees from the Sellers' Pension Plans. In consideration for the transfer of assets described herein, Buyers and Buyers' Pension Plans shall assume, as of the date of such transfer, all of the obligations and liabilities under the Sellers' Pension Plans and Swisher Plans of AMPCo, the Sellers' and the Sellers' Pension Plans with respect to the GIH Related Employees and Swisher Employees. Buyers and Sellers shall pro rate the minimum contributions for 1995 under the Sellers' Pension Plans maintained for Swisher Employees based upon calculations prepared by the Actuary, and Sellers shall make all contributions for 1994. In addition to the foregoing any Equitable Life annuity contracts and associated liabilities relating to the Swisher Employees and the GIH Related Employees shall be transferred to the Buyers.

    7.4.6. SERP. The Buyers shall assume all of the Sellers' and AMPCo's obligations to the Swisher Employees and the GIH Employees under the American Maize-Products Supplemental Pension Program (the "SERP") and Sellers shall transfer or cause the transfer of the assets held by AMPCo with respect to the SERP attributable to Swisher Employees and GIH Related Employees.

    7.4.7. Management Bonus Plan. Buyers shall assume and continue the portion of the AMPCo 1995 Management Incentive Plan attributable to Swisher Employees.

    7.4.8. Filings; Notices. Buyers and Sellers agree to cooperate in the filing of all documents, forms or notices required to be filed with the Swisher Employees, the GIH Related Employees, any state or local government or agency thereof, the PBGC or the United States Department of Labor as a result of the transactions contemplated in this Section 7.4.

  7.5. Provision of Transition Services. If requested by Buyers and agreed to by Sellers (which consent shall not be unreasonably withheld), Sellers shall provide transition services to Buyers on a fully burdened basis.

                           8. CONDITIONS TO CLOSING.

  8.1. Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver) at or prior to Closing of each of the following conditions:

    8.1.1. Compliance with Law. No statute or law, and no regulation, order or injunction of any court or governmental authority of competent jurisdiction, shall be in effect which prohibits the consummation of the transactions contemplated hereby.

    8.1.2. Hart-Scott-Rodino; Other Governmental Approvals. The waiting period required by the Hart-Scott-Rodino Act, and any extensions thereof obtained by request or other action of the FTC or the Antitrust Division shall have expired. All other governmental authorizations, consents, approvals, exemptions, or other governmental actions required to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and all required waiting periods applicable to the transaction contemplated by this Agreement shall have expired or been earlier terminated.

    8.1.3. Shareholders' Agreement. Concurrently with the Closing, AMPCo, Buyers and Swisher shall enter into a Shareholders' Agreement embodying the provisions stated in Exhibit B.

    8.1.4. Swisher Technology Subsidiary. Buyers and Sellers will reach an agreement before Closing regarding the allocation of the assets or stock ownership of American Maize Technology, Inc. so that Buyers will have exclusive, unrestricted ownership or use rights and exclusive access to the intellectual property relating to the Swisher Business and Sellers will have exclusive, unrestricted ownership or use rights and exclusive access to the intellectual property relating to the corn business.

  8.2. Conditions to Buyers' Obligations. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver) at or prior to Closing of each of the following conditions:

    8.2.1. Representations and Warranties. All representations and warranties made by Sellers contained in this Agreement shall be true and correct on the date hereof and as of the Closing as though such representations and warranties were made as of the Closing, and Sellers shall have duly performed or complied with all of the obligations to be performed or complied with by each of them under the terms of this Agreement on or prior to Closing.

    8.2.2. Share Ownership. AMPCo will be the lawful beneficial and record owner of, and will have good and valid title to, the Acquired Shares and the Redeemed Shares to be delivered pursuant to Section 2.1 hereof, free and clear of all mortgages, liens, pledges, security interests, encumbrances or other third party interests of any nature whatsoever (other than any mortgages, liens, pledges, security interest, encumbrances or other third party interests resulting from the nature of the Buyers or the transaction that is the subject of this Agreement), including, without limitation, subscriptions, options, warrants, rights or other agreements granting to any person, firm or corporation any interest in or right to acquire at any time, or upon the happening of any stated event, any of the Corporations' Shares (or interests therein); such shares of Capital Stock delivered pursuant to Section 2.1 hereof will be eighty-eight percent (88%) of the outstanding shares of Capital Stock of Swisher.

    8.2.3. Cash on Hand. At Closing, there shall be US$5,000,000 in cash on hand in Swisher (in addition to the after tax proceeds, if any, arising from the sale of any real property of the Corporations relating to discontinued operations).

    8.2.4. Consents and Approvals. All non-governmental, third party authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by each of the Sellers and each of the Buyers and the consummation by each of them of the transactions contemplated hereby, shall have been obtained other than those the failure of which to obtain would not have a material adverse effect on the business, financial condition or operations of the Corporations.

    8.2.5. Repayment of Indebtedness. All Indebtedness, except as provided in
  Section 2.4, shall have been repaid and released as provided in Section
  11.1 hereof.

    8.2.6. No Material Adverse Change. There shall have occurred no material adverse change (whether or not covered by insurance) in the financial condition or the business or operations of the Corporations since June 30, 1995 as reflected on the adjusted June 30, 1995 balance sheet (the "Base Line Balance Sheet") of the Corporations (to which the parties have agreed), except as otherwise contemplated in this Agreement, including without limitation Section 11.1 hereof, or as Sellers affirmatively disclosed to Buyers in writing before the execution of this Agreement, in each case to the extent of the disclosure.

    8.2.7. Delivery of Other Documents. The following documents shall have been delivered to Buyers:

      (a) Certificate. A certificate, dated as of the Closing Date, executed by duly authorized officers of Sellers, certifying that the conditions contained in Section 8.2.1 have been satisfied;

      (b) Opinion. The opinions of counsel to Sellers, dated the Closing Date, in the forms attached hereto in Exhibit C;

      (c) Consents. The consents required by Section 4.3.

      (d) Resignations. Resignations of the directors and officers of each of the Corporations designated in writing by Buyers not less than ten
    (10) days prior to the Closing Date;

      (e) Certified Resolutions. Certified copies of resolutions of the board of directors and, if necessary, the stockholders of Sellers authorizing the execution, delivery and performance of this Agreement and all acts of Sellers required or advisable in connection with the transactions contemplated hereby;

      (f) Charter. True and complete copies of the Certificates of Incorporation of each of the Corporations; and

      (g) Stock Certificate(s). A certificate or certificates evidencing the Acquired Shares.

    8.2.8. Financing Condition. Buyers' receipt of reasonably satisfactory assurances of the availability to Swisher of senior debt (the "Swisher Senior Loan") in the aggregate amount of US$110,000,000 (or such lesser amount as may result from any purchase price reduction as provided in Section 2.4 hereof) (the "Swisher Senior Loan Proceeds") on commercially reasonable terms and conditions and that such proceeds are available to satisfy the requirements of Section 2.2 and agreement by the parties to the terms and conditions of the Swisher Subordinated Loan Agreement.

  8.3. Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver) at or prior to the Closing of each of the following conditions:

    8.3.1. Representations and Warranties. The representations and warranties of Ziegler, Ziegler-Trustee and First Fidelity contained in this Agreement shall be true and correct on the date hereof and as of the Closing as though such representations and warranties were made as of the Closing, and Ziegler, Ziegler -Trustee and First Fidelity shall have duly performed or complied with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to Closing.

    8.3.2. Approvals. All non-governmental, third-party authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Ziegler, Ziegler-Trustee and First Fidelity, and the consummation by Ziegler, Ziegler-Trustee and First Fidelity of the transactions contemplated hereby shall have been obtained.

    8.3.3. Swisher Indemnification Agreement. Swisher shall enter into an agreement substantially in the form of Exhibit D hereto.

    8.3.4. Delivery of Documents. The following documents shall have been delivered to Sellers:

      (a) Certificate. A certificate, dated as of the Closing Date, executed by Ziegler, Ziegler-Trustee and First Fidelity certifying that the conditions contained in Section 8.3.1 have been satisfied;

      (b) Opinion. The opinions of Keck, Mahin & Cate, counsel to Buyers, and White & Case, counsel to First Fidelity, dated the Closing Date, in the forms attached hereto as Exhibit E;

      (c) Consents. Any consents required by Section 8.3.2;

      (d) Certified Resolutions. Certified copies of resolutions of the board of directors of First Fidelity authorizing the execution, delivery and performance of this Agreement and all acts of First Fidelity required or advisable in connection with the transactions contemplated hereby;

                                9. TERMINATION.

  9.1. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time before Closing, as follows:

    9.1.1. Mutual Consent. By mutual consent of all of the parties hereto.

    9.1.2. Breach. By Buyers, on the one hand, or by Sellers, on the other hand, by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach is not capable of being (and is not) cured within 10 days.

    9.1.3. Termination of Other Agreements. By Buyers, on the one hand, or by Sellers, on the other hand, if the Merger Agreement is terminated pursuant to the terms thereof and within ten Business Days of such termination EBS shall have failed to enter into another agreement with American Maize pursuant to which EBS or an Affiliate thereof will acquire the Maize Common Stock at a purchase price for each share of Maize Common Stock equal to at least $40 and providing for the sale of Swisher to the Buyers on the same terms and conditions stated in this Agreement.

                             10. INDEMNIFICATION.

  10.1. By Sellers. Each of the Sellers shall indemnify, defend and hold harmless Ziegler, Ziegler-Trustee and First Fidelity and, for periods following the Closing, the Corporations, against any loss, damage or expense (including court costs and reasonable attorneys' fees) suffered by them as a result of:

    (a) any breach by Sellers in the performance of their obligations under this Agreement and the separate agreements provided for herein;

    (b) any inaccuracy in or breach of any representation, warranty or covenant made by Sellers in this Agreement or any document, certificate, Schedule or Exhibit delivered by Sellers in accordance with the provisions of this Agreement;

    (c) any fees, expenses or other payments incurred or owed by Sellers or the Corporations to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

    (d) any failure by Sellers to comply with its obligations under this
  Section 10.1; or

    (e) any contingent liability listed in the footnotes to the AMPCo financial statement dated December 31, 1994.

  10.2. By Buyers. Each of the Buyers shall indemnify, defend and hold each of the Sellers harmless against any loss, damage or expense (including costs and reasonable attorneys' fees) suffered by them as a result of:

    (a) his or its breach in the performance of his or its obligations under this Agreement and the separate agreements provided for herein;

    (b) any inaccuracy in or breach of any of his or its representations, warranties or covenants in this Agreement or any document, certificate, Schedule or Exhibit delivered by him or it in accordance with the provisions of this Agreement;

    (c) any fees, expenses or other payments incurred or owed by him or it, AMPCo or Swisher (if he or it so requests of AMPCo or Swisher) to any brokers or comparable third parties retained or employed by him or it, AMPCo or Swisher (upon his or its request) in connection with the transactions contemplated by the Agreement; or

    (d) any failure to comply with his or its obligations under this Section
  10.2.

  10.3. Procedure for Indemnification Claims.

  (a) Notice. A party seeking indemnification (the "Indemnitee") shall give written notice to the party from whom indemnification is claimed ("Indemnitor") of any matter with respect to which the Indemnitee seeks to be indemnified (the "Indemnity Claim"). Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the loss, cost or expense. If the Indemnity Claim arises from a claim of a third party, the Indemnitee shall give the aforesaid notice within a reasonable time after the Indemnitee has actual notice of such Indemnity Claim, and in the event that a suit or other proceeding is commenced, within twenty (20) days after receipt of written notice by the Indemnitee of such suit or other proceeding. Notwithstanding anything herein to the contrary, the failure of an Indemnitee to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has actually materially impaired the ability of the Indemnitor to defend the Indemnitee Claim.

  (b) Third Party Claims. If the Indemnity Claim arises from the claim or demand of a third party, the Indemnitor shall have the right to defend any such Indemnity Claim. If an Indemnitor elects to defend any such Indemnity Claim, it shall pay its expenses in connection therewith and shall pay any judgment, damage or other liability arising from such Indemnity Claim or the settlement thereof. If the Indemnitor has assumed the defense of such Indemnity Claim, the Indemnitee shall have the right, but not the obligation, at its own expense to participate in or monitor the defense thereof by counsel of its own choosing. The Indemnitor shall not agree to a compromise or settlement of any such Indemnity Claim, or in the defense thereof in the defense of any such

Indemnity Claim consent to the entry of any judgment against or affecting the Indemnitee without the written consent of the Indemnitee, or enter into any settlement, without the written consent of the Indemnitee.

  If within ten (10) days after receipt of the Indemnity Claim the Indemnitor shall not notify the Indemnitee of its election to defend any Indemnity Claim (and, in the case of litigated Indemnity Claims, actually assume and prosecute the defense of such Indemnity Claim), the Indemnitee may defend against such Indemnity Claim in such manner as it may deem appropriate, and if the Indemnitee shall desire to settle such Indemnity Claim, it shall give the Indemnitor prior written notice of the proposed settlement. Within ten (10) days following receipt by the Indemnitor of such written notice, the Indemnitor shall either (i) consent to such settlement, in which event the Indemnitee may settle such claim on the terms consented to by the Indemnitor and the amount of such settlement and all reasonable and proper expenses of settling such Indemnity Claim shall thereupon be chargeable to and payable by the Indemnitor, or (ii) assume the defense of such Indemnity Claim. If the Indemnitor shall refuse to consent to settlement and shall refuse or be unable to assume the defense of such Indemnity Claim, the Indemnitee may settle such claim in the amount of the proposed settlement and all reasonable and proper expenses of settling such Indemnity Claim shall thereupon be chargeable to and payable by the Indemnitor. If no settlement of such Indemnity Claim is made, the Indemnitor shall be chargeable for the amount of any judgment rendered with respect to such Indemnity Claim and for all expenses, legal or otherwise, incurred by the Indemnitee in the defense of such Indemnity Claim and shall pay such amounts immediately upon demand by the Indemnitee.

  The Indemnitor and the Indemnitee shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with any Indemnity Claim pursuant to this subsection 10.1(b). Reimbursement to the Indemnitee of any expenses and other amounts due the Indemnitee shall be made by the Indemnitor from time to time as such expenses and amounts are incurred by the Indemnitee.

  (c) Other Claims. If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnitor shall have thirty (30) days after receipt of written notice of such Indemnity Claim to object to the Indemnity Claim by giving written notice to the Indemnitee specifying the reasons for such objection or objections. If the Indemnitor has not so objected to the Indemnity Claim as of the close of business on the last day of the aforesaid period, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnitor. If the Indemnitor objects to the Indemnity Claim and the parties are unable to settle any such dispute, the parties shall have all rights and remedies at law or in equity, and either the Indemnitor or the Indemnitee may commence an action or proceeding to determine such dispute and any amounts due from the Indemnitor hereunder shall become chargeable to and payable by the Indemnitor immediately upon the determination of such liability pursuant to such action or proceeding.

  10.4. Survival. Except as set forth below, all representations and warranties made in this Agreement and each Schedule hereto shall continue in full force and effect after the Closing Date and the sale of the Acquired Shares hereunder and until (in the absence of a showing of willful and knowing misrepresentation or breach) the second anniversary of the Closing Date; provided that such representations and warranties shall not terminate for purposes of any Claim made by an Indemnitee prior to the expiration of the survival period of the respective representation or warranty; and provided further that all representations and warranties made in or pursuant to Section
4.1 and related indemnification obligations, shall survive the Closing without limitation as to time. Any representation and warranty in this Agreement or in any Schedule, Exhibit, certificate, document, agreement or instrument delivered at the Closing shall be deemed to have been relied upon by the party or parties to which made, notwithstanding any investigation or inspection made by or on behalf of such party or parties and shall not be affected in any respect by any such investigation or inspection.

  10.5. Payment of Indemnification Obligation. Any liability of the Indemnitor to an Indemnitee under this Section 10 shall be paid within ten (10) days following the date on which such amount becomes chargeable to Indemnitor pursuant to the provisions of this Section 10, by the Indemnitor, jointly and severally, (or its successors or assigns), in either case by wire transfer of immediately available funds to such account as shall be designated by Indemnitee.

                             11. OTHER AGREEMENTS.

  11.1. Repayment of Indebtedness; Release of Guaranties, Liens. Sellers agree that, effective at the Closing, (i) except as provided in Section 2.4 hereof, all amounts, if any, owing to AMPCo and its Affiliates (other than the Corporations) from the Corporations and all amounts, if any, owing to the Corporation from AMPCo and its Affiliates (other than the Corporations) will be cancelled and all third party indebtedness of the Corporations of the type that were removed from the regularly prepared June 30 balance sheet for purposes of generating the Base Line Balance Sheet (the "Indebtedness") will be repaid in full, including the principal amount of such Indebtedness, any accrued interest thereon and any prepayment charges, fees, penalties or other assessments with respect thereto (ii) except as provided below, any guarantees that the Corporations have made other than those relating to the Swisher Business (the "Guarantees") will be released and (iii) all liens and security interests relating to or securing Indebtedness to which the Corporations are subject will be released. Sellers shall to the extent practicable obtain at no cost to the Corporations a release of the Corporations effective on or before the Closing from further liability or obligations as a guarantor or otherwise under any Guarantee. If the Sellers cannot obtain the release of any Guarantee of the Corporations, the Sellers shall provide to Swisher a back-up guaranty holding the Corporations harmless under the Corporations' Guarantee and fully indemnifying the Corporations for any and all liability that may arise under the Corporations' Guarantee.

                            12. GENERAL PROVISIONS.

  Sellers and Buyers further covenant and agree as follows:

  12.1. Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument signed by the party or parties waiving such terms or conditions.

  12.2. Amendment of Agreement. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each party hereto.

  12.3. Payment of Expenses. Except as otherwise provided in this Agreement, regardless of whether the Closing shall occur, Sellers shall pay all expenses incurred by or on behalf of Sellers, AMPCo or the Corporations, and Buyers shall pay all its expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

  12.4. Contents of Agreement; Binding Nature. This Agreement and the other agreements and documents to be delivered by the parties as provided herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

  12.5. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telex, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; when answered back, if telexed; and when receipt is acknowledged by receiving telecopy equipment if telecopied.

  If to Buyers: William Ziegler, III
                  Hay Island
                  Darien, CT 06820

  Copy to:Donald E. McNicol, Esq.
                  Keck, Mahin & Cate
                  220 East 42nd Street
                  New York, New York 10017

                  James L. Mitchell, Esq.
                  Executive Vice President and General Counsel
                  First Fidelity Bancorporation
                  550 Broad Street
                  18th Floor
                  Newark, New Jersey 07102

  Copy to:        Donald P. Madden, Esq.
                  White & Case
                  1155 Avenue of the Americas
                  New York, New York 10036

  If to Sellers:  Andrew C. Harvard
                  President
                  Cerestar USA, Inc.
                  1300 Fort Wayne National Bank Building
                  Fort Wayne, Indiana 46802

  Copy to:        Neil T. Anderson, Esq.
                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

  12.6. Commissions and Finder's Fees. Other than as disclosed on Schedule 12.6, Buyers, on the one hand, and Sellers on behalf of themselves, AMPCo, and the Corporations, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

  12.7. Reserved.

  12.8. Related Closings. None of the closings under the GIH Stock Purchase Agreement, the Merger Agreement nor this Agreement shall be consummated unless and until the conditions precedent to closing each of the respective agreements (other than those that pertain to deliveries of closing documents or instruments or that pertain to the fact of the closing of the respective transactions) shall have been fulfilled or waived, all in accordance with the terms and provisions of each respective agreement. The parties agree that the transactions will close in the following order: first, the GIH Stock Purchase Agreement, second, the Merger Agreement and lastly this Agreement.

  12.9. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

  12.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  12.11. Headings. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

  12.12. Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby covenant and agree that any and all actions arising out of or related to this Agreement shall be brought and maintained in the federal and state courts sitting in New York County, New York. Each party hereto hereby irrevocably consents and submits to the jurisdiction of and the service of process from such courts for any and all such actions.

  12.13. Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

  12.14. Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

  12.15. Disclosure Schedules. Each matter disclosed in the Schedules hereto shall be deemed a disclosure of such matter only for the purpose of the Section or Sections of this Agreement to which such Schedule expressly relates, and (except to the extent expressly cross-referenced) shall not be deemed a disclosure with respect to any other Section of, or Schedule to, this Agreement.

  12.16. No Third Party Beneficiaries. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

  12.17. Assignment. Except that Buyers may assign their rights under this Agreement to an entity that Buyers control and that Ziegler may assign to one or more of his children the right to acquire some or all of the Capital Stock that Ziegler is acquiring and except as may be expressly provided in this Agreement, none of the parties hereto may assign its rights or obligations under this Agreement without the prior written consent of all of the other parties hereto and any such purported assignment shall be null and void.

  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                          WILLIAM ZIEGLER, III

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          WILLIAM ZIEGLER, III,
                                          as Trustee under the will
                                          of Helen M. Rivoire

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          WILLIAM ZIEGLER, III,
                                          as Trustee under the will of
                                          William Ziegler, Jr.

                                                /s/ William Ziegler, III
                                          -------------------------------------

                                          FIRST FIDELITY BANK, CONNECTICUT, as
                                           Trustee under the will of Helen M.
                                           Rivoire

                                                  /s/ Donald S. Rotzien
                                          By: _________________________________
                                            NAME: DONALD S. ROTZIEN
                                            TITLE:EXECUTIVE VICE PRESIDENT

                                          FIRST FIDELITY BANK, CONNECTICUT, as
                                           Trustee under the will of William
                                           Ziegler, Jr.

                                                  /s/ Donald S. Rotzien
                                          By: _________________________________
                                            NAME: DONALD S. ROTZIEN
                                            TITLE:EXECUTIVE VICE PRESIDENT

                                          ERIDANIA BEGHIN-SAY, S.A.

                                                    /s/ Stefan Meloni
                                          By: _________________________________
                                            NAME: STEFAN MELONI
                                            TITLE:CHAIRMAN

                                          CERESTAR USA, INC.

                                                  /s/ Andrew C. Harvard
                                          By: _________________________________
                                            NAME: ANDREW C. HARVARD
                                            TITLE:PRESIDENT

                                                                   ANNEX D

                  [Letterhead of CS First Boston Corporation]

                                                                October 2, 1995

Board of Directors
American Maize-Products Company
250 Harbor Drive
Stamford, CT 06904

Dear Sirs:

  You have asked us to advise you with respect to the fairness to the stockholders of American Maize-Products Company (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of July 26, 1995 (the "Merger Agreement"), among the Company, Eridania Beghin-Say, S.A. (the "Acquiror") and Cerestar USA II, Inc. (the "Sub"). The Merger Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Class A Common Stock of the Company and Class B Common Stock of the Company not owned by the Sub will be converted into the right to receive $40.00 in cash.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company. We have not considered the potential impact of the Justice Department probe concerning the high fructose corn syrup industry or the recently announced litigation concerning the smokeless tobacco industry.

  We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. With respect to outstanding patent and environmental litigation involving the Company for which significant damages are alleged, we have relied solely upon the judgment of the management of the Company and its counsel in such matters that the outcome of the litigation will not have a material adverse affect on the financial condition of the Company. Our opinion does not address the Company's underlying business decision to enter into the Merger Agreement.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

  We have acted as financial advisor to the Company and the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

  In the past, we have performed certain investment banking services for the Company and have received customary fees for such services. In addition, we have performed certain investment banking services for the Acquiror, including the placement in August 1994 of $164 million of notes, and have received customary fees for such services.

  In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Company and the Board of Directors only. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          CS First Boston Corporation

                                                                        ANNEX E

                        MAINE BUSINESS CORPORATION ACT

  910 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES FOLLOWING A CONTROL TRANSACTION.--1. Shareholders entitled to rights; exceptions. Any holder of the voting shares of a corporation that becomes the subject of a control transaction described in subsection 2 shall be entitled to the rights and remedies provided in this section, unless:

    A. The bylaws, by amendment adopted within 90 days of the effective date of this Act and not subsequently rescinded by an amendment of the articles of incorporation, provide that this section shall not be applicable to the corporation; or

    B. The articles of incorporation provide that this section shall not be applicable to the corporation.

  2. Definitions. As used in this section, unless the context indicates otherwise, the following terms have the following meanings.

  A. A "controlling person" means:

    (1) A person who has, or a group of persons acting in concert that has, voting power over voting shares of the corporation that would entitle the holders of those shares to cast at least 25% of the votes that all shareholders would be entitled to cast in an election of the directors of the corporation; or

    (2) A person who has, or a group of persons acting in concert that has, voting power over at least 25% of the shares in any class of shares entitled to elect all the directors, or any specified number of them.

  A  "person" includes any individual, firm, corporation or other entity.

  B. Notwithstanding paragraph A, a person or group of persons which would otherwise be a controlling person within the meaning of this section shall not be deemed a controlling person unless, subsequent to the effective date of this section, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to a percentage in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on the effective date of this section, and to at least the amount specified in paragraph A.

  C. For the purposes of this section:

    (1) A person is not a controlling person under paragraph A if that person holds voting power, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in paragraph A or who are not considered a controlling person under paragraph B;

    (2) A person has voting power over a voting share if that person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, voting trust, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, that voting share; and

    (3) A person engaged in business as an underwriter or group consisting of persons engaged in business as underwriters is not a controlling person under paragraph A if that person or group holds voting power specified in paragraph A, in good faith and not for the purpose of circumventing this section, over shares of the corporation acquired through participation in good faith in a firm commitment underwriting of an offering of shares registered under the United States Securities Act of 1933.

  D. A "control transaction" means the acquisition by a person or group of the status of a controlling person.

  E. The "control transaction date" means the date on which a controlling person becomes a controlling person.

  3. Notice of control transaction to be given to shareholders. Within 15 days of the control transaction date, notice that a control transaction has occurred shall be given by the controlling person to each shareholder of record of the corporation holding voting shares. If the controlling person so requests, the corporation shall, at the option of the corporation and at the expense of the controlling person, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders. There shall be included in, or enclosed with, the notice a copy of this section. Any list provided by the corporation to a controlling person pursuant to this subsection shall be used only for the purpose of giving the notice required by this subsection.

  4. Shareholder demand for payment. After the control transaction date, any holder of voting shares of the corporation may, prior to or within 30 days after the notice required by subsection 3 is given, which time period shall be specified in the notice, make written demand on the controlling person for payment of the amount provided in subsection 5 with respect to the voting shares of the corporation held by the shareholder, and the controlling person shall pay that amount to the shareholder. The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

  5. Shareholder entitled to receive payment for shares. A shareholder making written demand under subsection 4 shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the day prior to the control transaction date, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

  6. Submission of certificates; notation. At the time of filing his demand for payment for his shares pursuant to subsection 4, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the controlling person, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued for those shares shall bear a similar notation, together with the name of the original holder of the shares who made the written demand, and a transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original demanding shareholder had after making demand for payment of the fair value of the shares.

  7. Written offer; balance sheet. Within 10 days after the expiration of the period provided in subsection 4 for making demand, the controlling person shall make a written offer to each demanding shareholder to pay for those shares at a specified price deemed by the controlling person to be the fair value of those shares. The offer shall be made at the same price per share to all demanding shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer, and a profit and loss statement of the corporation for the 12 months' period ended on the date of the balance sheet.

  8. Agreement on fair value; payment. If, within 30 days after the expiration of the period provided in subsection 4 for making demand, the fair value of the shares is agreed upon between any demanding shareholder and the controlling person, payment for those shares shall be made within 90 days after the date on which the written offer required by subsection 7 was made, upon surrender of the certificate or certificates representing those shares. Upon payment of the agreed value, the demanding shareholder shall cease to have any interest in the shares.

  9. Failure to reach agreement on fair value of shares. If, within the additional 30-day period prescribed by subsection 8, one or more demanding shareholders and the controlling person have failed to agree as to the fair value of shares:

  A. The controlling person may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of those shares be found and determined. This action:

    (1) Shall be brought by the controlling person, if it receives a written demand for suit from any demanding shareholder, which demand is made within 60 days after the date on which the written offer required by subsection 7 was made; and if it receives a demand for suit, the controlling person shall bring the action within 30 days after receipt of the written demand; or

    (2) In the absence of a demand for suit, may at the election of the controlling person be brought by the controlling person at any time from the expiration of the additional 30-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the written offer required by subsection 7 was made;

  B. If the controlling person fails to institute the action within the period specified in paragraph A, any demanding shareholder may thereafter bring such an action in the name of the controlling person;

  C. No such action may be brought, either by the controlling person or by a demanding shareholder, more than 6 months after the date on which the written offer required by subsection 7 was made;

  D. In any such action, whether initiated by the controlling person or by a demanding shareholder, all demanding shareholders, wherever residing, except those who have agreed with the controlling person upon the price to pay for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each demanding shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each demanding shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

  E. The court shall determine whether each demanding shareholder, as to whom the controlling person requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any demanding shareholder with respect to whom the controlling person makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment to the order of appointment;

  F. All shareholders who are parties to the proceedings shall be entitled to judgment against the controlling person for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the controlling person of the certificate or certificates representing those shares. Upon payment of the judgment, the demanding shareholder shall cease to have any interest in those shares;

  G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the control transaction date to the date of payment. If the court finds that the refusal of any shareholder to accept the controlling person's offer of payment for his shares was arbitrary, vexatious or not in good faith, it may in its discretion refuse to allow interest to him;

  H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the controlling person, but all or any part of those costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the demanding shareholders who are parties to the proceeding to whom the controlling person shall have made an offer to pay for the shares, if the court finds that the action of those shareholders in failing to accept that offer was arbitrary or vexatious or not in good faith. Those expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. The court shall award each shareholder who is a party to the proceeding reasonable compensation for any expert or experts employed by the shareholder in the proceeding and the shareholder's reasonable attorney's fees and expenses, if:

    (1) No offer was made; or

    (2) The fair value of the shares as determined materially exceeds the amount which the controlling person offered to pay therefor; and

  I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation, the controlling person or the demanding shareholders, or which are otherwise just and equitable. Those orders may include, without limitation, orders:

    (1) Requiring the controlling person to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

    (2) Requiring the deposit with the court of certificates representing shares held by the demanding shareholders;

    (3) Imposing a lien on the property of the controlling person to secure the payment of the judgment, which lien may be given priority over liens and incumbrances contracted by the controlling person after the control transaction date; and

    (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

  10. Holding and disposal of shares acquired by payment. Shares acquired by a controlling person pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as provided in this section, may be held and disposed of as authorized and issued shares.

  11. Minors. The demand required by subsection 4 may be made, in the case of a shareholder who is a minor or otherwise legally incapacitated, either by the shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. The shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

  12. Appeals. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

  13. Compliance; shareholder rights. If a person or group of persons proposing to engage in a control transaction complies with the requirements of this section in connection with the control transaction, the effectiveness of the rights afforded in this section to shareholders may be conditioned upon the consummation of the control transaction.

  The person or group of persons shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this section.

  14. Application. This section does not apply to:

  A. Any corporation that is the subject of a control transaction and that does not have a class of voting shares:

    (1) Registered or traded on a national securities exchange; or

    (2) Registered with the Securities and Exchange Commission pursuant to the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or may hereafter be amended, United States Code Annotated, Title 15, Section 78a et seq.;

  B. Any person or group that inadvertently becomes a controlling person if that controlling person divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person, as soon as practicable, but in no event more than 30 days after that person or group receives notice from the corporation that it has become a controlling person, or to any corporation that is the subject of a control transaction and that on the effective date of this section was a subsidiary of any other corporation. For purposes of this paragraph,

"subsidiary" shall mean any corporation as to which any other corporation has acquired or has the right to acquire, directly or indirectly, through the exercise of warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of that subsidiary; provided that a subsidiary will not be deemed to cease being a subsidiary so long as such corporation remains a controlling person within the meaning of subsection 2; or

  C. Any person or group that becomes a controlling person solely as a result of the corporation's purchase or redemption of its own voting shares.

                                                                        ANNEX F

                        MAINE BUSINESS CORPORATION ACT

  909 RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES.--1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares, if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

  2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

  3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

    A. Shall be filed with the corporation or, in the case of a merger or consolidation, with the surviving or new corporation; and

    B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

    C. Shall specify the shareholder's current address; and

    D. May not be withdrawn without the corporation's consent.

  4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

  5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

    A. If his demand shall be withdrawn upon consent, or

    B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

    C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

    D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

    E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

  6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section, unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

  8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

  9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

    A. Then the corporation may, or shall, if it receives a demand as provided in subparagraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

      (1) Shall be brought by the corporation, if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

      (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporate action was effected;

    B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation;

    C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected;

    D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive;

    E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof;

    F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares;

    G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious, or not in good faith, it may in its discretion refuse to allow interest to him;

    H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; and

    I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitation, orders:

      (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

      (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

      (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and incumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

      (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

  10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

  12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

  13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

                        AMERICAN MAIZE-PRODUCTS COMPANY
              SPECIAL MEETING OF SHAREHOLDERS - November 6, 1995

                                 CLASS A PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints PATRIC J. MCLAUGHLIN and WILLIAM L. RUDKIN, and each of them, the attorneys and proxies of the undersigned (each with power to act without the others and with power of substitution) to vote, as designated on the reverse side, upon the matters described in the Notice of Special Meeting of Shareholders and accompanying Proxy Statement, all shares of Class A Common Stock of American Maize-Products Company (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at the Ramada Plaza Hotel, 700 Main Street, Stamford, Connecticut 06901, on the 6th day of November, 1995 at 10:00 A.M., and any adjournments thereof, upon all matters which may properly come before the said Special Meeting. The undersigned hereby acknowledges receipt of such Notice and accompanying Proxy Statement and hereby revokes any proxy or proxies heretofore given.

        UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR THE ARTICLES AMENDMENT.

                       (Continued, and to be dated and signed, on reverse side.)


                                                AMERICAN MAIZE-PRODUCTS COMPANY
                                                P.O. BOX 11163
                                                NEW YORK, N.Y. 10203-0163

The Board of Directors recommends voting FOR items 1 and 2.


1. Approval and adoption of an Agreement and Plan Of Merger dated as of July 26, 1995 (the "Merger Agreement") among the Company, Eridania Beghin-Say, S.A. ("EBS") and Cerestar USA II, Inc., a wholly owned subsidiary of EBS ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into the Company and (ii) each outstanding share of Class A Common Stock and Class B Common Stock of the Company (other than shares owned by EBS, Merger Sub or any affiliate thereof and treasury shares, which will be cancelled, and other than shares for which dissenters' rights are properly exercised) will be cancelled and converted into the right to receive $40.00 in cash.

              FOR [_]           AGAINST [_]              ABSTAIN [_]

2. Approval and adoption of an Amendment to the Company's Articles of Incorporation to provide that Section 910 of the Maine Business Corporation Act shall not apply to the Company (the "Articles Amendment"). Shareholder approval of the Articles Amendment is a condition to the obligations of EBS and Merger Sub under the Merger Agreement. Notwithstanding shareholder approval, it is anticipated that the Articles Amendment will not be effected until all other conditions to the obligations of EBS and Merger Sub under the Merger Agreement have been fulfilled or waived.


             FOR [_]           AGAINST [_]              ABSTAIN [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.


Change of Address and or Comments Mark Here [_]

                               The signature(s) on your proxy should agree with the name(s) shown at the left. If the stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
                               Dated                                        1995
                                    ----------------------------------------
                                    ----------------------------------------
                                    ----------------------------------------
                                         Signature(s) of Shareholder(s)
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (x) IN BLACK OR BLUE INK.

                        AMERICAN MAIZE-PRODUCTS COMPANY
              SPECIAL MEETING OF SHAREHOLDERS - November 6, 1995

                                 CLASS B PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints PATRIC J. MCLAUGHLIN and WILLIAM L. RUDKIN, and each of them, the attorneys and proxies of the undersigned (each with power to act without the others and with power of substitution) to vote, as designated on the reverse side, upon the matters described in the Notice of Special Meeting of Shareholders and accompanying Proxy Statement, all shares of Class B Common Stock of American Maize-Products Company (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held at the Ramada Plaza Hotel, 700 Main Street, Stamford, Connecticut 06901, on the 6th day of November, 1995 at 10:00 A.M., and any adjournments thereof, upon all matters which may properly come before the said Special Meeting. The undersigned hereby acknowledges receipt of such Notice and accompanying Proxy Statement and hereby revokes any proxy or proxies heretofore given.

        UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR THE ARTICLES AMENDMENT.

                       (Continued, and to be dated and signed, on reverse side.)


                                                AMERICAN MAIZE-PRODUCTS COMPANY
                                                P.O. BOX 11163
                                                NEW YORK, N.Y. 10203-0163

The Board of Directors recommends voting FOR items 1 and 2.

1. Approval and adoption of an Agreement and Plan Of Merger dated as of July 26, 1995 (the "Merger Agreement") among the Company, Eridania Beghin-Say, S.A. ("EBS") and Cerestar USA II, Inc., a wholly owned subsidiary of EBS ("Merger Sub"), pursuant to which (i) Merger Sub will be merged with and into the Company and (ii) each outstanding share of Class A Common Stock and Class B Common Stock of the Company (other than shares owned by EBS, Merger Sub or any affiliate thereof and treasury shares, which will be cancelled, and other than shares for which dissenters' rights are properly exercised) will be cancelled and converted into the right to receive $40.00 in cash.

                 FOR [ ]     AGAINST [ ]       ABSTAIN [ ]

2. Approval and adoption of an Amendment to the Company's Articles of Incorporation to provide that Section 910 of the Maine Business Corporation Act shall not apply to the Company (the "Articles Amendment"). Shareholder approval of the Articles Amendment is a condition to the obligations of EBS and Merger Sub under the Merger Agreement. Notwithstanding shareholder approval, it is anticipated that the Articles Amendment will not be effected until all other conditions to the obligations of EBS and Merger Sub under the Merger Agreement have been fulfilled or waived.

                 FOR [ ]     AGAINST [ ]       ABSTAIN [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.


Change of Address and or Comments Mark Here [_]

                               The signature(s) on your proxy should agree with the name(s) shown at the left. If the stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.
                               Dated                                       1995
                                    ---------------------------------------
                                    ---------------------------------------
                                    ---------------------------------------
                                        Signature(s) of Shareholder(s)
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

Report of Independent Accountants

To the Board of Directors and Stockholders,
American Maize-Products Company:

We have audited the accompanying consolidated balance sheets of American Maize-Products Company and its Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations and retained earnings and consolidated statements of cash flows for each of the years in the three year period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Maize-Products Company and its Subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

        As discussed in Notes 7 and 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions, and postemployment benefits.

        As discussed in Note 14 to the consolidated financial statements, the accompanying financial statements include an accrual related to a patent infringement claim. The Company's ultimate liability for this action is not presently determinable. In addition, the Company is a defendant in an environmental civil action, the ultimate financial effect of which is not presently determinable, and, accordingly, no amounts have been recorded in the accompanying financial statements.


                                                    /s/ COOPERS & LYBRAND L.L.P.

One Canterbury Green
Stamford, Connecticut
February 28, 1995.